Form 10-K, Exhibit 13
period 1996-12-31
TEAM RENTAL GROUP INC
filed 1997-03-28
CIK 922471

                                                                    EXHIBIT 13.1

                            TEAM RENTAL GROUP, INC.

                                125 BASIN STREET
                          DAYTONA BEACH, FLORIDA 32114
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 1997
                             ---------------------

                              NOTICE OF THE TAKING
                             OF STOCKHOLDER ACTION
                               BY WRITTEN CONSENT
                             ---------------------

TO THE STOCKHOLDERS OF TEAM RENTAL GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Team Rental Group, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 125 Basin Street, Daytona Beach, Florida on Tuesday, April 22, 1997 at 9:00 a.m. (local time), for the following purposes:

          1. To elect nine directors to the Board of Directors to serve for the ensuing year or until their successors have been duly elected and qualified.

          2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation (i) to increase the authorized number of shares of Class A Common Stock from 17,500,000 to 35,000,000 and (ii) to change the name of the Company to Budget Group, Inc.

          3. To approve an amendment to the Company's 1994 Incentive Stock Option Plan (i) to increase by 990,000 the number of shares of Common Stock available for grant under such plan such that the total number of shares of Common Stock available for grant under such plan is 1,750,000 and (ii) to approve certain other amendments to such plan as described in the Proxy Statement.

          4. To approve an amendment to the Company's 1994 Directors' Stock Option Plan (i) to increase by 125,000 the number of shares of Common Stock available for grant under such plan such that the total number of shares of Common Stock available for grant under such plan is 150,000 and (ii) to approve certain other amendments to such plan as described in the Proxy Statement.

          5. To transact any other business which may properly be brought before the meeting.

     Stockholders of record at the close of business on February 27, 1997 (the "Stockholders") are entitled to notice of and to vote at the meeting. During the period from April 12, 1997 until the meeting, a list of Stockholders will be open for the examination by any Stockholder during ordinary business hours, at the location of the Annual Meeting.

     The accompanying Proxy Statement also constitutes the Company's Annual Report to Stockholders for the year ended December 31, 1996 (the "Annual Report").

     FURTHERMORE, NOTICE IS HEREBY GIVEN in accordance with Section 228(d) of the Delaware General Corporation Law that, on January 13, 1997, stockholders of the Company owning over 67% of the outstanding voting power of the Company executed a written consent in lieu of a stockholder meeting (the "Written Consent") approving the issuance by the Company of shares of Class A Common Stock, par value $.01, of the Company to be issued upon conversion of the Company's newly created Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Convertible Preferred Stock"). The Series A Convertible Preferred Stock will be issued by the Company in connection with the Company's acquisition (the "Budget Acquisition") of the capital stock of Budget Rent a Car Corporation ("BRACC"). The terms of the Series A Preferred Stock and the Budget Acquisition are described in the accompanying Proxy Statement.

     THE COMPANY IS NOT ASKING YOU FOR A PROXY OR CONSENT WITH RESPECT TO THE ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK IN THE BUDGET ACQUISITION.

                                          By Order of the Board of Directors,

                                          Sanford Miller
                                          Chairman of the Board and Chief
                                          Executive Officer

Dated: March 25, 1997.

     EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................    1
  Solicitation and Revocability of Proxy....................    1
  Record Date; Quorum and Voting Requirements...............    2
  Information Regarding Action Taken By Written Consent of
     Stockholders...........................................    2
ELECTION OF DIRECTORS.......................................    3
  Information on Nominees...................................    3
  Meetings of the Board of Directors........................    5
  Committees of the Board of Directors......................    5
  Compensation of Directors.................................    5
EXECUTIVE OFFICERS..........................................    6
COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL
  STOCKHOLDERS..............................................    7
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....    9
EXECUTIVE COMPENSATION......................................    9
  Summary Compensation Table................................    9
  Option Grants During 1996 and Year End Option Values......   10
  Compensation Committee Interlocks and Insider
     Participation..........................................   10
  Compensation Committee Report on Executive Compensation...   10
  Performance Graph.........................................   12
CERTAIN TRANSACTIONS AND RELATIONSHIPS......................   13
AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION.............................................   14
  Description of Amendment to the Amended and Restated
     Certificate of Incorporation...........................   14
  Reasons for the Amendment to the Amended and Restated
     Certificate of Incorporation...........................   15
  Effect of Amendment on Existing Stockholders..............   15
  Vote Required.............................................   15
PROPOSED AMENDMENT TO THE COMPANY'S 1994 INCENTIVE STOCK
  OPTION PLAN...............................................   16
  Description of the Plan...................................   16
  Estimate of Benefits......................................   18
  Certain Federal Income Tax Consequences...................   19
PROPOSED AMENDMENT TO THE COMPANY'S 1994 DIRECTORS' STOCK
  OPTION PLAN...............................................   20
  Description of the Directors' Plan........................   20
  Estimate of Benefits......................................   22
  Certain Federal Income Tax Consequences...................   22
ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS.............   23

                                                              PAGE
                                                              ----
THE BUDGET ACQUISITION......................................   23
  Background of the Budget Acquisition......................   23
  Reasons for the Budget Acquisition........................   25
  Terms of the Stock Purchase Agreements....................   25
  Executive Officers and Significant Employees to be Added
     in Connection with the Budget Acquisition..............   27
  Interests of Certain Persons in the Budget Acquisition....   27
  Related Agreements........................................   28
  Financing Plan for the Budget Acquisition.................   29
  Opinion of TEAM's Financial Advisor.......................   30
  Certain Federal Income Tax Consequences...................   31
  Regulatory Approvals Required.............................   31
  Foreign Filings and Regulatory Approvals..................   32
  Accounting Treatment......................................   32
  Appraisal Rights..........................................   32
  Resales of TEAM Stock.....................................   32
MARKETS AND MARKET PRICES...................................   33
RECENT SALES OF UNREGISTERED EQUITY SECURITIES OF TEAM......   33
OWNERSHIP OF BRACC STOCK....................................   33
COMPARATIVE PER SHARE INFORMATION...........................   34
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF BUDGET
  GROUP.....................................................   35
SELECTED FINANCIAL DATA OF TEAM.............................   43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF TEAM.........................   45
     General................................................   45
     Results of Operations..................................   46
     Liquidity and Capital Resources........................   48
     Inflation..............................................   50
     Seasonality............................................   50
SELECTED FINANCIAL DATA OF BRACC............................   51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF BRACC........................   53
     General................................................   53
     Results of Operations..................................   53
     Liquidity and Capital Resources of BRACC...............   56
BUSINESS OF BUDGET GROUP....................................   57
  General...................................................   57
  Background................................................   57
  Strategy..................................................   58
  The Budget System.........................................   61
  Management Structure......................................   61
  Rental Operations.........................................   62
  Rental Vehicle Purchasing.................................   63
  Fleet Utilization and Seasonality.........................   63
  Rental Related Products...................................   64
  Marketing.................................................   64
  Customer Service..........................................   64
  Information Technology....................................   64
  Vehicle Rental Facilities.................................   65
  Franchising...............................................   65
  Rental Vehicle Disposition................................   66

                                                              PAGE
                                                              ----
  Retail Car Sales Operations...............................   66
  Competition...............................................   67
  Insurance.................................................   67
  Regulatory and Environmental Matters......................   68
  Legal Matters.............................................   69
  Employees.................................................   69
  Headquarters..............................................   70
MANAGEMENT OF BUDGET GROUP..................................   70
DESCRIPTION OF CAPITAL STOCK................................   72
  Class A Common Stock and Class B Common Stock.............   72
  Preferred Stock...........................................   73
  Convertible Subordinated Notes............................   74
  Warrants..................................................   74
  Bylaw Provisions..........................................   74
  Registration Rights.......................................   74
  Indemnification Matters...................................   76
  Section 203...............................................   76
  Transfer Agent............................................   76
DESCRIPTION OF CERTAIN INDEBTEDNESS.........................   77
  The New Working Capital Facility..........................   77
  Convertible Subordinated Notes............................   78
  Guaranteed Senior Notes...................................   78
  Fleet Financing Facilities................................   79
INDEPENDENT AUDITORS........................................   80
ANNUAL REPORT TO STOCKHOLDERS...............................   80
ANNUAL REPORT ON FORM 10-K..................................   80
OTHER MATTERS...............................................   81
PROPOSALS OF STOCKHOLDERS...................................   81
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1
ANNEX A -- TEXT OF PROPOSED CERTIFICATE OF AMENDMENT OF
  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TEAM
  RENTAL GROUP, INC.........................................  A-1
ANNEX B -- 1994 INCENTIVE STOCK OPTION PLAN WITH PROPOSED
  AMENDMENTS................................................  B-1
ANNEX C -- 1994 DIRECTORS' STOCK OPTION PLAN WITH PROPOSED
  AMENDMENTS................................................  C-1
ANNEX D -- OPINION OF CREDIT SUISSE FIRST BOSTON
  CORPORATION...............................................  D-1

                            TEAM RENTAL GROUP, INC.

                                125 BASIN STREET
                          DAYTONA BEACH, FLORIDA 32114
                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1997
                             ---------------------

                             INFORMATION STATEMENT
                           WITH RESPECT TO TAKING OF
                     STOCKHOLDER ACTION BY WRITTEN CONSENT
                             ---------------------

                       ANNUAL REPORT TO STOCKHOLDERS FOR
                          YEAR ENDED DECEMBER 31, 1996
                             ---------------------
                              GENERAL INFORMATION
                                                                  MARCH 25, 1997

SOLICITATION AND REVOCABILITY OF PROXY

     This Proxy Statement is furnished to each Stockholder (as defined below) in connection with the solicitation by the Board of Directors of Team Rental Group, Inc. (the "Company" or "TEAM") of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Company's offices at 125 Basin Street, Daytona Beach, Florida on Tuesday, April 22, 1997 at 9:00 a.m. (local time) and at any subsequent time that may be necessary by the adjournment thereof.

     The mailing address of the principal executive office of the Company is 125 Basin Street, Daytona Beach, Florida 32114. This Proxy Statement and the enclosed Proxy are first being mailed to the Stockholders of the Company on or about March 25, 1997. This Proxy Statement also constitutes the Company's Annual Report to Stockholders for the year ended December 31, 1996 (the "Annual Report"). See "Annual Report to Stockholders."

     All holders of record (the "Stockholders") of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock"), and Class B common stock, par value $.01 per share (the "Class B Common Stock") (collectively, the "Common Stock"), at the close of business on February 27, 1997 (the "Record Date") are entitled to vote at the Annual Meeting. If, however, a Stockholder cannot be present in person, a Proxy is enclosed that the Board of Directors of the Company requests such Stockholder execute and return as soon as possible. You may withhold your vote from any nominee for director by striking through such nominee's name on the appropriate space on the accompanying Proxy. A Stockholder can revoke its Proxy at any time before it is voted if so desired, either in person at the Annual Meeting or by delivery of a duly executed subsequent Proxy or written notice of revocation to the Secretary of the Company. All properly executed Proxies delivered pursuant to this solicitation, unless previously revoked, will be voted in accordance with directions given, if delivered in time to be voted at the Annual Meeting. If you return a signed Proxy that does not indicate your voting preferences, the persons named on the Proxy will vote your shares in favor of all of the proposals set forth in the attached notice.

     The Company is paying all costs of the solicitation of Proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, Proxy and Annual Report.

     The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $6,000 plus expenses. The cost of soliciting proxies will be borne by the Company. Proxies may be solicited personally or by telephone or facsimile transmission. In addition, the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of the Company's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

RECORD DATE; QUORUM AND VOTING REQUIREMENTS

     All holders of record of the Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. At the close of business on the Record Date, 9,320,383 shares of Class A Common Stock and 1,936,600 shares of Class B Common Stock were outstanding and are entitled to vote at the Annual Meeting. The holders of shares of Class A Common Stock generally vote together with the holders of shares of Class B Common Stock as a single class on all matters, but the holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share. The holders of Class A Common Stock will also vote as a separate class with respect to the amendment to the Company's Amended and Restated Certificate of Incorporation. No cumulative voting rights are authorized and appraisal rights for stockholders are not applicable to the matters being proposed.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Bylaws provide that the presence in person or by proxy of the holders of a majority of the combined voting power of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. For purposes of the separate vote of the holders of Class A Common Stock required to approve the amendment to the Company's Amended and Restated Certificate of Incorporation, the presence in person or by proxy of the holders of a majority of the Class A Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum of the Class A Common Stock. In accordance with applicable state law and the Company's Amended and Restated Certificate of Incorporation and Bylaws, abstentions will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not count as either a vote for or against nominees for purposes of determining the outcome of voting for directors. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "Broker Non-vote"). With respect to any matter (other than the election of directors and the amendment to the Company's Amended and Restated Certificate of Incorporation) that may properly come before the meeting for stockholder consideration, abstentions will be counted in determining the minimum number of affirmative votes required for approval of any matter presented for stockholder consideration and, accordingly, will have the effect of a vote against any such matter. Broker Non-votes will not be counted as votes for or against matters presented for stockholder consideration.

     If a quorum is present, (i) those nine nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors of the Company at the conclusion of the tabulation of the votes; (ii) the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date as well as the affirmative vote of the holders of a majority of the Class A Common Stock outstanding on the Record Date, voting as a separate class, will be required to approve the proposed amendment to the Company's Amended and Restated Certificate of Incorporation; and (iii) the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting will be required to approve the proposed amendments to the 1994 Incentive Stock Option Plan and the 1994 Directors' Stock Option Plan.

INFORMATION REGARDING ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS

     On January 13, 1997, pursuant to the terms of a Consent Agreement dated as of January 13, 1997 among Ford Motor Company ("Ford") and the three individuals named therein, the three holders of all of the outstanding Class B Common Stock of the Company (representing, in the aggregate, over 67% of the total outstanding voting power of the Common Stock) executed a written consent in lieu of a stockholder meeting pursuant to Section 228 of the Delaware General Corporation Law (the "Written Consent") approving the issuance of shares of Class A Common Stock to be issued upon conversion of shares of the Company's Series A Convertible Preferred Stock (as defined herein) to be issued to Ford pursuant to the Stock Purchase Agreements (as defined herein). The holders of the Class B Common Stock together also own an aggregate of 44,750 shares of Class A Common Stock. Pursuant to Regulation 14C ("Regulation 14C") under the Securities Exchange Act of 1934 (the "Exchange Act"), the Company is required to provide to all holders of Common Stock certain information in connection with the taking of stockholder action by the Written Consent. This Proxy Statement contains all of the information required to be delivered to stockholders pursuant to Regulation 14C. NO PROXY OR CONSENT IS BEING SOLICITED BY THE BOARD OF DIRECTORS WITH RESPECT TO THE WRITTEN CONSENT.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of nine members, all of whom have been nominated for election at the meeting. If elected, such directors will hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company. Messrs. Mirkin and Liker have been nominated to serve as directors under the terms of an agreement entered into by the Company in connection with its acquisition of the Budget franchise for Los Angeles, California (the "Los Angeles Acquisition"), pursuant to which the Company agreed to nominate and use its best efforts to elect to the Board of Directors two persons designated by the seller of that franchise for so long as that seller owns more than 500,000 shares of Class A Common Stock.

     All of the nominees listed below have indicated a willingness to serve on the Board of Directors of the Company. If any of the nominees shall become unable to serve, or for good cause will not serve, the persons named on the enclosed proxy card will vote as the Board recommends for substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, or vote to reduce the number of directors for the ensuing year. In no event, however, can the proxy be voted to elect more than nine directors.

     The nine nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors at the conclusion of the tabulation of votes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

INFORMATION ON NOMINEES

     The names of the nine nominees for director, together with certain information furnished to the Company by each individual, are set forth below:

                                                      DIRECTOR
NAME                                           AGE     SINCE
----                                           ---    --------
Sanford Miller...............................  44       1994
John P. Kennedy..............................  52       1994
Jeffrey D. Congdon...........................  54       1994
Ronald D. Agronin............................  59       1994
James F. Calvano.............................  60       1994
Martin P. Gregor.............................  33       1996
Alan D. Liker................................  59       1995
Jeffrey R. Mirkin............................  44       1995
Dr. Stephen L. Weber.........................  55       1994

     Sanford Miller has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since April 1994. From August 1991 to August 1994, he was Vice President of Tranex Rentals of New York, Inc. ("Tranex"), which operated the Albany and Rochester Budget franchises, and from December 1991 to August 1994, was Vice President of Capital City Leasing, Inc. ("Capital City"), which operated the Richmond, Virginia Budget franchise. From 1989 to 1991, Mr. Miller served as Director of

Marketing, Special Accounts, for BRACC. From 1981 to 1989, Mr. Miller was an executive officer and principal stockholder of corporations that owned and operated 30 Budget franchises that were sold to BRACC in 1989. From 1979 to 1981, he was a North East Regional Field Operation Manager for BRACC. Mr. Miller served as President of the American Car Rental Association, a nation-wide industry trade association, in 1993 and Chairman of the Licensee Local Market Advisory Board of the Budget System in 1989 and 1990. Mr. Miller is also a director of MoneyGram Payment Systems, Inc. ("MoneyGram") and Colonial Bank of Volusia County. Mr. Miller is the first cousin of Mr. Agronin.

     John P. Kennedy has been President, Chief Operating Officer and a director of the Company since April 1994. From November 1991 to August 1994, he was President of Metro West, Inc., whose wholly owned subsidiary previously owned the Company's San Diego airport operations. From September 1989 to October 1991, he was an independent consultant to the vehicle rental industry. From July 1985 to August 1989, he served as President of NYRAC, Inc. d/b/a Budget Rent a Car of Kennedy and La Guardia Airports. From 1968 to 1984, he served in various capacities with Avis, Inc. ("Avis"), including as Vice President of Operations.

     Jeffrey D. Congdon has been Chief Financial Officer, Secretary and a director of the Company since April 1994. Since December 1990, he has been Secretary and Treasurer of Tranex Credit Corporation, which provides financing for purchases of previously owned vehicles. From 1980 to 1989, he was an executive officer and principal stockholder of corporations that owned and operated 30 Budget franchises that were sold to BRACC in 1989. From 1982 to 1996, Mr. Congdon owned and operated retail new and/or used vehicle sales operations in Indianapolis, Indiana.

     Ronald D. Agronin was elected as a director in April 1994. Since 1993, Mr. Agronin has served as Vice Chairman of Black Clawson Company ("Black Clawson"), a manufacturer of paper making machinery, and as President and Chief Executive Officer of United Container Machinery, Inc. ("United Container Machinery"), a corrugating machinery manufacturer. He served as Executive Vice President and Chief Operating Officer of Black Clawson from 1987 to 1993. He currently serves as a director of Black Clawson and United Container Machinery. Mr. Agronin is the first cousin of Mr. Miller.

     James F. Calvano was elected as a director in August 1994. Since October 1996, Mr. Calvano has been the Chairman and Chief Executive Officer of MoneyGram, a provider of electronic money transfer services, and from February 1996 to October 1996, he was President and Chief Executive Officer of MoneyGram. From February 1991 to February 1996, he was the Executive Vice President of Marketing for Travelers Group, a subsidiary of Travelers, Inc. From November 1993 to February 1995, he was Chief Administrative Officer of Travelers Insurance Companies. From June 1991 to May 1993, Mr. Calvano was President and Chief Operating Officer of New Valley Corp. Two months before he assumed this position, New Valley Corp. suspended payments on its publicly held debt. An involuntary bankruptcy petition under Title 11 of the U.S. Code was filed against New Valley Corp. in November 1991 and a voluntary bankruptcy petition under Title 11 was filed by New Valley Corp. in March 1993. From January 1989 to December 1990, Mr. Calvano was President and Chief Executive Officer of Carlson Travel Group and Executive Vice President of Carlson Companies Inc. From November 1986 to December 1988, he served as President of Commercial Credit Corp. and Executive Vice President of Primerica Corp. Mr. Calvano served American Express Travel Related Services Co., Inc. as its Vice Chairman, President of Payment Systems Division, USA and President of Consumer Financial Services Division, USA between October 1981 and November 1986. From 1972 to 1981, Mr. Calvano was employed by Avis and served in various capacities, including President and Chief Executive Officer, Executive Vice President and Chief Operation Officer and Group Vice President, Western Hemisphere.

     Martin P. Gregor was elected as a director in December 1996. Since December 1989, Mr. Gregor has served as Senior Vice President and Resident Manager of McDonald & Company Securities, Inc.

     Alan D. Liker was elected as a director in October 1995. He has served as a business advisor to a number of individuals and companies during the past five years, including as Vice President of Budget Rent-A-Car of Southern California ("SoCal"), a licensee of BRACC and, through its wholly owned subsidiary, an operator of Budget locations in Southern California since February 1992. Mr. Liker is also a director of Herbalife

International. Mr. Liker was a director of Shaklee Corporation and its Japanese affiliate, Shaklee KK, until their sale in 1989. From 1976 to 1980, he was a principal of Xerox Development Corporation, a strategic planning unit of Xerox Corporation. Mr. Liker was previously a law professor at the Harvard University, University of California (Los Angeles) and University of Southern California law schools. Previously, he was a director of First Charter Bank and Shop Television Network. See "Certain Transactions and Relationships."

     Jeffrey R. Mirkin was elected as a director in October 1995. Since 1985, Mr. Mirkin has been the Chief Executive Officer of SoCal, a licensee of BRACC and, through its wholly owned subsidiary, an operator of Budget locations in Southern California. See "Certain Transactions and Relationships."

     Dr. Stephen L. Weber was elected as a director in April 1994. Since June 1996, Dr. Weber has been the President of San Diego State University. From August 1995 to June 1996, he was the Interim Provost at the State University of New York System Office. From 1988 until June 1996, he was President of State University of New York at Oswego.

MEETINGS OF THE BOARD OF DIRECTORS

     During 1996, the Board of Directors of the Company held three meetings. Except for Mr. Gregor, who was elected to the Board of Directors in December 1996, and Messrs. Congdon and Weber, who attended 67% of the meetings of the Board and each of the committees on which such director served, each director attended at least 75% of the meetings of the Board and the committees on which such director served in 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established a compensation committee and an audit/finance committee. The Board of Directors does not have a nominating committee.

     Compensation Committee. The Compensation Committee is composed of Mr. Agronin and Dr. Weber. The Compensation Committee met two times in 1996. The primary function of the Compensation Committee is to establish salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, to administer various incentive compensation and benefit plans and to recommend policies relating to such plans.

     Audit/Finance Committee. The Audit/Finance Committee is composed of Messrs. Agronin and Calvano. The Audit/Finance Committee met three times in 1996. The primary function of the Audit/Finance Committee is to review the Company's accounting practices, internal accounting controls and financial results and to oversee the engagement of the Company's independent auditors.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $12,000 and are eligible to participate in the Company's 1994 Directors' Stock Option Plan. See "Proposed Amendment to the Company's 1994 Directors' Stock Option Plan."

                               EXECUTIVE OFFICERS

     The following table sets forth information with respect to each person who is an executive officer or a significant employee of the Company. For information with respect to persons who are expected to serve as executive officers and significant employees of Budget Group and its subsidiaries upon completion of the Budget Acquisition, see "Management of Budget Group."

NAME                                        AGE           POSITION(S) WITH THE COMPANY
----                                        ---           ----------------------------
Sanford Miller............................  44     Chairman of the Board of Directors, Chief
                                                     Executive Officer and Director
John P. Kennedy...........................  52     President, Chief Operating Officer and
                                                   Director
Jeffrey D. Congdon........................  54     Chief Financial Officer, Secretary and
                                                   Director
Scott R. White............................  33     Executive Vice President, Corporate
                                                     Development
Donald J. Norwalk.........................  32     Vice President and Treasurer
L. Scott Tiemann..........................  38     Vice President and Corporate Controller

     For descriptions of the business experience of Messrs. Miller, Congdon and Kennedy, see "Election of Directors."

     Scott R. White has been Executive Vice President, Corporate Development of the Company since February 1997. From August 1992 to February 1997, he worked in the Investment Banking Department of Credit Suisse First Boston Corporation, mostly recently as a Vice President. Mr. White received his J.D. degree from the University of Texas School of Law in May 1992 and is a member of the State Bar of Texas. In addition, he was a Financial Analyst at The First Boston Corporation from July 1986 to July 1989.

     Donald J. Norwalk has been Vice President and Treasurer of the Company since July 1994. From January 1994 to July 1994, he was the SEC Reporting and Compliance Officer for FFLC Bancorp, Inc., a bank holding company. From January 1989 to January 1994, he was an auditor for Deloitte & Touche LLP, serving clients primarily in the financial, manufacturing and real estate industries.

     L. Scott Tiemann has been Vice President and Corporate Controller of the Company since July 1994. From March 1992 to July 1994, he was employed by BRACC as the Business Manager for its Philadelphia, Pittsburgh and Cincinnati operations. From November 1989 to March 1992, he was a city controller for BRACC.

     Officers are elected annually and hold office until their successors are elected and qualified.

                             COMMON STOCK OWNERSHIP
                    BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The table below sets forth, as of February 27, 1997, certain information with respect to the beneficial ownership of Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of either class of Common Stock of the Company and (ii) each of the directors and Named Executive Officers (as defined herein) of the Company and all directors and executive officers as a group. As of that date, the Company had outstanding 9,320,383 shares of Class A Common Stock and 1,936,600 shares of Class B Common Stock. This table also gives effect to shares that may be acquired pursuant to options, convertible notes and convertible preferred stock, as described in the footnotes below.

                                                 CLASS A COMMON STOCK                       CLASS B COMMON STOCK
                                      ------------------------------------------   ---------------------------------------
                                            NUMBER OF             PERCENT OF           NUMBER OF            PERCENT OF
                                         CLASS A SHARES         CLASS A SHARES       CLASS B SHARES       CLASS B SHARES
DIRECTORS AND EXECUTIVE OFFICERS      BENEFICIALLY OWNED(A)   BENEFICIALLY OWNED   BENEFICIALLY OWNED   BENEFICIALLY OWNED
--------------------------------      ---------------------   ------------------   ------------------   ------------------
Sanford Miller......................          952,500(b)              9.3%               905,800               46.8%
Jeffrey D. Congdon..................          560,350(c)              5.7                515,400               26.6
John P. Kennedy.....................          548,500(d)              5.5                515,400               26.6
Ronald D. Agronin...................           14,500(e)               *                   --                  --
James F. Calvano....................           12,500(e)               *                   --                  --
Martin P. Gregor....................            8,305                  *                   --                  --
Alan D. Liker.......................           71,003(f)               *                   --                  --
Jeffrey R. Mirkin...................          662,500(g)              7.1                  --                  --
Dr. Stephen L. Weber................           15,600(e)               *                   --                  --
All directors and executive officers
  as a group
  (12 persons)......................        2,824,305(h)             24.7              1,936,600              100.0%

OTHER FIVE PERCENT STOCKHOLDERS
Ford Motor Company..................            --   (i)              --                   --                  --
Metropolitan Life Insurance
  Company...........................        1,937,640(j)             18.3                  --                  --
The Equitable Companies
  Incorporated......................        1,522,500(k)             16.3                  --                  --
John Hancock Mutual Life Insurance
  Company...........................        1,245,640(l)             11.8                  --                  --
New York Life Insurance Company.....          996,512(m)              9.7                  --                  --
State Street Research & Management
  Company...........................          692,000(n)              7.4                  --                  --
U.S. Bancorp........................          577,700(o)              6.2                  --                  --
The Kaufmann Fund, Inc..............          539,500(p)              5.8                  --                  --
Putnam Investments, Inc.............          981,400(q)             10.5                  --                  --

                                       PERCENT OF TOTAL
                                            VOTING
                                       POWER OF COMMON
                                            STOCK
DIRECTORS AND EXECUTIVE OFFICERS      BENEFICIALLY OWNED
--------------------------------      ------------------
Sanford Miller......................         31.7%
Jeffrey D. Congdon..................         18.1
John P. Kennedy.....................         18.1
Ronald D. Agronin...................          --
James F. Calvano....................           *
Martin P. Gregor....................           *
Alan D. Liker.......................           *
Jeffrey R. Mirkin...................          2.3
Dr. Stephen L. Weber................           *
All directors and executive officers
  as a group
  (12 persons)......................         70.2
OTHER FIVE PERCENT STOCKHOLDERS
Ford Motor Company..................          --
Metropolitan Life Insurance
  Company...........................          6.8
The Equitable Companies
  Incorporated......................          5.3
John Hancock Mutual Life Insurance
  Company...........................          4.3
New York Life Insurance Company.....          3.5
State Street Research & Management
  Company...........................          2.4
U.S. Bancorp........................          2.0
The Kaufmann Fund, Inc..............          1.9
Putnam Investments, Inc.............          2.8

---------------

  * Less than 1%
(a) In determining the number and percent of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options, convertible notes or convertible preferred stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. To the best of the Company's knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.
(b) Includes (i) 905,800 shares of Class A Common Stock issuable upon conversion of Class B Common Stock, (ii) 30,000 shares of Class A Common Stock issuable upon exercise of options and (iii) 4,000 shares of Class A Common Stock owned by Mr. Miller's children. Mr. Miller's address is 125 Basin Street, Daytona Beach, Florida 32114.
(c) Includes (i) 515,400 shares of Class A Common Stock issuable upon conversion of Class B Common Stock and (ii) 25,000 shares of Class A
     Common Stock issuable upon exercise of options. Mr. Congdon's address is 2445 Directors Row, Suite K, Indianapolis, Indiana 46241.
(d) Includes (i) 515,400 shares of Class A Common Stock issuable upon conversion of Class B Common Stock and (ii) 25,000 shares of Class A Common Stock issuable upon exercise of options. Mr. Kennedy's address is 18 King's Highway, Westport, Connecticut 06880.

(e) Includes 12,500 shares of Class A Common Stock issuable upon exercise of options granted under the 1994 Directors' Plan.

(f) Includes (i) 46,003 shares of Class A Common Stock that may be acquired by Mr. Liker from SoCal pursuant to an option granted by SoCal to Mr. Liker in October 1995 and (ii) 12,500 shares of Class A Common Stock issuable upon exercise of options granted under the 1994 Directors' Plan.
(g) Represents (i) 650,000 shares of Class A Common Stock beneficially owned by SoCal, a general partnership, of which Mr. Mirkin is a general partner and the trustee of certain trusts which are general partners of SoCal and (ii) 12,500 shares of Class A Common Stock issuable upon exercise of options granted under the 1994 Directors' Plan. Mr. Mirkin's address is 150 South Doheny Drive, Beverly Hills, California 90211.
(h) Includes (i) 1,936,600 shares of Class A Common Stock issuable upon conversion of Class B Common Stock and (ii) 166,500 shares issuable upon exercise of options.
(i) In connection with the Budget Acquisition, Ford will acquire 4,500 shares of Series A Convertible Preferred Stock (subject to adjustment), which automatically will be converted into an aggregate of 4,500,000 shares of Class A Common Stock at such time as the record ownership of such shares of Series A Convertible Preferred Stock is transferred to or held by any person other than Ford or any affiliate of Ford.
(j) Includes 1,245,640 shares of Class A Common Stock issuable upon conversion of 7.0% Convertible Subordinated Notes due 2003 (the "Series A Convertible Notes"), as described under "Description of Certain
     Indebtedness -- Convertible Subordinated Notes." This information is included in reliance upon a Schedule 13G filed by Metropolitan Life Insurance Company ("Metropolitan") with the Securities and Exchange Commission (the "Commission") on February 11, 1997. TEAM expects this holder to purchase Series B Convertible Notes, which will be convertible into Class A Common Stock, in the Debt Placements (as described herein). Metropolitan's address is 334 Madison Avenue, Convent Station, New Jersey 07961.
(k) Represents shares of Class A Common Stock owned by subsidiaries of The Equitable Companies Incorporated ("The Equitable") as follows: (i) 9,500 shares of Class A Common Stock held by The Equitable Life Assurance Society of the United States, (ii) 1,483,000 shares of Class A Common Stock held by Alliance Capital Management L.P. and (iii) 30,000 shares of Class A Common Stock held by Donaldson Lufkin & Jenrette Securities Corporation. This information is included in reliance upon a Schedule 13D filed by The Equitable with the Commission on February 14, 1997. The Equitable's address is 787 Seventh Avenue, New York 10019.
(l) Represents shares of Class A Common Stock issuable upon conversion of Series A Convertible Notes. TEAM expects this holder to purchase Series B Convertible Notes, which will be convertible into Class A Common Stock, in the Debt Placements. John Hancock Mutual Life Insurance Company's address is John Hancock Place, 200 Clarendon Street, Boston, Massachusetts 02117.
(m) Represents shares of Class A Common Stock issuable upon conversion of Series A Convertible Notes. TEAM expects this holder to purchase Series B Convertible Notes, which will be convertible into Class A Common Stock, in the Debt Placements. New York Life Insurance Company's address is 51 Madison Avenue, New York, New York 10010.
(n) This information is included in reliance upon a Schedule 13G filed by State Street Research & Management Company ("State Street") with the Commission on February 14, 1997. State Street's address is One Financial Center, 30th Floor, Boston, Massachusetts 02111-2690.
(o) This information is included in reliance upon a Schedule 13G filed by U.S. Bancorp with the Commission on February 13, 1997. U.S. Bancorp's address is 111 S.W. Fifth Avenue, Portland, Oregon 97204.
(p) This information is included in reliance upon a Schedule 13G filed by The Kaufmann Fund with the Commission on February 19, 1997. The Kaufmann Fund's address is 140 E. 45th Street, 43rd Floor, New York, New York 10017.
(q) Represents shares of Class A Common Stock owned by subsidiaries of Putnam Investments, Inc. ("Putnam"), which is a subsidiary of Marsh & McLennan Companies, Inc. ("Marsh & McLennan"), as follows: (i) 597,680 shares of Class A Common Stock held by Putnam Investment Management,

     Inc. ("PIM"), as to which PIM has shared dispositive power, and (ii) 383,800 shares of Class A Common Stock held by The Putnam Advisory Company, Inc. ("PAC"); PAC shares voting power with respect to 332,500 of such shares and shares dispositive power with respect to all of such shares. This information is included in reliance upon a Schedule 13G filed by Marsh & McLennan, Putnam, PIM and PAC with the Commission on March 7, 1997. The address of Marsh & McLennan is 1166 Avenue of the Americas, New York, New York 10036. The address of Putnam, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and certain representations of such persons, all such persons complied with the applicable reporting requirements except that the initial statement of beneficial ownership on Form 3 required to be filed by Martin P. Gregor upon his becoming a director of the Company was inadvertently filed approximately two months late.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of the compensation paid by the Company during the last three fiscal years to the Chief Executive Officer and the other executive officers of the Company whose salary and bonus exceeded $100,000 for 1996 (the "Named Executive Officers").

                                                                                        LONG TERM
                                                   ANNUAL COMPENSATION                COMPENSATION
                                            ---------------------------------     ---------------------
                                                                OTHER ANNUAL      SECURITIES UNDERLYING
       NAME AND PRINCIPAL POSITION          YEAR    SALARY      COMPENSATION             OPTIONS
       ---------------------------          ----   --------     -------------     ---------------------
Sanford Miller............................  1996   $208,250        $    --               60,000
  Chairman of the Board and Chief           1995   $183,667        $    --               30,000
     Executive Officer
                                            1994   $ 91,108(1)     $14,067(2)                --
John P. Kennedy...........................  1996   $197,500        $    --               52,000
  President and Chief Operating Officer     1995   $173,333        $    --               25,000
                                            1994   $ 94,558        $    --                   --
Jeffrey D. Congdon........................  1996   $197,292        $    --               52,000
  Chief Financial Officer and Secretary     1995   $173,333        $    --               25,000
                                            1994   $ 26,250(3)     $    --                   --

---------------

(1) Does not include $6,924 of cash dividends paid by Tranex and Capital City to Mr. Miller in 1994.
(2) Other annual compensation consists of $12,476 of payments made by TEAM with respect to vehicles used by Mr. Miller in 1994 and $1,591 of gasoline expenses in connection with the use of these vehicles in 1994.
(3) Represents salary for the period from August 24, 1994 through December 31, 1994.

OPTION GRANTS DURING 1996 AND YEAR END OPTION VALUES

     The following table describes the stock options granted to the Named Executive Officers of the Company in 1996.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                        STOCK PRICE APPRECIATION
                                                INDIVIDUAL GRANTS                           FOR OPTION TERM
                             --------------------------------------------------------   ------------------------
                             NUMBER OF    PERCENT OF TOTAL
                             SECURITIES       OPTIONS
                             UNDERLYING      GRANTED TO      EXERCISE OR
                              OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION
           NAME              GRANTED(1)     FISCAL YEAR       PER SHARE       DATE         5%            10%
           ----              ----------   ----------------   -----------   ----------   ---------    -----------
Mr. Miller.................    60,000           13.3%          $11.25       04/15/06     $424,504     $1,075,776
Mr. Kennedy................    52,000           10.4            11.25       04/15/06      367,906        932,314
Mr. Congdon................    52,000           10.4            11.25       04/15/06      367,906        932,314

---------------

(1) Represents options to purchase shares of Class B Common Stock.

     The following table describes the value of unexercised options that were held by the Named Executive Officers of the Company as of December 31, 1996.

                                               NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                           OPTIONS AT DECEMBER 31, 1996           AT DECEMBER 31, 1996(1)
                                         ---------------------------------   ---------------------------------
                 NAME                    EXERCISABLE(2)   UNEXERCISABLE(3)   EXERCISABLE(2)   UNEXERCISABLE(3)
                 ----                    --------------   ----------------   --------------   ----------------
Mr. Miller.............................      30,000            60,000           $198,750          $292,500
Mr. Kennedy............................      25,000            52,000            165,625           253,500
Mr. Congdon............................      25,000            52,000            165,625           253,500

---------------

(1) Based upon the closing price of Class A Common Stock on December 31, 1996 of $16.125.
(2) Represents options to purchase shares of Class A Common Stock.
(3) Represents options to purchase shares of Class B Common Stock.

     No options were exercised by the Named Executive Officers in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Mr. Agronin and Dr. Weber, neither of whom has ever been an officer or employee of the Company or any of its subsidiaries or entered into a related party transaction with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program for 1996 was principally comprised of base salary and stock options. The Compensation Committee believes that the base salaries of its executive officers are somewhat below average and that its executive officers are primarily incentivized by their equity stakes in the Company. With this in mind, the Company's 1994 Incentive Stock Option Plan (the " Plan") was put in place in 1994 to provide additional long-term compensation to the Company's executive officers. The Board of Directors has, subject to receipt of stockholder approval, proposed certain amendments to the Plan to, among other things, increase the number of shares of Common Stock available for grant under such plan to 1,750,000. See "Proposed Amendment to the Company's 1994 Incentive Stock Option Plan." The Compensation Committee believes that the mutuality of interests between the executive officers and the Company's stockholders is strengthened by increasing the executive officers' ownership of Common Stock through the Plan. The Compensation Committee granted 502,650 options to employees under the Plan in 1996.

     The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success.

     The compensation of the Chief Executive Officer, Mr. Miller, is established annually by the Compensation Committee. Mr. Miller's compensation is principally comprised of a base salary and stock option awards which are primarily tied to the Company's revenue growth, net income per share in the prior year and stock price appreciation. Mr. Miller's total compensation is evaluated in comparison to the compensation of the chief executives of a peer group of companies of similar size, complexity and performance, including certain of those companies included in the peer group selected for the Stock Price Performance Graph included in this Proxy Statement (the "Peer Group"). The Peer Group consists of selected companies which operate in similar lines of business and pursue goals similar to those of the Company, including vehicle finance and leasing. The Peer Group selection is limited for practical purposes; however, executive talent can be recruited from numerous other companies that also possess features similar to the Company's. Therefore, the companies surveyed for purposes of determining the compensation of the Chief Executive Officer and the other executive officers are more numerous than the companies in the Peer Group.

     In 1996, Mr. Miller's base salary was increased 13.4% over his 1995 base salary. In addition, Mr. Miller was granted 60,000 options to purchase Class B Common Stock under the Plan. In determining the reasonableness of the compensation awarded to Mr. Miller in 1996, the Compensation Committee considered Mr. Miller's overall performance, his current levels of ownership of options to purchase Class A and Class B Common Stock and the Compensation Committee's desire to augment Mr. Miller's long-term incentive for continued employment with the Company.

     Notwithstanding the foregoing, given the Company's growth plans, salary levels for the Company's executive officers will no doubt be significantly influenced by the need to attract and retain additional management employees with high levels of expertise. In each case, consideration will be given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid to similarly situated executive officers by comparable companies in the industries in which the Company operates, including the companies in the Peer Group. Therefore, in the future it will be critical that the Company provide base salaries that are competitive in the vehicle rental and retail car sales industries. With respect to personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor.

                                        THE COMPENSATION COMMITTEE

                                        Ronald D. Agronin
                                        Dr. Stephen L. Weber

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Class A Common Stock against the cumulative total return of the Nasdaq Composite Index and a peer group index consisting of seven public companies whose principal business consists of vehicle finance and leasing. The performance graph assumes $100 was invested on August 18, 1994 (the date that the Class A Common Stock was first publicly traded) and measures the return thereon through December 31, 1996.

         Measurement Period                                                  Nasdaq Com-
        (Fiscal Year Covered)            Team Rental       Peer Group*          posite
8/18/94                                         100.000           100.000           100.000
9/30/94                                         123.684            97.735           102.980
12/31/94                                        100.000            88.202           101.319
3/31/95                                          86.842            95.672           110.111
6/30/95                                          76.316            97.603           125.773
9/29/95                                         105.263           104.382           140.607
12/29/95                                         89.474           103.852           141.764
3/29/96                                         105.263           113.552           148.403
6/28/96                                         147.369           115.371           159.670
9/30/96                                         200.000           125.715           165.315
12/31/96                                        169.737           134.827           173.953

* The peer group includes the following companies: Amerco, National Auto Credit, Inc., Oxford Resources Corp., Pacific International Services Corp., PHH Corporation, Rollins Truck Leasing and Ryder System, Inc. The Company is not included in the peer group because management believes that by excluding the Company, investors will have a more accurate view of the Company's performance relative to its peers.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Messrs. Miller, Kennedy and Congdon have guaranteed the performance of the obligations of some or all of the Company's subsidiaries under their respective franchise agreements. In connection with the Company's initial public offering in August 1994, the Company's franchisors agreed to release these individuals from their guarantees under the Company's franchise agreements and substitute the Company's guarantee therefor, provided that the Company maintains tangible net worth of $15.0 million. In the event that the Company's net worth falls below this level, the Company has the option to provide the franchisors with a $5 million letter of credit that could be drawn on in the event of a monetary default under the Company's franchise agreements or, in the alternative, to allow the personal guarantees to be reinstated. In connection with the Budget Acquisition, these franchise agreements with BRACC will be eliminated.

     The Company's Richmond, Virginia airport facility is leased from a partnership formed by Mr. Miller and an employee of the Company (the "Richmond Partnership"). This lease terminates in 1998, subject to renewal. Rental payments under the lease agreement amounted to approximately $100,000 in 1996. The monthly base rent under this lease (approximately $8,300 in 1996) escalates by approximately 3% per annum. The Company has entered into another lease for a non-airport facility located in Chesterfield County, Virginia that is owned by the Richmond Partnership. This lease commenced in June 1994 and terminates in May 1999, subject to renewal. Rental payments under this lease amounted to approximately $43,000 in 1996. The monthly base rent under this lease (approximately $3,600 in 1996) escalates by approximately 3% per annum. The Company's Rochester, New York airport facility is leased from a partnership formed by Mr. Miller and a former employee of the Company. This lease terminates in 2003, subject to renewal. The monthly based rent under this lease (approximately $7,000 in 1996) escalate by 5% per annum until August 30, 1996, and thereafter annual increases will be the higher of 5% or the amount of the increase in the consumer price index. Rental payments under the lease amounted to approximately $84,000 in 1996. All of these leases are on a triple net basis (i.e., the Company is responsible for the payment of taxes, insurance and utilities and for the general maintenance of these facilities in addition to its obligations to pay base rent). All of these leases provide for an initial term of ten years and two five year renewal terms. The Company believes that these leases are on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     The Company's Philadelphia, Pennsylvania retail vehicle sales facility, regional administrative headquarters and vehicle maintenance facility are leased from MCK Real Estate Corporation ("MCK"), which is owned by Messrs. Miller, Congdon and Kennedy. This lease terminates in September 2002, subject to renewal. Rental payments under the lease were approximately $316,000 for 1996. The monthly base rent (approximately $26,000 per month in 1996) escalates by 3% per annum. The Company's Richmond, Virginia retail vehicle sales facility is leased from MCK. This lease terminates in October 2000, subject to renewal. Rental payments under the lease agreement were approximately $121,000 in 1996. The monthly base rent under the lease (approximately $10,000 per month in 1996) escalates by 3% per annum. The Company's Dayton, Ohio retail car sales facility, which opened in April 1996, is leased from MCK. This lease terminates in March 2001, subject to renewal. The monthly base rent under this lease (approximately $10,000 per month in 1996) escalates by 3% per annum. All of these leases are on a triple net basis. The Company believes that these leases are on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     In connection with the Los Angeles Acquisition, the Company entered into a franchise agreement with SoCal, under which the Company agreed to pay to the seller, SoCal, a royalty equal to 5% of the gross revenues derived from those operations, subject to a minimum amount. In addition, the Company issued a note to SoCal in the principal amount of approximately $4,750,000 (the "SoCal Note"), assumed the obligations of SoCal under a note in the principal amount of approximately $4,700,000 which was secured by the personal guaranty of Jeffrey
R. Mirkin (the "SoCal Bank Note") and assumed certain other indebtedness that was personally guaranteed by Mr. Mirkin. Mr. Mirkin is the Chief Executive Officer and general partner of SoCal and, upon consummation of the Los Angeles Acquisition, became a director of the Company. The Company operates as a sub-franchisee of SoCal in the San Diego territory and pays royalty fees to SoCal based on rental revenues for vehicles other than trucks. In 1996, the Company paid SoCal approximately $3,700,000 in royalty fees. Except as described above, prior to the Los Angeles Acquisition, there was no material relationship between the Company and SoCal. The SoCal Note together with accrued interest of $103,906, and the SoCal Bank Note were repaid in April 1996. There was approximately $700,000 of other indebtedness payable by the Company to SoCal at December 31, 1996.

     In connection with the acquisition of ValCar Rental Sales, Inc. ("ValCar") in August 1996, the Company assumed an unsecured revolving credit note payable to Jeffrey D. Congdon in the amount of $1.5 million. The note is due on demand and bears interest at the prime rate plus 2%. Pursuant to this note, the Company made payments to Mr. Congdon in the amount of $64,449 in 1996.

     Sanford Miller is a member of the board of directors of Colonial Bank of Volusia County in Ormond Beach, Florida. The Company maintains a checking account at that bank with an average balance of $100,000.

                            AMENDMENT TO THE AMENDED
                   AND RESTATED CERTIFICATE OF INCORPORATION

     The Board has approved, subject to stockholder approval, an amendment (the "Amendment") to the Amended and Restated Certificate of Incorporation (i) to increase to 35,000,000 the number of authorized shares of Class A Common Stock and (ii) to change the name of the Company to Budget Group, Inc. The Company's Amended and Restated Certificate of Incorporation currently authorizes the issuance of 20,250,000 shares, of which 17,500,000 shares are designated Class A Common Stock, 2,500,000 shares are designated Class B Common Stock, and 250,000 shares are designated preferred stock, par value $.01 per share ("Preferred Stock"). The Class A Common Stock and the Class B Common Stock are referred to collectively as the "Common Stock." As of the Record Date, there were 9,320,383 shares of Class A Common Stock outstanding, 1,936,600 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding. As of the Record Date, 3,986,049 shares of Class A Common Stock were reserved for issuance upon conversion of the Company's outstanding Series A Convertible Notes; 4,500,000 shares of Class A Common Stock were reserved for issuance upon conversion of the Series A Convertible Preferred Stock of the Company to be issued in the Budget Acquisition; 614,800 shares of Class A Common Stock and 164,000 shares of Class B Common Stock were reserved for issuance under the 1994 Incentive Stock Option Plan and the 1994 Directors' Stock Option Plan; and 362,500 shares of Class A Common Stock were reserved for issuance upon exercise of outstanding warrants.

DESCRIPTION OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION

     The Amendment provides that 35,000,000 shares will be designated Class A Common Stock, 2,500,000 shares will be designated as Class B Common Stock and 250,000 shares will be designated as Preferred Stock. The text of the Amendment is set forth in Annex A to this Proxy Statement. The rights, voting powers, designations and preferences of the Class A Common Stock and the Class B Common Stock will remain unchanged as a result of the Amendment. On January 13, 1997, in connection with the Budget Acquisition as hereinafter defined, the Board authorized the creation of a class of Preferred Stock designated as Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Convertible Preferred Stock"). The terms of the Common Stock, the Preferred Stock and the Series A Convertible Preferred Stock are described herein under the caption "Description of Capital Stock."

     The Amendment further provides that the name of the Company shall be changed to Budget Group, Inc., effective as of the closing date of the Budget Acquisition. The Board believes that, in view of the Budget Acquisition, it is advisable and in the best interests of the Company to effect the change of the Company's name. The name "Budget Group" will better enable the Company to pursue its strategies of (i) enhancing the consistency and quality of the Budget brand;
(ii) improving the performance of its car rental operations; (iii) continuing to expand its retail car sales operations; and (iv) expanding its truck rental operations. See "Business of Budget Group -- Strategy."

REASONS FOR THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION

     The Board has authorized the Amendment and recommends that the Stockholders approve the Amendment. The Amendment will permit a public offering of up to approximately 6,500,000 shares of Class A Common Stock prior to the exercise of any underwriters' over-allotment option (the "Offering"), or such additional number of shares as the Board of Directors of the Company may determine, to provide a portion of the financing for the Budget Acquisition. In the opinion of the Board, the Offering is advisable and in the best interests of the Company, and the Board has authorized the Offering subject to stockholder approval of the Amendment. If the Amendment is not approved and the Company is unable to consummate the Offering, the closing of the Budget Acquisition will be postponed and the Company will consider alternative sources for the financing of the Budget Acquisition, including public offerings or private placements of debt and equity securities, bank financings and borrowings under the Bridge Loan (as described under "The Budget Acquisition -- Financing Plan for the Budget Acquisition"). Management believes that any delay in the consummation of the Budget Acquisition would be disadvantageous to the Company because the Company would not own BRACC during the spring and summer months, which are traditionally the strongest months of revenues and net income for vehicle rental companies. Under the terms of the Stock Purchase Agreements, the Company must consummate the Budget Acquisition by October 15, 1997. See "The Budget Acquisition -- Terms of the Stock Purchase Agreements."

     The Amendment is also necessary to permit the proposed amendments to increase the number of shares of Common Stock available for issuance under the 1994 Incentive Stock Option Plan and the 1994 Directors' Stock Option Plan, which amendments are described elsewhere in this Proxy Statement.

     In the opinion of the Board, approval of the Amendment will enhance the Company's flexibility by increasing the number of shares of Class A Common Stock that can be issued without requiring further stockholder approval. The Board believes that the increased flexibility provided by the Amendment will enable the Company to respond promptly and appropriately to acquisitions (including the Budget Acquisition), possible financing needs, possible stock dividends or stock splits or business opportunities. Although approval of the Amendment is necessary to permit the Offering, the Offering is not a condition to the consummation of the Budget Acquisition and, accordingly, the approval of the Amendment is not a condition to the consummation of the Budget Acquisition. The full terms of the Budget Acquisition, the Offering and certain related matters are described elsewhere in this Proxy Statement.

EFFECT OF AMENDMENT ON EXISTING STOCKHOLDERS

     Authorized but unissued shares may be issued at such time or times, to such person or persons and for such consideration as the Board of Directors determines to be in the best interests of the Company, without further authorization from the Company except as may be required by the rules of The Nasdaq National Market or any stock exchange on which the Class A Common Stock is listed. The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of existing shares. Depending on the circumstances, issuance of additional shares of Common Stock could result in substantial dilution of the existing stockholders' ownership interests in the Company. The stockholders do not have pre-emptive rights to purchase additional shares of Common Stock nor will they have any such rights as a result of this proposal.

VOTE REQUIRED

     The proposed Amendment must be approved by (i) the affirmative vote of a majority of the combined voting power of the shares of Common Stock that are outstanding on the Record Date and (ii) the affirmative vote of a majority of the Class A Common Stock outstanding on the Record Date, voting separately as a class. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made on a signed proxy, will be voted "FOR" the adoption of the proposed Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                      PROPOSED AMENDMENT TO THE COMPANY'S
                        1994 INCENTIVE STOCK OPTION PLAN

     The Board has approved and recommends to the Stockholders that they approve a proposal to amend the Company's 1994 Incentive Stock Option Plan (the "Plan")
(i) to increase by 990,000 the number of shares of Common Stock available for grant under such plan such that the total number of shares of Common Stock available for grant under such plan is 1,750,000, (ii) to delete the definition of "Disinterested Person" in Section 2(7) of the Plan and (iii) to delete the proviso in clause (i) of Section 5 of the Plan, which currently provides that the maximum number of shares for which any employee may be granted an option in any three year period is 75,000. In the event that the proposed amendment is approved, 1,020,150 options would remain available for grant under the Plan. The full text of the Plan with the proposed amendments is set forth in Annex B to this Proxy Statement.

     The Board has determined that the amendment to the Plan is in the best interests of the Company and its stockholders. The proposed amendment would provide additional shares for grant to employees of the Company. The Board believes that grants of stock options are an effective method to attract and retain employees and that the availability of shares for future grants under the Plan is important to the Company's business prospects and operations. The Board intends to use up to 1,000,000 of the additional shares to grant options to the Company's employees as annual option grants under the Plan and to make option grants to employees of BRACC who become employees of the Company. See "The Budget Acquisition -- Special Bonus Program." Except for such amendment, if approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting, the Plan will remain unchanged.

DESCRIPTION OF THE PLAN

     The following description of the Plan, giving effect to the proposed amendment, is a summary and is qualified in its entirety by reference to the text of the Plan.

     Stock Subject to the Plan. The Plan provides for the issuance of either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Incentive Options") or nonqualified stock options (intended not to qualify as incentive stock options) (the "Nonqualified Options" and, collectively with the Incentive Options, the "Options") to key employees of the Company. Upon amendment of the Plan, the maximum number of shares of Common Stock that may be made subject to options granted pursuant to the Plan is 1,750,000. Prior to amendment, the maximum number of shares of Common Stock that may be made subject to options granted pursuant to the Plan is 760,000. Options granted under the Plan may relate to either Class A Common Stock or Class B Common Stock.

     Administration. The Plan is administered by a committee appointed by the Board of Directors consisting of not fewer than two individuals who are "non-employee" directors under Rule 16b-3 promulgated under Section 16 of the Exchange Act (the "Committee"). The Committee has the authority to grant Options under the Plan and to determine the number, terms and conditions of all Options so granted. The Board of Directors has the right to amend or terminate the Plan in certain circumstances, provided that any amendment or modification must comply with applicable law, the requirements of Section 16 of the Exchange Act, the applicable National Association of Securities Dealers, Inc. (the "NASD") or stock exchange listing requirements and the requirements under the Code.

     The Committee determines the key employees to whom Options are to be granted, the times at which Options are granted, the number of shares of Common Stock subject to each Option, whether each Option is an Incentive Option or a Nonqualified Option, whether the option is exercisable for shares of Class A Common Stock or Class B Common Stock, the exercise price per share, and the maximum term of each Option. The Committee shall also have the power to interpret and construe the Plan and to determine the terms and provisions of each agreement evidencing an Option (an "Agreement") and to make all other determinations the Committee deems necessary or advisable in administering the Plan.

     Eligibility. Awards can be made to key employees (as determined by the Committee) of the Company or its subsidiaries. In making determinations under the Plan, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee deems relevant.

     Options. The purchase price per share of Common Stock under each Option is determined by the Committee and set forth in the applicable Agreement, but may not be less than the fair market value of the Common Stock on the day the Option is granted. In the case of a Nonqualified Option, the purchase price per share of Common Stock may not be less than 85% of the fair market value of the Common Stock on the day the Nonqualified Option is granted or, if greater, the book value of the Common Stock on that date. Fair market value is calculated as the last sales price reported for the Common Stock on the trading day immediately preceding the date of grant as reported by The Nasdaq National Market System or the national securities exchange on which the Common Stock is listed. The term of each Option may be for such period as the Committee determines, but not more than 10 years from the date on which the Option is granted. No Incentive Option can be granted to an employee who, at the time the Incentive Option is granted, owns, or is considered as owning within the meaning of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of equity securities of the Company or of a subsidiary, unless at the time the Incentive Option is granted, the option price is at least 110% of such fair market value of the Common Stock subject to the Incentive Option and the Incentive Option by its terms is not exercisable after the expiration of 5 years from the date it is granted. Subsequent to the grant of an Option but before its expiration, the Committee may accelerate the exercise period in whole or in part (without reducing the term of such Option). No Option is exercisable before six months after it is granted or may be exercised as to fewer than 100 shares of Common Stock or, if less, the total number of shares of Common Stock remaining unexercised under the Option.

     Payment of the Option purchase price may be made (i) in cash; (ii) in whole shares of Common Stock currently owned by the holder; (iii) in a combination of cash and Common Stock; or (iv) upon delivery of a written exercise notice, including irrevocable instructions to the Company to deliver the stock certificates issuable upon exercise of the Option directly to a broker named in the notice that has agreed to participate in a "cashless" exercise on behalf of the optionee.

     Termination of Employment. If the optionee ceases to be an employee of the Company in certain circumstances, the optionee may, at any time within a period of 90 days following the date of such termination, exercise such Option to the extent that the Option was exercisable on the date the optionee ceased to be an employee. If the optionee ceases to be an employee by reason of retirement under the Company's retirement plan then the optionee may, at any time within a period of 90 days following the date of such termination, exercise each Option held by the optionee on such date to the full extent of the Option.

     If the optionee's employment terminates by reason of death or permanent and total disability, each outstanding Option granted to such employee under the Plan will become immediately exercisable in full in respect of the aggregate number of shares covered thereby for a period of one year following the date of the optionee's death or disability.

     If the optionee ceases to be an employee for any reason other than termination with consent, retirement, death or disability, each Option immediately terminates and may not be exercised thereafter.

     Additional Provisions. In the event of a stock split, stock dividend, stock combination, recapitalization, merger, consolidation or other similar transaction which affects the character or amount of the outstanding Common Stock, the purchase price of each Option will be equitably adjusted. The number of shares subject to such Option, and the number of shares for which Options may be granted under the Plan, also shall be appropriately adjusted.

     The aggregate fair market value, determined as of the date an Incentive Option is granted, of the shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. If an Incentive Option is granted pursuant to which the aggregate fair market value of shares with respect to which it first becomes exercisable in any calendar year by an employee exceeds the aforementioned $100,000 limitation, the portion of such Option which is in excess of the $100,000 limitation shall be treated as a Nonqualified Option pursuant to Section 422(d)(1) of the Code. In the event that an employee is eligible to participate in any other stock option plan of the Company or a subsidiary which is also intended to comply with the provisions of Section 422 of the Code, the $100,000 limitation shall apply to the aggregate number of shares for which Incentive Options may be granted under all such plans.

     Change in Control. All outstanding Incentive Options and Nonqualified Options held by all optionees pursuant to the Plan become immediately exercisable in full upon the occurrence of (i) the sale by the Company of all or substantially all its assets, or all or substantially all the assets of its subsidiaries, taken as a whole; (ii) an election of new directors if immediately following such election a majority of the Board of Directors consists of persons who were not nominated by the Board or nominating committee thereof to stand for election as directors in such election; or (iii) any of the following events, if, immediately following such event, a majority of the Board of Directors consists of persons who were not directors immediately prior to the date of such event: (a) the sale of 50% or more of the outstanding shares of Common Stock of the Company in a single transaction or related series of transactions; (b) the consummation of a tender offer (by a party other than the Company) for more than 50% of the outstanding shares of Common Stock of the Company; or (c) subject to the provision described below, the consummation of a merger or consolidation involving the Company. In the event of a merger or consolidation to which the Company is a party but is not the surviving company, the Committee, in its discretion, may vote to negate and give no effect to the acceleration of the Options, provided that the executed agreement of merger or consolidation provides that the optionee will receive the same merger consideration as the optionee would have received had the Options been accelerated and exercised in full prior to the merger or consolidation. Consummation of the Budget Acquisition will not result in a change in control under the Plan.

ESTIMATE OF BENEFITS

     The Plan is not subject to any of the requirements of ERISA. The Plan is not, nor is it intended to be, "qualified" under Section 401(a) of the Code.

     The number of options that will be awarded under the Plan to the Chief Executive Officer and the other executive officers of the Company at future dates is not currently determinable.

     The following table sets forth the awards granted under the Plan to the Named Executive Officers and to the executive officers and other employees, respectively, as a group during the year ended December 31, 1996.

                               1996 GRANTS UNDER
                        1994 INCENTIVE STOCK OPTION PLAN

                                                              NUMBER OF OPTIONS
                     NAME AND POSITION                         GRANTED IN 1996     DOLLAR VALUE(1)
                     -----------------                        -----------------   ------------------
Sanford Miller..............................................        60,000(2)         $  305,000
  Chairman of the Board
  and Chief Executive Officer
John P. Kennedy.............................................        52,000(2)            264,300
  President and Chief Operating Officer
Jeffrey D. Congdon..........................................        52,000(2)            264,300
  Chief Financial Officer and Secretary
Executive officers as a group (five persons)................       194,000(3)            986,100
Other employees as a group (153 persons)....................       308,650(4)          1,658,000

---------------

(1) Based upon a Black-Scholes option pricing model. See Note 10 to the Company's Consolidated Financial Statements.
(2) Options to purchase shares of Class B Common Stock at $11.25 per share.
(3) Includes 164,000 options to purchase shares of Class B Common Stock at $11.25 per share and 30,000 options to purchase shares of Class A Common Stock at $11.25 per share.
(4) Includes 308,650 options under the Plan with exercise prices ranging from $11.25 to $17.50 that were granted to 153 employees, including all current officers who are not executive officers.

     After giving effect to the proposed amendment to the Plan, an additional 1,020,150 options to purchase shares of Common Stock will be available for grant to employees of the Company. The Board intends to use up to 1,000,000 of the additional shares to grant options to the Company's employees as annual option grants under the Plan and to make option grants to employees of BRACC who become employees of the Company.

     As of December 31, 1996, options to purchase a total of 515,850 shares of Class A Common Stock and 164,000 shares of Class B Common Stock with exercise prices ranging from $9.50 to $17.50 per share were outstanding under the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The rules concerning the federal income tax consequences with respect to Options granted and to be granted pursuant to the Plan are technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following discussion is designed to provide a general description of certain of the federal income tax consequences associated with the Options. The following discussion does not set forth (i) any federal tax consequences other than income tax consequences or (ii) any state, local or foreign tax consequences that may apply.

     Incentive Options. In general an employee will not recognize taxable income upon either the grant or the exercise of an Incentive Option, and the Company will not be entitled to take an income tax deduction at either such time. For purposes of the alternative minimum tax, however, the employee will be required to treat an amount equal to the difference between the fair market value of the Common Stock on the date of exercise over the option price as an item of adjustment in computing the employee's alternative minimum taxable income. If the employee does not dispose of the Common Stock received pursuant to the exercise of the Incentive Option within either (i) two years after the date of the grant of the Incentive Option or (ii) one year after the date on which such Common Stock is transferred to the employee, a subsequent disposition of the Common Stock will result in long-term capital gain or loss to the employee.

     If the employee disposes of the Common Stock acquired upon exercise of the Incentive Option within either of the above-mentioned time periods, then in the year of such disposition, the employee generally will recognize ordinary income, and the Company will be entitled to an income tax deduction, in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the option price, or (ii) the amount realized upon disposition over the adjusted basis of the Common Stock. Any gain in excess of such amount recognized by the employee as ordinary income would be taxed to the employee as short-term or long-term capital gain (depending on the applicable holding period). If the employee disposes of Common Stock which was acquired through the exercise of the Incentive Option in the same year as such exercise, no adjustment to the employee's alternative minimum taxable income is required.

     In addition, (i) in the event that the exercisability or vesting of any Option is accelerated because of a change in control under the Plan, a portion of the compensation relating to the Option may constitute a parachute payment under Section 280G of the Code, pursuant to which the Company is disallowed any income tax deduction for "excess" parachute payments, and in connection with which an employee receiving excess parachute payments may be subject to an excise tax under Section 4999 of the Code, and (ii) special rules apply to an employee who exercises an Incentive Option by paying the option price, in whole or in part, with shares of Common Stock.

     Nonqualified Options. An employee will not recognize any taxable income upon the grant of a Nonqualified Option, and the Company will not be entitled to take an income tax deduction at the time of such grant. Upon the exercise of a Nonqualified Option, the employee generally will recognize ordinary income, and the Company will be entitled to take an income tax deduction, in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price. Upon a subsequent sale of the Common Stock by the employee, the employee will recognize short-term or long-term capital gain or loss.

     In addition, (i) in the event that the exercisability or vesting of any Option is accelerated because of a change in control under the Plan, a portion of the compensation relating to the Option may constitute a parachute payment under Section 280G of the Code, pursuant to which the Company is disallowed any income tax deduction for excess parachute payment, and in connection with which an employee receiving excess parachute payments may be subject to an excise tax under Section 4999 of the Code, and (ii) special rules apply to an employee who exercises a Nonqualified Option by paying the option price, in whole or in part, with shares of Common Stock.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting will be required to approve the proposed amendments to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE PLAN.

                      PROPOSED AMENDMENT TO THE COMPANY'S
                       1994 DIRECTORS' STOCK OPTION PLAN

     The Board has approved and recommends to the Stockholders that they approve a proposal to amend the Company's 1994 Directors' Stock Option Plan (the "Directors' Plan") to (i) increase by 125,000 the number of shares of Class A Common Stock available for grant under such plan such that the total number of shares of Class A Common Stock available for grant under such plan is 150,000,
(ii) amend Section 5 of the Directors' Plan to provide that the Directors' Plan shall be administered by the Board of Directors and (iii) eliminate Section 7 of the Directors' Plan (which currently provides that each non-employee director of the Company shall be granted an option to purchase 5,000 shares of Class A Common Stock upon election as a director). In the event that the proposed amendment is approved, 80,000 options would remain available for grant under the Directors' Plan. The full text of the proposed amendment to the Directors' Plan is set forth in Annex C to this Proxy Statement.

     The Board has determined that the amendment to the Directors' Plan is the best interests of the Company and its stockholders. The proposed amendment would provide additional shares for grant to non-employee directors ("outside directors") of the Company. The Board believes that grants of stock options are an effective method to attract and retain qualified directors to the Company's Board of Directors and that the availability of shares for future grants under the Directors' Plan is important to the Company's business prospects and operations. Except for such amendment, if approved by holders of a majority of the shares present in person or represented by proxy at the Annual Meeting, the Directors' Plan will remain unchanged. The Board has previously granted all of the 25,000 options currently available for grant under the Directors' Plan. In April 1996 and December 1996, the Board granted an additional 37,500 options and 7,500 options, respectively, to outside directors of the Company. Stockholder approval of the amendment to the Directors' Plan is required to ratify the grant of these options under the Directors' Plan. If the amendment to the Directors' Plan is not approved, the April 1996 and December 1996 grants of options under the Directors' Plan will be rescinded.

DESCRIPTION OF THE DIRECTORS' PLAN

     The following description of the Directors' Plan, giving effect to the proposed amendment, is a summary and is qualified in its entirety by reference to the text of the Directors' Plan.

     Stock Subject to the Directors' Plan. The Directors' Plan provides for the issuance of Nonqualified Options to outside directors of the Company. Upon amendment of the Directors' Plan, the maximum number of shares of Class A Common Stock that may be made subject to options granted pursuant to the Directors' Plan is 150,000. Prior to amendment, the maximum number of shares of Class A Common Stock that may be made subject to options granted pursuant to the Directors' Plan is 25,000.

     Administration. The Directors' Plan currently specifies the class of directors eligible to receive options, the timing of the grant of options, the number of shares underlying options to be granted and the exercise price of such options, with no discretionary authority with regard to such matters. Upon amendment of the Directors' Plan, the Directors' Plan will be administered by the Board of Directors, which will have the authority to grant Options under the Directors' Plan to outside directors and to determine the number, terms and conditions of all Options so granted. The Board of Directors has the right to amend or terminate the Directors' Plan in certain circumstances, provided that any amendment or modification must comply with applicable law, the requirements of Rule 16b-3 under the Exchange Act, the applicable NASD or stock exchange listing requirements and the requirements under the Code.

     Options granted under the Directors' Plan shall be evidenced by stock option agreements. If an outside director to whom an option is granted does not execute an option agreement evidencing the option in the form prescribed by the Board of Directors within the later of (i) thirty days from the date of grant of the option or (ii) ten days after the director's receipt of an option agreement from the Company, the Option shall be void and of no further force or effect.

     Eligibility. Awards under the Directors' Plan can only be made to outside directors of the Company.

     Options. The purchase price per share of Class A Common Stock under each Option will be the fair market value of the Class A Common Stock on the day the Option is granted. Fair market value is calculated as the last sales price reported for the Class A Common Stock on the trading day immediately preceding the date of grant as reported by The Nasdaq National Market System or the national securities exchange on which the Class A Common Stock is listed. Each option shall be exercisable in full on the date which is six months after the date of the Option grant, and no Option shall be exercisable more than 10 years from the date of grant. No Option may be exercised as to fewer than 100 shares of Class A Common Stock or, if less, the total number of shares of Class A Common Stock remaining unexercised under the Option. No Option shall be transferable by the optionee other than by will or the laws of descent and distribution, and each Option shall be exercisable during the optionee's lifetime only by the optionee (or the optionee's guardian or legal representative).

     Payment of the Option purchase price may be made (i) in cash; (ii) in whole shares of Class A Common Stock currently owned by the holder; (iii) in a combination of cash and Class A Common Stock; or (iv) upon delivery of a written exercise notice, including irrevocable instructions to the Company to deliver the stock certificates directly to a broker named in the notice, that has agreed to participate in a "cashless" exercise on behalf of the optionee.

     Termination of Options. If the optionee ceases to be a director of the Company or a subsidiary and at the time of termination the Company consents in writing to the optionee's exercise of an option following such termination, the optionee may, at any time within a period of 90 days following the date of such termination, exercise such Option to the extent that the Option was exercisable on the date the optionee ceased to be a director. If the optionee ceases to be a director by reason of retirement at or after age 65, then the optionee may, at any time within a period of 90 days following the date of such termination, exercise each Option held by the optionee on such date to the full extent of the Option. In the event of the optionee's death or permanent and total disability, each outstanding Option may be exercised in full for a period of one year following the date of the optionee's death or disability. If the optionee ceases to be a director for any other reason, each Option immediately terminates and may not be exercised thereafter.

     Additional Provisions. In the event of a stock split, stock dividend, stock combination, recapitalization, merger, consolidation or other similar transaction which affects the character or amount of the outstanding Class A Common Stock, the purchase price of each Option will be equitably adjusted. The number of shares subject to such Option, and the number of shares for which Options may be granted under the Directors' Plan, also shall be appropriately adjusted.

     Change in Control. All outstanding Options held by all optionees pursuant to the Directors' Plan become immediately exercisable in full upon the occurrence of (i) the sale by the Company of all or substantially all its assets, or all or substantially all the assets of its subsidiaries, taken as a whole; (ii) any of the following events if, immediately following such event, a majority of the directors consists of persons who were not directors immediately prior to the date of such event: (a) the sale of 50% or more of the outstanding shares of Common Stock of the Company in a single transaction or related series of transactions; (b) the consummation of a tender offer (by a party other than the Company) for more than 50% of the outstanding shares of Common Stock of the Company; or (c) subject to the provision described below, the consummation of a merger or consolidation involving the Company; or (iii) an election of new directors if immediately following such election a majority of the Board of Directors consists of persons who were not nominated by the

Board or nominating committee thereof to stand for election as directors in such election. In the event of a merger or consolidation to which the Company is a party but is not the surviving company, the Board, in its discretion, may vote to negate and give no effect to the acceleration of the Options, provided that the executed agreement of merger or consolidation provides that the optionee will receive the same merger consideration as the optionee would have received had the Options been accelerated and exercised in full prior to the merger or consolidation. Consummation of the Budget Acquisition will not result in a change in control under the Directors' Plan.

     The Directors' Plan is not subject to any of the requirements of ERISA. The Directors' Plan is not, nor is it intended to be, "qualified" under Section 401(a) of the Code.

ESTIMATE OF BENEFITS

     The number of options that will be awarded to non-employee directors of the Company at future dates is not currently determinable.

     The following table sets forth the awards granted under the Directors' Plan to the non-employee directors of the Company during the year ended December 31, 1996.

                               1996 GRANTS UNDER
                       1994 DIRECTORS' STOCK OPTION PLAN

                                                         NUMBER OF OPTIONS   EXERCISE
                         NAME                             GRANTED IN 1996     PRICE     DOLLAR VALUE(1)
                         ----                            -----------------   --------   ---------------
Ronald D. Agronin......................................        7,500          $11.25        $56,025
James F. Calvano.......................................        7,500           11.25         56,025
Martin P. Gregor.......................................        7,500           16.00         79,642
Alan D. Liker..........................................        7,500           11.25         56,025
Jeffrey R. Mirkin......................................        7,500           11.25         56,025
Dr. Stephen L. Weber...................................        7,500           11.25         56,025

---------------

(1) Based upon a Black-Scholes option pricing model. See Note 10 to the Company's Consolidated Financial Statements.

     As of December 31, 1996, options to purchase a total of 70,000 shares of Class A Common Stock with exercise prices ranging from $9.50 to $16.00 per share were outstanding under the Directors' Plan. After giving effect to the proposed amendment to the Directors' Plan, an additional 80,000 options to purchase shares of Common Stock will be available for grant to non-employee directors of the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The rules concerning the federal income tax consequences with respect to Options granted and to be granted pursuant to the Directors' Plan are technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general description of certain of the federal income tax consequences associated with the Options. The following discussion does not set forth (i) any federal tax consequences other than income tax consequences or (ii) any state, local or foreign tax consequences that may apply.

     Nonqualified Options. An outside director will not recognize any taxable income upon the grant of a Nonqualified Option, and the Company will not receive an income tax deduction at the time of such grant. Upon the exercise of a Nonqualified Option, the outside director generally will recognize ordinary income, and the Company will be entitled to take an income tax deduction, in an amount equal to the excess of the fair market value of the Class A Common Stock on the date of exercise over the option price. Upon a subsequent sale of the Class A Common Stock by the outside director, the outside director will recognize short-term or long-term capital gain or loss.

     In addition, (i) in the event that the exercisability or vesting of any Option is accelerated because of a change in control, a portion of the compensation relating to the Option may constitute a parachute payment under
Section 280G of the Code, pursuant to which the Company is disallowed any income tax deduction for such excess parachute payment, and in connection with which an outside director receiving excess parachute payments may be subject to an excise tax under Section 4999 of the Code, and (ii) special rules apply to an outside director who exercises a Nonqualified Option by paying the option price, in whole or in part, with shares of Class A Common Stock.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting will be required to approve the proposed amendment to the Directors' Plan. Proxies will be voted in accordance with the specification marked thereon, and if no specification is made, will be voted "FOR" adoption of the proposed amendment to the Directors' Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE DIRECTORS' PLAN.

                ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS

     On January 13, 1997, pursuant to the terms of a Consent Agreement dated as of January 13, 1997 among Ford and Messrs. Miller, Kennedy and Congdon (the three holders of all of the outstanding Class B Common Stock, representing, in the aggregate, over 67% of the outstanding voting power of the Common Stock), Messrs. Miller, Kennedy and Congdon executed the Written Consent approving the issuance of the shares of Class A Common Stock issuable upon conversion of the Series A Convertible Preferred Stock to be issued to Ford pursuant to the Stock Purchase Agreements. The holders of the Class B Common Stock together own an aggregate of 44,750 shares of Class A Common Stock. Pursuant to Regulation 14C under the Exchange Act, the Company is required to provide to all holders of Common Stock certain information in connection with the taking of stockholder action by the Written Consent. All the information required to be delivered to stockholders pursuant to Regulation 14C is contained in this Proxy Statement.

     In accordance with Regulation 14C, no corporate action shall be taken pursuant to the Written Consent until at least 20 days after the date on which this Proxy Statement is first mailed to stockholders. This Proxy Statement is being mailed on or about March 25, 1997.

     NO PROXY OR CONSENT IS BEING SOLICITED BY THE BOARD OF DIRECTORS WITH RESPECT TO THE WRITTEN CONSENT.

                             THE BUDGET ACQUISITION

BACKGROUND OF THE BUDGET ACQUISITION

     In January and October 1995 and July 1996, management of TEAM and representatives of Credit Suisse First Boston Corporation ("CSFB"), financial advisor to TEAM, met with representatives of Ford to discuss the possible acquisition of BRACC by TEAM. While Ford does not own any common stock of BRACC, Ford has the right, pursuant to certain contractual arrangements, to designate the purchaser of the BRACC common stock. Following each of such meetings, Ford informed TEAM that it was not interested in pursuing discussions regarding the sale of BRACC at that time.

     In October 1996, Ford retained J.P. Morgan Securities Inc. ("J.P. Morgan") to act as its exclusive financial advisor in connection with the sale of BRACC. J.P. Morgan prepared an information package for BRACC and conducted an auction process to effect the sale of BRACC. Thereafter, TEAM and representatives of CSFB and legal counsel for TEAM conducted a due diligence review of BRACC. Upon completion of such due diligence investigation, TEAM submitted its bid for the acquisition of BRACC.

     On January 5, 1997, J.P. Morgan informed TEAM that it was the successful bidder for the acquisition of BRACC. From January 7 through January 13, 1997, representatives of management of both Ford and TEAM, together with their respective legal and financial advisors, met to negotiate the specific structure and terms of the proposed acquisition and the definitive documentation, including stock purchase agreements (the "Stock

Purchase Agreements") between TEAM and each of Ford, BRACC and John J. Nevin, (the common stockholder of BRACC), pursuant to which, upon the terms and subject to the conditions thereof, TEAM would acquire the outstanding capital stock of BRACC.

     On January 12, 1997, at a meeting of TEAM's Board of Directors that included the participation of TEAM's legal and financial advisors, TEAM's Board of Directors reviewed the structure of the proposed transaction and the terms of the proposed Stock Purchase Agreements, including the proposed issuance to Ford of shares of a newly created class of TEAM's preferred stock as part of the consideration for the transaction (the "Equity Consideration"). At this meeting, CSFB made a presentation to TEAM's Board of Directors and stated that it was prepared, subject to review of the final documentation for the transaction, to deliver to the Board of Directors a fairness opinion in respect of the proposed transaction, as more fully described below. The Board then discussed a schedule for the timing of finalizing the terms of the Stock Purchase Agreements.

     On January 12, 1997, the BRACC Board of Directors held a meeting. Following discussion, the BRACC Board of Directors approved the terms of the Stock Purchase Agreements and the transactions contemplated thereby.

     On January 13, 1997, TEAM's Board of Directors held a meeting to approve the terms of Stock Purchase Agreements. At this meeting, CSFB delivered to the Board of Directors its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated January 13, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid by TEAM in the Budget Acquisition was fair to TEAM from a financial point of view, and reviewed with the Board of Directors the financial analyses performed by CSFB in connection with such opinion. See
"-- Opinion of TEAM's Financial Advisor." TEAM's outside counsel reviewed for the Board the terms of the Stock Purchase Agreements and related documentation. The Board of Directors of TEAM then approved the execution of the Stock Purchase Agreements and the consummation of the Budget Acquisition pursuant to the terms of the Stock Purchase Agreements.

     On January 13, 1997, pursuant to the terms of the Consent Agreement dated as of January 13, 1997, among Ford and Messrs. Miller, Kennedy and Congdon, (the three holders of all of the outstanding Class B Common Stock representing, in the aggregate, over 67% of the outstanding voting power of the Common Stock) executed the Written Consent action approving the issuance to Ford of shares of Class A Common Stock issuable to Ford upon conversion of the Equity Consideration. See "Action Taken By Written Consent of Stockholders" elsewhere in this Proxy Statement.

     On January 13, 1997, TEAM, Ford, BRACC and the other parties to the Stock Purchase Agreements executed the Stock Purchase Agreements.

     On January 13, 1997, TEAM obtained a commitment letter from Credit Suisse First Boston, the Swiss banking affiliate of CSFB (the "Commitment Letter"), pursuant to which Credit Suisse First Boston committed to provide a bridge term loan of up to $225 million (the "Bridge Loan") to TEAM, on the terms and subject to the conditions specified in such Commitment Letter. Also on January 13, 1997, at the request of TEAM, CSFB delivered to Ford a letter stating that, based on, among other things, then current market conditions, and subject to certain conditions specified in such letter, CSFB was highly confident of CSFB's ability to privately place a $600 million asset-backed commercial paper program and to arrange or provide a $25 million replacement letter of credit in connection with TEAM's obligation to refinance certain indebtedness of BRACC in the Budget Acquisition. CSFB also stated in this letter that, in its capacity as TEAM's financial advisor, it was confident that, subject to certain conditions specified in such letter, the remainder of the Ford Motor Credit Company loan to BRACC could be refinanced by TEAM. See "-- Financing Plan for the Budget Acquisition."

     TEAM has arranged to place, concurrently with the consummation of the Offering, (i) $50.0 million aggregate principal amount of Convertible Subordinated Notes, Series B, due 2007 (the "Series B Convertible Notes") and
(ii) $125.0 million aggregate principal amount of Guaranteed Senior Notes due 2007 (the "Guaranteed Senior Notes") (collectively, the "Debt Placements"). The Debt Placements are private offerings and will not be registered with the Commission. The Offering, as well as the Debt Placements and new fleet financing facilities in the aggregate principal amount of approximately $850 million (the "New Fleet Financings"), will be consummated concurrently with the Budget Acquisition and will provide a portion of the financing for the Budget Acquisition. The Budget Acquisition is not conditioned on consummation of the Offering, the Debt Placements or the New Fleet Financings. If the Offering and the Debt Placements are not consummated, TEAM has available alternative sources of financing for the Budget Acquisition. See "-- Financing Plan for the Budget Acquisition." The consummation of the Offering is contingent upon approval of the Amendment by the stockholders of TEAM. See "-- Financing Plan for the Budget Acquisition."

REASONS FOR THE BUDGET ACQUISITION

     TEAM is the largest U.S. Budget franchisee and is one of the largest independent retailers of late model vehicles in the United States. TEAM's strategy since its inception has been to significantly expand its Budget franchise base and to develop a branded retail car sales operation within its Budget franchise territories and since 1995 has been interested in pursuing an acquisition of BRACC. The Board of Directors of TEAM believes that the Budget Acquisition will provide a strategic opportunity for TEAM to improve the performance and profitability of the Budget System. The "Budget System" or "Budget" refers to the business of renting cars and trucks conducted by BRACC and its franchisees (including TEAM). Upon completion of the Budget Acquisition, the operations of TEAM (including BRACC) (the "Budget Group") will consist of 455 company-owned locations in the United States, with these locations accounting for approximately 76% of 1996 U.S. system-wide revenues. Accordingly, the Budget Acquisition will mark a significant furtherance of the initiative undertaken by BRACC approximately 10 years ago to make the transition from being a franchising company to being an operating company, as well as a furtherance of TEAM's strategy of additional consolidation in the Budget System. Management believes that Budget Group's increased level of company-owned operations will enable it to improve the performance of the Budget System and to compete more effectively in both the corporate and consumer segments of the vehicle rental industry. Budget Group will be managed by officers having significant experience with BRACC and TEAM, who will utilize operating strategies and systems that have proven most effective for BRACC and TEAM. Management has developed a business strategy designed to increase the revenues and improve the profitability of Budget Group by consolidating the Budget System. Key elements of this strategy are to consolidate and enhance the Budget brand; improve the performance of Budget Group's car rental operations; continue to expand retail car sales operations; and expand truck rental operations. See "Business of Budget
Group -- Strategy."

TERMS OF THE STOCK PURCHASE AGREEMENTS

     Consideration. The consideration to be paid by TEAM pursuant to the Stock Purchase Agreements consists of (i) approximately $275.0 million of Cash Consideration (subject to adjustment under certain circumstances) and (ii) the issuance to Ford of the Equity Consideration. The Equity Consideration will be the greater of (i) 4,500 shares of the newly created Series A Convertible Preferred Stock and (ii) a number of shares of Series A Convertible Preferred Stock equal to the product of (x) .001 and (y) the quotient obtained by dividing 75,000,000 by the average of the closing prices of the Class A Common Stock for the ten consecutive trading days immediately preceding the second trading day prior to the closing date of the Budget Acquisition. Each share of Series A Convertible Preferred Stock will be non-voting, will not carry a dividend and will automatically convert into 1,000 shares of Class A Common Stock at such time as the record ownership of such share of Series A Convertible Preferred Stock is transferred to or held by any person or any entity other than Ford or an affiliate of Ford. In addition, based upon the closing price of the Class A Common Stock on The Nasdaq National Market on March 21, 1997, TEAM is obligated under the Stock Purchase Agreements to purchase approximately $100.7 million of the currently outstanding indebtedness to Ford and Ford is obligated to cancel an additional $128.3 million of outstanding BRACC indebtedness. Based upon the closing price of the Class A Common Stock on The Nasdaq National Market on January 13, 1997, the date of execution of the Stock Purchase Agreements, the amount of BRACC indebtedness that TEAM agreed to purchase would have been $105.8 million and the amount of BRACC indebtedness that Ford agreed to cancel would have been $123.3 million. TEAM is also obligated under the Stock Purchase Agreements to refinance approximately $856.2 million of indebtedness outstanding under BRACC's existing fleet financing facilities. See "-- Financing Plan for the Budget Acquisition."

     Special Bonus Program. Pursuant to the Stock Purchase Agreements, concurrently with the consummation of the Budget Acquisition, Ford is required to contribute $2.4 million in cash to BRACC or TEAM in connection with the establishment of a special bonus program (the "Special Bonus Program") providing for bonus payments to BRACC employees with an aggregate value equal to $4.8 million. The Special Bonus Program will be on such terms as Ford and TEAM agree after good faith negotiations and, in any event, will provide for broad participation by employees of BRACC. TEAM may, at its option, fund one-half of the Special Bonus Program in options to purchase Common Stock of TEAM. TEAM currently plans to satisfy a portion of its obligations with respect to the Special Bonus Program by issuing options under TEAM's 1994 Option Plan.

     Conditions to the Closing. The obligations of TEAM, Ford, BRACC and the other parties to the Stock Purchase Agreements to consummate the Budget Acquisition are subject to the satisfaction or, where legally permitted, waiver of certain conditions, including among others (i) the absence of any temporary restraining order, preliminary or permanent injunction or other order or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Stock Purchase Agreements, (ii) the expiration or termination of the waiting period applicable to the consummation of the Budget Acquisition under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), (iii) redemption by BRACC of its outstanding Series X Preferred Stock and (iv) termination of the existing stockholders' agreement between Ford and the common stockholder of BRACC. The closing of each of the transactions contemplated by the Stock Purchase Agreements is conditioned upon the concurrent consummation of all of the transactions contemplated by the Stock Purchase Agreements.

     Stockholder Approval. Simultaneously with the execution of the Stock Purchase Agreements, the holders of all of the outstanding Class B Common Stock of TEAM executed the Written Consent approving the issuance of the Equity Consideration. No other approval of the stockholders of TEAM is required in connection with the Budget Acquisition. See "Action Taken by Written Consent of Stockholders."

     Termination. The Stock Purchase Agreements may be terminated under certain circumstances, including, among others, if the closing of the transactions contemplated by the Stock Purchase Agreements shall not have occurred on or prior to October 15, 1997 or by mutual written agreement of the parties to the Stock Purchase Agreements.

     Indemnification. Under the terms of the Stock Purchase Agreements, subject to certain limitations described below, Ford has agreed to indemnify TEAM against losses arising out of or resulting from (a) any breach by Ford of a representation or warranty contained in the Stock Purchase Agreements, (b) any breach by BRACC of any BRACC representation or warranty in its Stock Purchase Agreement (without giving effect (other than with respect to representations on environmental liabilities) to any exception contained therein for matters that would or would not, as the case may be, have a material adverse effect on BRACC), (c) any breach by the common stockholder of BRACC of a representation, warranty or covenant contained in its Stock Purchase Agreement or (d) any failure by Ford to perform any agreement or covenant contained in its Stock Purchase Agreement. Ford will not be required to indemnify TEAM for any losses except to the extent that (i) the breach of the particular representations and warranties as to which indemnification is sought has resulted in losses, individually, in excess of $15,000 and (ii) the breach of all such representations and warranties as to which indemnification is sought has resulted in aggregate losses in excess of $2 million. Ford will not, in any event, be required to pay (x) the first $2 million of losses incurred by TEAM or
(y) any losses of TEAM under the Stock Purchase Agreements or otherwise to the extent that the aggregate amount of losses incurred by TEAM theretofore paid by Ford exceeds $40 million. The $40 million limitation will not apply with respect to any claim for indemnification in respect of a breach by BRACC of its representations and warranties with respect to employee programs and taxes. Claims for breaches of representations and warranties must be brought prior to the first anniversary of the closing date of the Budget Acquisition (subject to certain limited exceptions, including representations with respect to tax, environmental and employee benefit matters).

     TEAM has agreed to indemnify Ford against, and agreed to protect, save and keep harmless Ford from payment of, and assumed liability for the payment of, all losses arising out of or resulting from (i) any breach by TEAM of a representation or warranty contained in the Stock Purchase Agreements or (ii) any failure by TEAM to perform any agreement or covenant contained in the Stock Purchase Agreements.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES TO BE ADDED IN CONNECTION WITH THE BUDGET ACQUISITION

     In connection with the Budget Acquisition, certain executive officers and significant employees of BRACC are expected to join the management team of the Budget Group. See "Management of Budget Group."

INTEREST OF CERTAIN PERSONS IN THE BUDGET ACQUISITION

     Series A Convertible Preferred Stock. Upon consummation of the Budget Acquisition and the Offering, Ford will beneficially own an aggregate of approximately 22.1% of the total outstanding shares of the Company's Class A Common Stock (assuming conversion of all of the shares of Series A Convertible Preferred Stock into shares of Class A Common Stock, but assuming no conversion of any outstanding stock options, warrants, convertible notes or shares of Class B Common Stock into Class A Common Stock). The Series A Convertible Preferred Stock to be issued to Ford as the Equity Consideration will be automatically converted into approximately 4,500,000 shares of Class A Common Stock (subject to adjustment) in the event that the beneficial or record ownership of such shares of Series A Convertible Preferred Stock is transferred to or held by any person or entity that is not Ford or an affiliate of Ford. Ford may elect to transfer the Series A Convertible Preferred Stock and thereby effect a conversion of the Series A Convertible Preferred Stock into Class A Common Stock at any time. See "Description of Capital Stock."

     Preferred Stockholders Agreement. In connection with the consummation of the Budget Acquisition, Ford and TEAM will enter into the Preferred Stockholders Agreement (the "Preferred Stockholders Agreement"). Pursuant to the terms of the Preferred Stockholders Agreement, Ford will agree that, during the period commencing on the closing date of the Budget Acquisition and terminating on the first anniversary of such closing date, Ford and its affiliates will not, directly or indirectly, (i) purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any equity securities of TEAM if, immediately after such purchase or acquisition, Ford's equity interest in TEAM would equal or exceed the equity interest of Ford in TEAM as of the closing date of the Budget Acquisition, or (ii) propose or offer to enter into certain Business Combinations (the "Standstill Agreement"). "Business Combination" means any one of the following transactions: (i) any merger or consolidation of BRACC or any subsidiary of BRACC with Ford or any affiliate of Ford; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by BRACC in one transaction or a series of transactions to or with Ford or any affiliate of Ford of all or a substantial part of the consolidated assets of BRACC; (iii) the adoption of any plan or proposal for the liquidation or dissolution of BRACC proposed by or on behalf of Ford or any affiliate of Ford; or (iv) any reclassification of securities, recapitalization of BRACC or any merger or consolidation of BRACC with any subsidiary of BRACC or any other transaction to which BRACC is a party which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary of BRACC which is owned by Ford or any affiliate of Ford. The Standstill Agreement will not apply during any period in which Ford's equity interest in TEAM is less than ten percent, to any issuance and sale of new equity securities by TEAM to Ford or any Ford affiliate, or to certain other permitted acquisition transactions. Additionally, Ford will agree that it will not, directly or indirectly, sell, transfer or otherwise dispose of any equity securities of TEAM beneficially owned by Ford except pursuant to a registered underwritten public offering, pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to TEAM or a subsidiary thereof, or to a Ford affiliate. TEAM will agree that, during the period beginning on the date of the Preferred Stockholders Agreement and ending on the earliest of (i) nine months following the date thereof, (ii) the date on which Ford's equity interest in TEAM is less than 50% of its equity interest as of the closing date of the Budget Acquisition and (iii) if, on the date eight months from the date of the Preferred Stockholders Agreement, there is not pending a request for registration pursuant to Ford's demand registration rights (including a request in connection with which securities registered pursuant to a registration statement in connection with a Ford demand registration request have not all been offered or fully distributed), then, on the eight-month anniversary of the closing date of the Budget Acquisition, TEAM will not (x) issue or sell TEAM equity securities (subject to certain exceptions),
(y) acquire control of any person or assets or business for cash consideration in excess of $20 million or (z) make any acquisition in a transaction involving TEAM equity securities (subject to certain exceptions) without the written consent of Ford. Pursuant to the Preferred Stockholders Agreement, TEAM will grant to Ford certain registration rights with respect to the equity securities of TEAM held by Ford and its affiliates. See "Description of Capital
Stock -- Registration Rights."

RELATED AGREEMENTS

     Supply Agreement. Concurrently with the consummation of the Budget Acquisition, BRACC will enter into a supply agreement with Ford (the "Supply Agreement"). Under the terms of the Supply Agreement, BRACC and its affiliates (which term includes TEAM but does not include other Budget franchisees) will agree to purchase or lease Ford vehicles in such quantity in the United States, Canada and other countries outside the European Union so that the percentage of Ford vehicles purchased or leased in each country shall be at least 70% of the total number of vehicles leased or purchased in each model year by BRACC and its affiliates. In the United States, BRACC and its affiliates and franchisees will purchase or lease at least 80,000 Ford vehicles in each model year. Under the terms of the Supply Agreement, Ford and its affiliates will agree to offer to BRACC and its affiliates and franchisees, for each model year, vehicles and fleet programs that are generally competitive with the vehicles and fleet programs of other automotive manufacturers. Ford also will agree to make reasonable allocations of Ford vehicles available to BRACC and its affiliates and franchisees, and such allocation in the United States in any model year must be at least 80,000 vehicles. The Supply Agreement will be effective from September 1, 1997 through August 31, 2007, and is subject to exceptions and revisions upon the occurrence of force majeure events.

     Under the terms of the Supply Agreement, Budget Group has agreed to pay Ford, on September 1, 1998 and on each anniversary through September 1, 2004, an annual royalty equal to the greater of (i) one percent of net vehicle revenue of BRACC for the prior model year, or (ii) a specified minimum amount (equal to $9.9 million for the September 1, 1998 annual royalty payment and subject to adjustment for each annual period thereafter, based upon changes in the consumer price index). The minimum royalty payable with respect to each model year will be reduced by a stated amount for each Ford vehicle purchased by BRACC and its affiliates and franchisees in excess of 123,000 Ford vehicles. The aggregate of all royalties paid to Ford over the term of the Supply Agreement is subject to a limit of $100 million.

     Advertising Agreement. Concurrently with the consummation of the Budget Acquisition, BRACC will enter into a 10-year advertising agreement with Ford (the "Advertising Agreement") under which BRACC will undertake to carry out promotional programs that feature and promote the rental of Ford vehicles. Such promotional programs include a wide variety of advertising and promotional activities to promote Ford products. Under the terms of the Advertising Agreement, Ford will pay to Budget for such advertising and promotional activities a stated base amount for each model year with an annual consumer price index adjustment. The base amount is fixed for the first five model years (beginning with model year 1998) and Ford and Budget agree to negotiate in good faith to determine the base amount for the last five years of the Advertising Agreement. Ford will not be required to pay the amount specified under the Advertising Agreement for any model year if the percentage of Ford vehicles acquired during the model year falls below 55%, subject to certain exceptions set forth in the Advertising Agreement, and will be required to pay more than the base amount if the percentage of Ford vehicles acquired during the model year exceeds 55%. Payments by Ford under the Advertising Agreement are also subject to reduction if the total of Ford vehicles acquired in any model year falls below the total of Ford vehicles acquired in model year 1997.

FINANCING PLAN FOR THE BUDGET ACQUISITION

     TEAM intends to use a portion of the net proceeds of the Offering, the Debt Placements and the New Fleet Financings to finance the Budget Acquisition. The following table sets forth the estimated sources and uses of consideration required to complete the Budget Acquisition (assuming consummation of the Transactions (as defined in "Pro Forma Consolidated Financial Statements of Budget Group") on March 21, 1997):

                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
SOURCES:
  Class A Common Stock Offering(a)..........................    $  145.4
  Series A Convertible Preferred Stock(b)...................       100.7
  Convertible Subordinated Notes, Series B, due 2007........        50.0
  Guaranteed Senior Notes due 2007..........................       125.0
  New Fleet Financings(c)...................................       835.8
                                                                --------
          Total sources.....................................    $1,256.9
                                                                ========
USES:
  Budget Acquisition(d).....................................    $  375.7
  Repayment of BRACC Fleet Financing Facilities(e)..........       856.2
  Fees and expenses(f)......................................        25.0
                                                                --------
          Total uses........................................    $1,256.9
                                                                ========

---------------

(a) Assumes a public offering price of $22.375 per share (based on the closing price of the Class A Common Stock on March 21, 1997).

(b) Represents the value of the 4,500 shares of Series A Convertible Preferred Stock based on the closing price of the Class A Common Stock on March 21, 1997. See "The Budget Acquisition -- Terms of the Stock Purchase
    Agreement -- Consideration."

(c) Represents the amount drawn at closing under the New Fleet Financings (as defined herein) assuming a fleet size for Budget Group equivalent to the combined fleet size of TEAM and BRACC at March 21, 1997.

(d) Represents (i) $275.0 million to purchase common stock of BRACC (of which $274.0 million will be paid to BRACC for newly issued shares of BRACC common stock and $1.0 million will be paid to the common stockholder of BRACC) and
    (ii) $100.7 million of Series A Convertible Preferred Stock to be issued to Ford (based on the value of 4,500,000 shares of Class A Common Stock, as of March 21, 1997). BRACC will use the $274.0 million in cash that it receives as follows: (i) $269.0 million to repay outstanding indebtedness of BRACC to Ford and (ii) $5.0 million to redeem outstanding Series X Preferred Stock. In addition, concurrently with the Budget Acquisition, Ford will cancel $128.3 million of additional outstanding BRACC indebtedness.
(e) Represents (i) $370.7 million outstanding under a commercial paper facility,
    (ii) $366.2 million of the vehicle facility provided by Ford to finance non-Ford vehicles and (iii) $198.3 million of the vehicle facility provided by Ford to finance Ford vehicles, net of $79.0 million of fleet indebtedness to be forgiven by Ford, which represents the remaining portion of the $128.3 million of outstanding BRACC indebtedness to be cancelled by Ford which was first applied to extinguish the existing working capital facility balance of $419.0 million.
(f) Includes underwriting discounts and commissions in connection with the Offering, the Debt Placements and the New Fleet Financings.

     In the event that the Offering and the Debt Placements are not consummated, TEAM will consider alternative sources of financing for the Budget Acquisition. TEAM has obtained a Commitment Letter from Credit Suisse First Boston, the Swiss banking affiliate of CSFB, pursuant to which Credit Suisse First Boston committed to provide a Bridge Loan of up to $225.0 million to TEAM, on the terms and subject to certain conditions specified in such Commitment Letter. The Bridge Loan, if funded, will be unsecured senior indebtedness of TEAM and will mature 364 days after the closing date of the Budget Acquisition.

OPINION OF TEAM'S FINANCIAL ADVISOR

     CSFB has acted as financial advisor to TEAM in connection with the Budget Acquisition. CSFB was selected by TEAM based on CSFB's experience, expertise and familiarity with TEAM and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with CSFB's engagement, TEAM requested that CSFB evaluate the fairness of the consideration to be paid by TEAM in the Budget Acquisition from a financial point of view. On January 13, 1997, at a meeting of TEAM's Board of Directors held to approve the Budget Acquisition, CSFB rendered to the Board of Directors of TEAM its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated January 13, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid by TEAM in the Budget Acquisition was fair to TEAM from a financial point of view.

     THE FULL TEXT OF CSFB'S WRITTEN OPINION TO THE BOARD OF DIRECTORS OF TEAM DATED JANUARY 13, 1997, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMMON STOCK OF TEAM ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CSFB'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF TEAM AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY TEAM IN THE BUDGET ACQUISITION FROM A FINANCIAL POINT OF VIEW TO TEAM, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED BUDGET ACQUISITION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, CSFB reviewed the Stock Purchase Agreements, forms of the Supply Agreement and the Advertising Agreement attached as exhibits to the Stock Purchase Agreements to be entered into at the closing of the Budget Acquisition, certain publicly available business and financial information relating to TEAM, and certain business and financial information relating to BRACC provided by Ford and BRACC. CSFB also reviewed certain other information, including financial forecasts provided to CSFB by BRACC and TEAM, and met with the managements of TEAM and BRACC to discuss the businesses and prospects of TEAM and BRACC. CSFB also considered certain financial data of BRACC and compared that data with similar data for other publicly held companies in business similar to those of TEAM and BRACC and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of TEAM and BRACC as to the future financial performance of TEAM and BRACC. CSFB also assumed, with the consent of the Board of Directors of TEAM, that no penalties will be paid by TEAM to Ford under the Supply Agreement. In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BRACC, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to CSFB, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of its opinion. CSFB did not express any opinion as to what the value of the Series A Convertible Preferred Stock actually will be when issued to Ford pursuant to the Stock Purchase Agreements (or as to the value of the Class A Common Stock issuable upon the conversion of the Series A Convertible

Preferred Stock) or the prices at which such securities will trade or otherwise be transferable subsequent to the Budget Acquisition. Although CSFB evaluated the consideration to be paid by TEAM in the Budget Acquisition from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the Budget Acquisition, which consideration was determined through negotiation between TEAM and Ford. No other limitations were imposed by TEAM on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

     Pursuant to the terms of CSFB's engagement, TEAM has agreed to pay CSFB for its services in connection with the Budget Acquisition an aggregate financial advisory fee of $5 million. TEAM also has agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including the fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement.

     CSFB has in the past performed certain investment banking services for TEAM, BRACC and Ford, for which services CSFB has received compensation. Credit Suisse First Boston, the Swiss banking affiliate of CSFB, is acting as a lender, and CSFB is acting as lead underwriter and placement agent, in connection with various components of TEAM's financing for the Budget Acquisition, for which services such entities will receive compensation. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both TEAM and Ford for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Budget Acquisition will not result in the recognition of any taxable income to TEAM or the stockholders of TEAM for federal income tax purposes. The terms of the Budget Acquisition may result in the recognition of income to BRACC from the cancellation of its indebtedness owed to Ford, to the extent that such cancellation of indebtedness is not excluded from BRACC's gross income by the insolvency exception provided in Section 108(a)(l)(B) of the Code. To the extent that BRACC's cancellation of indebtedness income is excluded from gross income under the insolvency exception, BRACC will be required under Section 108(b) of the Code to reduce its net operating loss for the current taxable year and its net operating loss carryforwards (and the tax basis of its assets, if such net operating loss and carryforwards are less than the amount of such excluded income). The reduction of its current year net operating loss and net operating loss carryforwards should not be material to BRACC, however, since such tax loss benefits have limited utility to BRACC because of the limitations imposed by
Section 382 of the Code. In addition, under the Stock Purchase Agreements, Ford has represented and warranted to TEAM that to the extent any discharge of indebtedness by Ford is not excluded from BRACC's gross income, BRACC will have available net operating loss carryforwards (taking into account the limitations under Section 382 of the Code) at least equal to the amount of any such nonexcluded income. Accordingly, TEAM does not anticipate that the Budget Acquisition will result in any significant adverse federal income tax consequences to BRACC.

     The foregoing summary considers only the federal income tax consequences of the Budget Acquisition and does not address any tax consequences of the transaction under state, local or foreign law.

REGULATORY APPROVALS REQUIRED

     Under the Stock Purchase Agreements, the obligations of all the parties to the Stock Purchase Agreements to consummate the Budget Acquisition are conditioned upon the expiration or termination of all applicable waiting periods under the HSR Act, and the receipt of all applicable approvals and clearances under any other applicable merger control law or regulation, except for those for which the failure to obtain such approval or clearance would not result in a material adverse affect on the Company or BRACC, respectively. Other than as discussed below, the Company does not believe that any regulatory approvals are required.

     Under the HSR Act, the Budget Acquisition may not be consummated unless notification has been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the waiting period has expired or been terminated. Pursuant to the HSR Act, on February 7, 1997, TEAM and BRACC each filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the Budget Acquisition. The 30-day waiting period under the HSR Act applicable to the Budget Acquisition expired on March 9, 1997.

     Notwithstanding the termination of the HSR Act waiting period, at any time before or after consummation of the Budget Acquisition, the FTC or Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Budget Acquisition or to cause the divestiture of substantial assets of TEAM. In addition, states and private parties may also bring legal action under the antitrust laws under certain circumstances. Based on information available to TEAM, TEAM believes that the Budget Acquisition can be effected in compliance with federal and state antitrust laws. There can be no assurance, however, that a challenge to the consummation of the Budget Acquisition based on an alleged violation of the antitrust laws will not be made or that, if such a challenge were made, TEAM would prevail or would not be required to accept certain conditions, possibly including divestitures, in order to consummate the Budget Acquisition.

FOREIGN FILINGS AND REGULATORY APPROVALS

     TEAM and BRACC must also obtain approvals or clearances in several foreign jurisdictions and await the expiration or termination of applicable waiting periods in those jurisdictions before consummating the Budget Acquisition. The parties presently believe that they are required to file pre-merger notifications with the appropriate regulatory authorities in (i) Ireland pursuant to the Mergers, Take-Overs and Monopolies (Control) Act of 1978, as amended by the Competition Act of 1991; (ii) Sweden pursuant to the Competition Act of 1993; (iii) Austria pursuant to the Cartel Act of 1988, as amended; and
(iv) Portugal pursuant to Decree Law No. 371/93. If the parties identify additional foreign jurisdictions in which pre-merger notification is required, they will make applicable filings and await the expiration or termination of all applicable waiting periods in those jurisdictions before consummating the Budget Acquisition.

     Notwithstanding the submission of the appropriate pre-merger notification filings, the antitrust and competition regulatory authorities in these and other foreign jurisdictions remain free to investigate and take legal action against the parties, including seeking to enjoin the consummation of the Budget Acquisition or to cause the divestiture of substantial assets of TEAM. In addition, private parties may also bring legal action under the antitrust and competition laws of these foreign jurisdictions under certain circumstances. Based on the information available to TEAM, TEAM believes that the Budget Acquisition can be effected in compliance with the antitrust and competition laws of these foreign jurisdictions. However, there can be no assurance that a challenge to the consummation of the Budget Acquisition based on an alleged violation of the antitrust and competition laws of foreign jurisdictions will not be made or that, if such challenge were made, TEAM would prevail or would not be required to accept certain conditions, possibly including divestitures, in order to consummate the Budget Acquisition.

ACCOUNTING TREATMENT

     The Budget Acquisition will be accounted for under the "purchase method" of financial accounting. A final determination of required purchase accounting adjustments and of fair value of the stock, assets and liabilities of BRACC has not yet been made. Following the Budget Acquisition, TEAM will undertake a study to determine the fair value of BRACC's specific assets and liabilities and will make appropriate purchase accounting adjustments.

APPRAISAL RIGHTS

     Holders of Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Amendment.

RESALES OF TEAM STOCK

     Neither the shares of Series A Convertible Preferred Stock issued to Ford in connection with the Budget Acquisition nor the shares of Class A Common Stock issuable upon conversion of the Series A Convertible Preferred Stock will be registered under the Securities Act. Such shares may only be resold by Ford in compliance with the registration requirements under the Securities Act and the rules and regulations promulgated thereunder or pursuant to exemptions therefrom. In connection with the Budget Acquisition,

TEAM has granted to Ford certain registration rights with respect to the shares of TEAM capital stock received by Ford pursuant to the Stock Purchase Agreements. See "Description of Capital Stock -- Registration Rights."

                           MARKETS AND MARKET PRICES

     The Class A Common Stock is listed on The Nasdaq National Market under the symbol "TBUD." The following table sets forth the high and low sale prices per share for the Class A Common Stock as reported to TEAM by The Nasdaq National Market for the periods indicated:

                                                               HIGH       LOW
                                                              -------   -------
1995
  First Quarter............................................. $  9.75       $  8.00
  Second Quarter............................................    9.00          7.25
  Third Quarter.............................................  11.375          6.50
  Fourth Quarter............................................   10.75         8.125
1996
  First Quarter.............................................   10.50          8.25
  Second Quarter............................................   17.50          9.25
  Third Quarter.............................................   20.25        12.375
  Fourth Quarter............................................   20.25         15.25
1997
  First Quarter (through March 21, 1997)....................   29.50         16.50

     On March 21, 1997, the last sale price of the Class A Common Stock as reported on The Nasdaq National Market was $22.375 per share. As of the Record Date, there were approximately 73 holders of record of the Class A Common Stock.

     The Company has never declared or paid cash dividends on its Common Stock.

     BRACC is privately held and there is no established public market for any of the capital stock of BRACC. BRACC has never declared or paid any cash dividends on its capital stock.

             RECENT SALES OF UNREGISTERED EQUITY SECURITIES OF TEAM

     In February 1996, the Company issued 272,727 shares of Class A Common Stock to Katzin Investments L.C. in partial consideration for all the outstanding shares of capital stock of Arizona Rent-A-Car Systems, Inc. (the "Phoenix Acquisition"). The shares of Class A Common Stock issued in the Phoenix Acquisition were issued pursuant to the exemption from registration under
Section 4(2) of the Securities Act in reliance, in part, upon the representations and warranties set forth in the Phoenix Acquisition agreement.

     In December 1996, the Company issued $80,000,000 of 7.0% Convertible Subordinated Notes due 2003 (the "Series A Convertible Notes") in a private placement to certain insurance companies. The Series A Convertible Notes are convertible into 3,986,049 shares of Class A Common Stock of the Company. The Series A Convertible Notes were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act in reliance, in part, upon the representations and warranties set forth in the related note purchase agreement.

                            OWNERSHIP OF BRACC STOCK

     As of February 1, 1997, BRACC had 10,000 shares of common stock outstanding, all of which were owned by John J. Nevin, and 5006.46 shares of Series X Preferred Stock outstanding, of which 2.31 shares were owned by Ford and 5004.15 shares were owned by Commerzbank Aktiengesellschaft.

                       COMPARATIVE PER SHARE INFORMATION

     The following table sets forth certain per share information for TEAM on both historical and pro forma bases (giving effect to the Budget Acquisition using the purchase method of accounting). No per share data is provided for BRACC because such data is not meaningful.

                                                                 PER SHARE OF COMMON STOCK
                                                              --------------------------------
                                                               NET INCOME(1)     BOOK VALUE(2)
                                                              ----------------   -------------
TEAM -- Historical
  Year ended December 31, 1996..............................       $0.49            $ 8.17
TEAM -- Pro forma
  Year ended December 31, 1996 -- excluding BRACC...........       $0.49            $ 8.17
Budget Group -- Pro forma
  Year ended December 31, 1996..............................       $1.18            $20.36

---------------

(1) Pro forma income represents income per share from continuing operations as if the Budget Acquisition had been consummated as of January 1, 1996.
(2) Historical and pro forma book value per share information for TEAM as of December 31, 1996 is computed by dividing historical stockholders, equity for each respective company by the number of shares of TEAM Common Stock outstanding at the end of each period presented, excluding common stock equivalents. Budget Group pro forma book value per share information as of December 31, 1996 is computed by dividing pro forma stockholders' equity by the number of shares of TEAM Common Stock outstanding on such date and shares issued in certain of the Budget Acquisition Transactions (as defined herein) that were not consummated at December 31, 1996.

          PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF BUDGET GROUP

     The following unaudited pro forma consolidated financial statements (the "Pro Forma Consolidated Financial Statements") are based on the historical financial statements of TEAM and BRACC as of and for the year ended December 31, 1996, adjusted to give effect to the transactions described below. The Pro Forma Consolidated Statement of Operations gives effect to the following transactions as if they had occurred on January 1, 1996: (i) certain transactions effected by TEAM during 1996 that are more fully described below (the "1996 TEAM Transactions") and (ii) the Budget Acquisition and certain related transactions that are more fully described below (the "Budget Acquisition Transactions" and, together with the 1996 TEAM Transactions, the "Transactions"). The Pro Forma Consolidated Balance Sheet gives effect to the Budget Acquisition Transactions as if they had occurred on December 31, 1996.

     The 1996 TEAM Transactions consist of the following: (i) TEAM's acquisition of Van Pool, which was effective on February 1, 1996, TEAM's acquisition of the Phoenix Budget franchise (the "Phoenix Acquisition"), which was effective on March 1, 1996, and TEAM's acquisition of ValCar, which was effective on August 1, 1996 (the "ValCar Acquisition"); (ii) the sale of 3,821,007 shares of Class A Common Stock by TEAM in a public offering in July 1996 (the "July 1996 Public Offering"); (iii) the partial refinancing of TEAM's vehicle rental fleet in December 1996 through the $176.0 million aggregate principal amount Third Fleet Financing Facility; (iv) the private placement of $80.0 million aggregate principal amount of Series A Convertible Notes in December 1996; and (v) the repayment of certain of TEAM's outstanding indebtedness from the proceeds of
(ii), (iii) and (iv) above. The Budget Acquisition Transactions consist of the following: (i) the Budget Acquisition, including the repayment, purchase and forgiveness of certain indebtedness and the necessary purchase accounting and elimination entries; (ii) the Offering and the application of the net proceeds thereof; (iii) the Debt Placements and the application of the net proceeds thereof; and (iv) the New Fleet Financings and the application of the net proceeds thereof and the repayment of certain of BRACC's outstanding indebtedness to Ford from the net proceeds thereof. All acquisitions, including the Budget Acquisition, have been accounted for using the purchase method of accounting.

     The Pro Forma Consolidated Financial Statements do not purport to represent what Budget Group's results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated or to predict Budget Group's results of operations or financial condition in the future. These statements are qualified in their entirety by, and should be read in conjunction with, the historical financial statements of TEAM and BRACC and the notes thereto included elsewhere in this Proxy Statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations of TEAM" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of BRACC."

     The Pro Forma Consolidated Financial Statements give effect only to the adjustments set forth in the accompanying notes and do not reflect any other benefits anticipated by management as a result of the Budget Acquisition Transactions and the implementation of its business strategy or the possible effects of the Supply Agreement and Advertising Agreement.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                         ADJUSTMENTS
                                            ADJUSTMENTS FOR    PRO FORMA                  FOR BUDGET           PRO FORMA
                               HISTORICAL      1996 TEAM       HISTORICAL   HISTORICAL   ACQUISITION             BUDGET
                                  TEAM      TRANSACTIONS(A)       TEAM        BRACC      TRANSACTIONS            GROUP
                               ----------   ---------------    ----------   ----------   ------------          ----------
Operating revenue:
  Vehicle rental revenue.....   $223,250        $10,874         $234,124    $  963,764     $     --            $1,197,888
  Royalty fees...............         --             --               --        60,352       (7,641)(k)            52,711
  Retail car sales revenue...    134,120         21,313          155,433        91,503           --               246,936
  Other......................         --             --               --        17,202       (2,509)(k)            14,693
                                --------        -------         --------    ----------     --------            ----------
         Total operating
           revenue...........    357,370         32,187          389,557     1,132,821      (10,150)            1,512,228
Operating costs and expenses:
  Direct vehicle and
    operating................     35,098          2,372           37,470       121,288       (6,719)(k)           152,039
  Depreciation -- vehicle....     60,735          2,855           63,590       263,846           --               327,436
  Depreciation -- non-vehicle      2,589            343            2,932        26,645           --                29,577
  Cost of car sales..........    113,747         19,639          133,386        78,944           --               212,330
  Advertising, promotion and
    selling..................     22,983            915           23,898        83,304       (2,509)(k)           104,693
  Facilities.................     20,406            871           21,277       114,325           --               135,602
  Personnel..................     53,097          1,955(b)        55,052       248,655           --               303,707
  General and
    administrative...........     11,605          3,968(c)        15,573        54,194           --                69,767
  Amortization...............      1,843             90(d)         1,933        16,969      (10,076)(1)             8,826
                                --------        -------         --------    ----------     --------            ----------
         Total operating
           costs and
           expenses..........    322,103         33,008          355,111     1,008,170      (19,304)            1,343,977
                                --------        -------         --------    ----------     --------            ----------
Operating income (loss)......     35,267           (821)          34,446       124,651        9,154               168,251
                                --------        -------         --------    ----------     --------            ----------
Other (income) expense:
  Vehicle interest expense...     25,336         (4,419)(e)       20,917        92,738       (9,361)(m)(n)(o)     104,294
  Non-vehicle interest
    expense..................      1,501          4,292(f)         5,793        31,444      (16,283)(o)(p)(q)      20,954
  Interest
    income -- restricted
    cash.....................       (781)          (929)(g)       (1,710)           --         (108)(r)            (1,818)
  Non-recurring bank fees....      1,275         (1,275)(h)           --            --           --                    --
  Related party interest.....        118           (118)(i)           --            --           --                    --
                                --------        -------         --------    ----------     --------            ----------
         Total other (income)
           expense...........     27,449         (2,449)          25,000       124,182      (25,752)              123,430
Income before income taxes...      7,818          1,628            9,446           469       34,906                44,821
  Provision for income
    taxes....................      3,321            651(j)         3,972         3,000       11,849(s)             18,821
                                --------        -------         --------    ----------     --------            ----------
         Net income (loss)...   $  4,497        $   977         $  5,474    $   (2,531)    $ 23,057            $   26,000
                                ========        =======         ========    ==========     ========            ==========
Weighted average common and
  common equivalent shares
  outstanding:
  Primary....................      9,488                          11,515                                           22,454
                                                                                                               ==========
  Fully diluted..............      9,552                          11,578                                           26,493
                                                                                                               ==========
Earnings per common and
  common equivalent share:
  Primary....................   $   0.47                        $   0.48                                       $     1.16(t)
                                                                                                               ==========
  Fully diluted..............   $   0.47                        $   0.47                                       $     1.11
                                                                                                               ==========

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

Adjustments for 1996 TEAM Transactions:

(a) Reflects the inclusion of the operations of Van Pool, the Phoenix Budget franchise, and ValCar from January 1, 1996, to their respective dates of acquisition by TEAM of February 1, March 1, and August 1, 1996, respectively, as reflected in the table below.

                                                             VAN POOL   PHOENIX   VALCAR     TOTAL
                                                             --------   -------   -------   -------
      Operating revenue:
        Vehicle rental revenue.............................   $2,660    $8,214         --   $10,874
        Retail car sales revenue...........................       --        --    $21,313    21,313
                                                              ------    ------    -------   -------
             Total operating revenues......................    2,660     8,214     21,313    32,187
                                                              ------    ------    -------   -------
      Operating costs and expenses:
        Direct vehicle and operating.......................      893     1,479         --     2,372
        Depreciation -- vehicle............................      676     2,179         --     2,855
        Depreciation -- non-vehicle........................        8       229        106       343
        Cost of car sales..................................       --        --     19,639    19,639
        Advertising, promotion and selling.................       --       915         --       915
        Facilities.........................................       33       838         --       871
        Personnel..........................................      379     1,913         --     2,292
        General and administrative.........................      148       436      3,421     4,005
        Amortization of franchise rights...................       --         8         --         8
                                                              ------    ------    -------   -------
             Total operating costs and expenses............    2,137     7,997     23,166    33,300
                                                              ------    ------    -------   -------
      Operating income (loss)..............................      523       217     (1,853)   (1,113)
      Other (income) expense:
        Vehicle interest expense...........................      232       991        318     1,541
        Non-vehicle interest expense (income), net.........      (21)        2         --       (19)
                                                              ------    ------    -------   -------
             Total other expense...........................      211       993        318     1,522
      Income (loss) before taxes...........................      312      (776)    (2,171)   (2,635)
        Provision (benefit) for income taxes...............      125      (310)      (869)   (1,054)
                                                              ------    ------    -------   -------
      Net income (loss)....................................   $  187    $ (466)   $(1,302)  $(1,581)
                                                              ======    ======    =======   =======

(b)  Reflects the net increase in personnel expense of $1,955 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $2,292
    Reduction relating to salaries and bonuses previously
     paid to officers of the Phoenix Budget franchise.......    (312)
    Reduction resulting from the elimination of a retirement
     plan...................................................     (25)
                                                              ------
         Net increase in personnel expense..................  $1,955
                                                              ======

(c) Reflects the net increase in general and administrative expense of $3,968 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $ 4,005
    Elimination of management fees paid to former
     shareholders of ValCar.................................     (108)
    Royalty payments made by ValCar to BRACC for the right
     to use the "Budget" trade name for its retail car sales
     facilities during the preacquisition period............  $    71
                                                              -------
         Net increase in general and administrative
          expense...........................................  $ 3,968
                                                              =======

(d)  Reflects the net increase in amortization expense of $90 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $     8
    Amortization of franchise rights resulting from the
     Phoenix Acquisition....................................       60
    Amortization of franchise rights resulting from the
     ValCar Acquisition.....................................       22
                                                              -------
         Net increase in amortization expense...............  $    90
                                                              =======

                             (AMOUNTS IN THOUSANDS)

(e) Reflects the net decrease in vehicle interest expense of $4,419 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $ 1,541
    Amortization of costs incurred in connection with the
     Third Fleet Financing Facility.........................      260
    Interest savings due to the refinancing of debt at
     reduced interest rates under the Third Fleet Financing
     Facility...............................................   (6,220)
                                                              -------
         Net decrease in vehicle interest expense...........  $(4,419)
                                                              =======

(f) Reflects the net increase in non-vehicle interest expense of $4,292 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $   (19)
    Interest expense that would have been incurred on
     borrowings of $15.0 million to effect the Phoenix
     Acquisition............................................      217
    Interest expense incurred on the Series A Convertible
     Notes..................................................    3,901
    Amortization of costs incurred in connection with the
     issuance of Series A Convertible Notes.................      193
                                                              -------
         Net increase in non-vehicle interest expense.......  $ 4,292
                                                              =======

Because the Series A Convertible Notes are unsecured indebtedness, the entire interest expense is included in non-vehicle interest expense, even though a portion of the proceeds have been used to fund the fleet. Based on the average fleet debt outstanding during the period that could have been funded by the Series A Convertible Notes, approximately $3,000 of the interest cost incurred is attributable to funding the fleet.

(g) Reflects the $929 increase in interest income -- restricted cash earned on restricted cash balances remaining in TEAM's restricted cash account after application of the proceeds received from the Third Fleet Financing Facility, the Series A Convertible Notes and the July 1996 Public Offering to TEAM's outstanding indebtedness. Under the terms of the Third Fleet Financing Facility, specified amounts of cash are required to be maintained in a restricted cash account, with such amounts earning interest at a rate of 4.5% per annum.

(h) Reflects the elimination of $1,275 in non-recurring financing fees related to bridge loans that were repaid with the proceeds of the July 1996 Public Offering and that would not have been incurred on a pro forma basis.

(i) Reflects the elimination of $118 of related party interest due to repayment of the related party debt.

(j) Reflects the tax effect of the pro forma adjustments, based on an effective tax rate of approximately 40%.

Adjustments for Budget Acquisition Transactions:

(k)  Reflects the elimination of the following transactions between TEAM and
     BRACC:

    Advertising fees paid by TEAM which were recognized as
      other revenue by BRACC..................................  $2,509
      Royalty expenses paid by TEAM which were recognized as
       royalty fees by BRACC..................................   6,241

     Also reflects the elimination of the current year effect of $1,400 royalty fees recognized by BRACC and $478 royalty expense recognized by TEAM related to the warrant to purchase shares of Class A Common Stock of TEAM held by BRACC (the "BRACC Warrant"). See "Description of Capital
     Stock -- Warrants."

(l) Reflects the elimination of $16,969 of amortization of BRACC's existing goodwill and records an increase of $6,893 amortization on the net goodwill established through purchase accounting adjustments.

(m)  Reflects the increase in vehicle interest expense attributable to:

    Interest expense related to the New Fleet Financings....  $32,084
    Amortization of costs incurred in connection with the
     New Fleet Financings...................................    1,436
                                                              -------
         Increase in vehicle interest expense...............  $33,520
                                                              =======

                             (AMOUNTS IN THOUSANDS)

(n)  Reflects the decrease in vehicle interest expense attributable to:

    Interest savings on vehicle debt refinanced through the
     New Fleet Financings...................................  $34,869
    Interest savings on vehicle debt to Ford paid down by
     BRACC in connection with the Budget Acquisition........    8,012
                                                              -------
         Decrease in vehicle interest expense...............  $42,881
                                                              =======

(o) In calculating the interest expense adjustments arising from the Budget Acquisition Transactions, the assumed rates of interest for the new debt facilities are as follows:

                                                              HISTORICAL
                                                               WEIGHTED    ASSUMED
                                                               AVERAGE     INTEREST
                                                                 RATE        RATE
                                                              ----------   --------
    Guaranteed Senior Notes Due 2007........................        --%      8.55%
    Series B Convertible Notes..............................        --       6.60
    New Fleet Financings --
      Asset-Backed Notes....................................      7.48       6.68
      Commercial Paper Facility.............................      5.43       5.43
      Working Capital Facility..............................      7.84       6.68

    An increase or decrease in the interest rate of one-quarter of one percent (0.25%) with respect to the pro forma balances on all of the above debt facilities would increase or decrease interest expense and income before income taxes by $2,505 based on the average outstanding balance of the debt to be refinanced.

(p)  Reflects the increase in non-vehicle interest expense attributable to:

    Interest expense related to the Debt Placements.........  $13,987
    Amortization of costs incurred in connection with the
     Debt Placements........................................      392
                                                              -------
         Increase in non-vehicle interest expense...........  $14,379
                                                              =======

(q)  Reflects the decrease in non-vehicle interest expense attributable to:

    Elimination of interest on BRACC indebtedness to Ford
      purchased by TEAM through the issuance of Series A
      Convertible Preferred Stock...............................  $ 7,898
    Elimination of interest on working capital debt of $128,317
      forgiven by Ford..........................................   10,066
    Elimination of interest on BRACC indebtedness to Ford paid down by BRACC using the proceeds from BRACC's sale of
      newly issued common stock to TEAM.........................   12,698
                                                                  -------
        Decrease in non-vehicle interest expense................  $30,662
                                                                  =======

(r) Reflects $108 of interest income -- restricted cash on the $2,400 increase in restricted cash resulting from the receipt of Ford's funding of the employee bonus pool to be created in connection with the Budget Acquisition. See "The Budget Acquisition -- Terms of the Stock Purchase Agreements -- Special Bonus Program."

(s) Reflects a tax provision resulting in an overall effective rate of approximately 42% for Budget Group due to the nondeductibility of goodwill for tax reporting purposes.

(t) Unaudited pro forma earnings per common and common equivalent share data for Budget Group are calculated using 22,453,786 shares of Common Stock, which includes the following: (i) 6,500,000 shares of Class A Common Stock offered hereby and (ii) 4,500,000 shares of Class A Common Stock into which Ford's Series A Convertible Preferred Stock is convertible. The grant of stock options in connection with the Budget Acquisition to fund the BRACC employee bonus pool to be created pursuant to the Stock Purchase Agreements, with an exercise price equal to the fair market value of TEAM's Class A Common Stock on the date of grant, will have no dilutive effect on the pro forma earnings per common and common equivalent share data for Budget Group.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                              ADJUSTMENTS
                                                                               FOR BUDGET            PRO FORMA
                                                    HISTORICAL   HISTORICAL   ACQUISITION             BUDGET
                                                       TEAM        BRACC      TRANSACTIONS             GROUP
                                                    ----------   ----------   ------------          -----------
ASSETS
  Cash and short-term investments.................   $ 50,490    $   59,547    $    2,526(a)        $  112,563
  Restricted cash.................................     66,336            --            --               66,336
  Trade and vehicle receivables, net..............     31,302       202,563        (3,520)(b)(c)       230,345
  Accounts receivable, related parties............         58            --            --                   58
  Vehicle inventory...............................     16,413        14,299            --               30,712
  Revenue earning vehicles, net...................    319,257     1,303,975            --            1,623,232
  Property and equipment, net.....................     18,502       114,537            --              133,039
  Franchise rights, net...........................     68,469            --            --               68,469
  Deferred financing fees, net....................      3,950         1,626        10,900(a)            16,476
  Other assets....................................     10,022       101,622          (739)(b)          110,905
  Investment in BRACC.............................         --            --            --(a)(d)             --
  Deferred income taxes...........................         --            --            --                   --
  Intangibles -- net..............................      2,424       529,946      (275,886)(d)(e)       256,484
                                                     --------    ----------    ----------           ----------
         Total assets.............................   $587,223    $2,328,115    $ (266,719)          $2,648,619
                                                     ========    ==========    ==========           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Fleet financing facilities......................   $360,120    $1,361,619    $ (100,220)(a)       $1,621,519
  Guaranteed Senior Notes due 2007................         --            --       125,000(a)           125,000
  Convertible Subordinated Notes..................     80,000            --        50,000(a)           130,000
  Other notes payable.............................     13,989       468,767      (418,218)(a)(e)(f)     64,538
  Capital lease obligations.......................        580            --            --                  580
  Accounts payable................................     14,601        61,896        (1,520)(c)           74,977
  Deferred income taxes...........................      7,406            --        (7,406)(d)               --
  Accrued and other liabilities...................     16,526       286,690          (100)(b)(d)(g)    303,116
                                                     --------    ----------    ----------           ----------
         Total liabilities........................    493,222     2,178,972      (352,464)           2,319,730
                                                     --------    ----------    ----------           ----------
Common stock warrant..............................      2,000            --        (2,000)(b)               --
                                                     --------    ----------    ----------           ----------
Mandatory redeemable series X preferred stock.....         --         5,178        (5,178)(a)(d)            --
                                                     --------    ----------    ----------           ----------
Stockholders' equity
  Common stock....................................        112            --            65(a)(d)            177
  Preferred stock.................................         --            --       105,750(e)           105,750
  Additional paid-in capital......................     89,856       555,439      (424,366)(a)(d)(g)    220,929
  Pension liability adjustment....................         --       (12,409)       12,409(d)                --
  Foreign currency translation adjustment.........         --        (7,497)        7,497(d)                --
  Retained earnings (deficit).....................      2,363      (391,568)      391,568(d)(f)          2,363
  Treasury stock..................................       (330)           --            --                 (330)
                                                     --------    ----------    ----------           ----------
         Total stockholders' equity...............     92,001       143,965        92,923              328,889
                                                     --------    ----------    ----------           ----------
             Total liabilities and stockholders'
               equity.............................   $587,223    $2,328,115    $ (266,719)          $2,648,619
                                                     ========    ==========    ==========           ==========

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Adjustments for Budget Acquisition Transactions:

(a) Reflects the cash effects of certain Budget Acquisition Transactions:

                                                                    CASH
                                                                  ---------
    Investment in BRACC--
      Purchase by TEAM of 2,740,000 newly issued shares of BRACC common stock............................................  $(274,000)
      Purchase by TEAM of 2.31 shares of BRACC Series X
        Cumulative Preferred Stock from Ford....................         (2)
      Receipt of funding from Ford for the employee bonus
        pool....................................................      2,400
      Purchase by TEAM of 10,000 outstanding shares of BRACC
        common stock............................................     (1,000)
                                                                  ---------
                                                                   (272,602)
                                                                  ---------
    Deferred financing fees--
      Reduction in proceeds from Debt Placements for expenses of
        issuance proceeds.......................................     (3,000)
      Payment of costs incurred in connection with the New Fleet
        Financings..............................................     (7,900)
                                                                  ---------
                                                                    (10,900)
                                                                  ---------
    Fleet financing facilities--
      Repayment of certain BRACC indebtedness to Ford from
        proceeds received by BRACC from issuance of common stock
        to TEAM.................................................    (79,782)
      Receipt of proceeds from the New Fleet Financings.........    693,666
      Repayment of Ford indebtedness by BRACC from proceeds
        received from New Fleet Financings......................   (714,104)
                                                                  ---------
                                                                   (100,220)
                                                                  ---------
    Receipt of gross proceeds from Debt Placements --
      Guaranteed Senior Notes due 2007..........................    125,000
      Convertible Subordinated Notes, Series B, due 2007........     50,000
    Other notes payable--
      Repayment of certain BRACC indebtedness to Ford from
        proceeds received by BRACC from issuance of common stock
        to TEAM.................................................   (189,214)
                                                                  ---------
    Stockholders' equity--
      Sale of 2,740,000 newly issued shares of BRACC common
        stock to TEAM...........................................    274,000
      Public offering of 6,500,000 shares of TEAM Class A Common
        Stock, net of $7,999 of underwriting discounts and
        commissions (estimated at 5.5% of gross proceeds) and
        offering expenses estimated at $800.....................    136,638
      Redemption of 5,004.15 shares of Series X Cumulative
        Preferred Stock of BRACC plus cumulative dividends......     (5,176)
      Acquisition advisory fee..................................     (5,000)
                                                                  ---------
                                                                    400,462
                                                                  ---------
                                                                  $   2,526
                                                                  =========

(b) Reflects the elimination of the $2,000 BRACC Warrant, including the related prepaid royalty and unearned revenue balances of $739.

(c) Reflects the elimination of the $1,520 payable and receivable arising from the royalty fees charged by BRACC to TEAM and amounts arising from fee sharing arrangements that were unpaid at December 31, 1996.

(d) Reflects the elimination of TEAM's investment in BRACC of $272,602 against BRACC's fully adjusted stockholders' equity as of December 31, 1996, which was applied as follows:

    Preferred stock.............................................  $      (2)
    Common stock................................................        (27)
    Paid-in capital.............................................   (829,412)
    Accumulated deficit.........................................    283,158

    Additionally, to record the $273,543 reduction in BRACC's intangibles as a result of certain purchase accounting adjustments, the reduction in the deferred tax valuation allowance recorded by BRACC of $7,406 due to TEAM's deferred tax position, and the elimination of $139 of unearned revenue related to the BRACC Warrant.

(e) Reflects the reduction in BRACC's indebtedness to Ford attributable to the issuance of 4,500 shares of Series A Convertible Preferred Stock of TEAM. The fair market value of the debt purchased of $100,687 was determined in accordance with the terms of

                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

    the Stock Purchase Agreements and is based on the underlying value of the 4,500,000 shares of Class A Common Stock into which the Series A Convertible Preferred Stock is convertible. Under the Stock Purchase Agreements, the underlying value of the shares of Class A Common Stock is determined based on the preceding ten-day average stock price as of the closing date (assumed to be March 21, 1997 for computational purposes). However, generally accepted accounting principles that address the determination of the market value of securities issued in a purchase business combination require that the value assigned to such securities be determined using the market price for a reasonable period before and after the date the terms of the acquisition are agreed to and publicly announced. Accordingly, the market value of the underlying 4,500,000 shares of Class A Common Stock for the three-day period surrounding January 13, 1997 (the date the Budget Acquisition was publicly announced) was used to determine the value of $105,750 to be assigned to the Series A Convertible Preferred Stock. The difference between the value assigned to the debt purchased and the value assigned to the Series A Convertible Preferred Stock will be treated as an adjustment to goodwill.

(f) Reflects the forgiveness by Ford of $128,317 of indebtedness due from BRACC.

(g) Reflects an accrual of $500 for the estimated costs to register the shares of Class A Common Stock into which the Series A Convertible Preferred Stock is convertible.

                        SELECTED FINANCIAL DATA OF TEAM

     The following table sets forth selected consolidated statement of operations data and selected consolidated balance sheet data of TEAM for the five years ended December 31, 1996. Such data were derived from the audited Consolidated Financial Statements of TEAM. The Consolidated Financial Statements of TEAM and the notes thereto for each of the three years in the period ended December 31, 1996 are included elsewhere in this Proxy Statement. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of TEAM" and the Consolidated Financial Statements of TEAM and the notes thereto included elsewhere in this Proxy Statement.

                                                                      YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------
                                                          1992      1993      1994       1995        1996
                                                         -------   -------   -------   --------    --------
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenue:
  Vehicle rental revenue(a)............................  $21,968   $22,321   $38,642   $107,067    $223,250
  Retail car sales revenue.............................       --        --        --     42,662     134,120
                                                         -------   -------   -------   --------    --------
         Total operating revenue.......................   21,968    22,321    38,642    149,729     357,370
                                                         -------   -------   -------   --------    --------
Operating costs and expenses:
  Direct vehicle and operating.........................    5,989     5,452     9,439     13,704      35,098
  Depreciation -- vehicle..............................    2,832     4,358     7,382     27,476      60,735
  Depreciation -- non-vehicle..........................      212       229       446      1,341       2,589
  Cost of car sales....................................       --        --        --     38,021     113,747
  Advertising, promotion and selling...................    1,477     1,658     3,090     11,826      22,983
  Facilities...........................................    2,662     2,695     4,398     11,121      20,406
  Personnel............................................    4,292     4,537     7,947     24,515      53,097
  General and administrative...........................      736       790     1,515      6,686      11,605
  Amortization.........................................      151       152       229        859       1,843
                                                         -------   -------   -------   --------    --------
         Total operating costs and expenses............   18,351    19,871    34,446    135,549     322,103
                                                         -------   -------   -------   --------    --------
Operating income.......................................    3,617     2,450     4,196     14,180      35,267
                                                         -------   -------   -------   --------    --------
Other (income) expense:
  Vehicle interest expense.............................    2,440     2,462     3,909     13,874      25,336
  Non-vehicle interest expense (income), net...........      619       401      (139)      (716)        838
  Non-recurring expense (income).......................       --    (1,023)       --         --       1,275
                                                         -------   -------   -------   --------    --------
         Total other expense...........................    3,059     1,840     3,770     13,158      27,449
                                                         -------   -------   -------   --------    --------
Income before income taxes.............................      558       610       426      1,022       7,818
Provision for income taxes.............................       --       182       176        685       3,321
                                                         -------   -------   -------   --------    --------
Net income.............................................  $   558   $   428   $   250   $    337    $  4,497
                                                         =======   =======   =======   ========    ========
Weighted average common and common equivalent shares
  outstanding:
  Primary..............................................       --        --     3,704      6,369       9,488
  Fully diluted........................................       --        --     3,704      6,369       9,552
Earnings per common and common equivalent share:
  Primary..............................................       --        --   $  0.07   $   0.05    $   0.47
  Fully diluted........................................       --        --      0.07       0.05        0.47

                                                                     YEAR ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                  1994        1995        1996
                                                                --------    --------    ---------
                                                                  (DOLLARS IN THOUSANDS EXCEPT
                                                                          RENTAL DATA)
OPERATING DATA:
  EBITDA(b).................................................    $ 12,923    $ 45,204    $ 101,215
  Adjusted EBITDA(b)........................................       1,632       3,854       15,144
  Net cash provided by operating activities.................       3,660      16,148       54,379
  Net cash used in investing activities.....................    (122,291)    (46,298)     (62,806)
  Net cash provided by financing activities.................     119,006      29,629       58,560
RENTAL DATA:(C)
  Locations in operation at period end......................          63         133          152
  Number of usable vehicles at period end(d)................       5,044      11,143       14,761
  Rental transactions(e)....................................     276,000     689,000    1,165,992
  Daily dollar average(f)...................................    $  37.32    $  41.26    $   41.19
  Vehicle utilization(g)....................................        80.6%       80.0%        80.9%
  Average monthly revenue per unit(h).......................    $    909    $  1,007    $   1,017
RETAIL CAR SALES DATA:
  Locations in operation at period end......................          --           7           11
  Average monthly vehicles sold.............................          --         351          752
  Average monthly sales revenue.............................    $     --    $  4,883    $  12,757

                                                                          AS OF DECEMBER 31,
                                                          --------------------------------------------------
                                                           1992      1993       1994       1995       1996
                                                          -------   -------   --------   --------   --------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Revenue earning vehicles, net.........................  $23,343   $23,577   $ 97,127   $219,927   $319,257
  Vehicle inventory.....................................       --        --        943      8,938     16,413
  Total assets..........................................   32,027    33,325    162,991    386,323    587,223
  Secured vehicle debt..................................   28,390    23,857    123,779    295,647    360,120
  Notes payable.........................................    3,795     1,824      2,785     22,586     93,989
  Total debt............................................   27,880    28,533    127,187    319,017    454,689
  Redeemable preferred stock............................    2,747     2,747         --         --         --
  Common stock warrant..................................       --        --      2,000      2,000      2,000
  Stockholders' equity (deficit)........................   (1,344)   (1,251)    26,748     39,592     92,001

---------------

(a) Includes revenue from vehicle rentals and related products (such as insurance and loss damage waivers).
(b) EBITDA consists of income before income taxes plus (i) vehicle interest expense, (ii) non-vehicle interest expense, (iii) vehicle depreciation expense and (iv) non-vehicle depreciation and amortization expenses. Adjusted EBITDA consists of income before income taxes plus (i) non-vehicle depreciation and amortization expenses and (ii) non-vehicle interest expense. EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company's ability to incur and service debt.
(c)  Does not include data from Van Pool.
(d)  Represents vehicles available for rent.
(e)  Rounded to the nearest thousand.
(f) Represents rental revenue divided by the number of days that vehicles were actually rented.
(g) Represents number of days vehicles were actually rented divided by the number of days vehicles were available for rent.
(h)  Represents the average monthly revenue divided by average monthly fleet.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TEAM

GENERAL

     Team Rental Group, Inc. is the largest Budget franchisee in the United States and is one of the largest independent retailers of late model automobiles in the United States. In 1994, TEAM embarked on a strategy to significantly expand its Budget franchise base and to develop a branded retail car sales operation within its Budget franchise territories. This strategy both leverages management's experience and creates certain operating efficiencies between these complementary businesses. Through its 152 vehicle rental locations, TEAM had pro forma 1996 vehicle rental revenues of $234.1 million and, through its 11 retail car sales facilities, TEAM had pro forma 1996 sales revenue of $155.4 million.

     TEAM's retail car sales business has represented an increasing portion of TEAM's revenues since the opening of TEAM's first retail car sales facility in November 1994. TEAM added six retail car sales facilities during 1995, with the retail car sales business producing $42.6 million of revenue for 1995 (representing 28.5% of TEAM's total historical revenue for the year), and added four facilities during 1996, with the retail car sales business producing $134.1 million of revenue for 1996 (representing 37.5% of TEAM's total historical revenue for the year and 34.4% of TEAM's total pro forma revenue for the year). TEAM's retail car sales business produced $1,254 of operating income in 1995 (representing 8.8% of TEAM's total operating income) and $1,857 of operating income in 1996 (representing 5.3% of TEAM's total operating income). At December 31, 1995 and 1996, the retail car sales business represented 7.8% and 8.3% of TEAM's total identifiable assets, respectively. See Note 15 of the Notes to the Consolidated Financial Statements of TEAM.

     The 1994 results of operations reported herein include the consolidated accounts of the San Diego, California, Richmond, Virginia and Albany and Rochester, New York Budget franchises and the acquired operations of the Pittsburgh and Philadelphia, Pennsylvania, Cincinnati, Ohio and Fort Wayne, Indiana Budget franchises from their respective acquisition dates through December 31, 1994. The 1995 results of operations reported herein include the consolidated operations of the entities comprising TEAM at December 31, 1994 and the acquired operations of the Dayton, Ohio, Charlotte, North Carolina, Hartford, Connecticut, and Los Angeles, California Budget franchises from their respective acquisition dates through December 31, 1995. The 1996 results of operations reported herein include the acquired operations of the Phoenix Budget franchise, Van Pool and ValCar from their respective acquisition dates through December 31, 1996.

     On January 13, 1997, TEAM entered into the Stock Purchase Agreements, pursuant to which TEAM agreed to acquire the stock of BRACC. The consideration to be paid by TEAM pursuant to the Stock Purchase Agreements consists of (i) approximately $275.0 million in cash and (ii) the issuance to Ford of 4,500 shares of TEAM's newly created Series A Convertible Preferred Stock (subject to adjustment), which does not carry a dividend and which will be convertible into 4,500,000 shares of Class A Common Stock.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of operating revenues represented by certain items in TEAM's consolidated statements of operations.

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1994     1995     1996
                                                                -----    -----    -----
Vehicle rental revenue......................................    100.0%    71.5%    62.5%
Retail car sales revenue....................................       --     28.5     37.5
                                                                -----    -----    -----
  Total operating revenue...................................    100.0    100.0    100.0
Direct vehicle and operating expenses.......................     24.4      9.2      9.8
Cost of car sales...........................................       --     25.4     31.9
Vehicle depreciation expense................................     19.1     18.4     17.0
Non-vehicle depreciation expense............................      1.2      0.9      0.7
Advertising, promotion and selling..........................      8.0      7.9      6.4
Facilities..................................................     11.4      7.4      5.7
Personnel...................................................     20.6     16.3     14.9
General and administrative expenses.........................      3.9      4.5      3.2
Amortization of franchise rights............................      0.6      0.5      0.5
                                                                -----    -----    -----
Operating income............................................     10.8      9.5      9.9
Vehicle interest expense....................................     10.1      9.3      7.1
Non-vehicle interest expense (income), net..................     (0.4)    (0.5)     0.2
Non-recurring expense (income)..............................       --       --      0.4
                                                                -----    -----    -----
Income before income taxes..................................      1.1      0.7      2.2
Provision for income taxes..................................      0.5      0.5      0.9
                                                                -----    -----    -----
Net income..................................................      0.6%     0.2%     1.3%
                                                                =====    =====    =====

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995.

     General Operating Results. Net income for 1996 increased $4.2 million, or 1,234.4%, to $4.5 million from $337,000 for 1995. Income before provision for income taxes increased over seven times from $1.0 million in 1995 to $7.8 million for 1996. This increase was due to TEAM's acquisition activity and the growth of TEAM's car sales operations from seven locations at December 31, 1995 to 11 locations at December 31, 1996. Operating income for 1996 increased $21.1 million, or 148.7% from 14.2 million for 1995, to $35.3 million for 1996, due primarily to an increase in the vehicle fleet resulting from the acquisitions of the Budget franchises in Arizona and Southern California and Van Pool. The daily average rental rate remained relatively constant at $41.19 in 1996 and $41.26 in 1995.

     Operating Revenues. Vehicle rental revenues for 1996 increased $116.2 million from $107.1 million in 1995 to $223.3 million in 1996. The increase in rental revenues was due primarily to the increase in the size of TEAM from operating 133 rental locations in 12 franchise areas at December 31, 1995 to operating 152 locations in 13 franchise territories at December 31, 1996, and to the acquisition of Van Pool in February 1996. Revenues from TEAM's retail car sales operations increased $91.5 million from $42.7 million in 1995 to $134.1 million in 1996 due to the expansion of TEAM's car sales facilities from seven locations at December 31, 1995 to 11 locations at December 31, 1996.

     Operating Expenses. Operating expenses increased approximately $186.6 million, or 137.6%, to $322.1 million for 1996 as compared to $135.5 million for 1995. The growth of TEAM's vehicle rental operations through the acquisitions discussed above was the principal cause of all the increases in TEAM's operating expenses. Vehicle depreciation increased approximately $33.3 million, or 121.0%, in 1996 due to an increase in fleet of 7,800 vehicles. Advertising expenses increased from $11.8 million to $23.0 million for 1996 due to the increase in the size of the rental operations and due to the growth of the retail car sales operations from five markets at December 31, 1995 to 11 markets at December 31, 1996. The retail car sales business typically incurs greater advertising expense than the car rental business. Facilities expense increased $9.3 million, or 83.5%, in 1996 as compared to 1995 due to the addition of 19 locations since December 31, 1995. Personnel costs increased approximately 116.6% in 1996 as compared to 1995 due to an increase of approximately 800 employees since December 31, 1995. Other operating expense increased due to a greater volume of rental business resulting from the 1995 and 1996 acquisitions.

     Other (Income) Expense, Net. Interest expense, net of interest income, increased from $13.2 million for 1995 to $27.4 million for 1996. Vehicle interest expense increased approximately $11.5 million in 1996 due to the increase in the size of TEAM's rental fleet from approximately 7,800 vehicles at December 31, 1995 to approximately 15,600 vehicles at December 31, 1996. Non-vehicle interest (income) expense changed from income of $716,000 in 1995 to $838,000 of expense in 1996. This increase was primarily due to non-vehicle interest paid on financing for the acquisition of the Phoenix Budget franchise.

     Provision for Income Taxes. The provision for income taxes increased $2.6 million from $685,000 for 1995 to $3.3 million for 1996. The tax provision is calculated at a rate of approximately 42.5%. The increase in provision is due to the enhanced profitability of TEAM in 1996 as compared to 1995.

  Year Ended December 31, 1995 Compared to the Year Ended December 31, 1994.

     General Operating Results. Net income for 1995 increased $87,000, or 34.8%, to $337,000 from $250,000 in 1994. Income before income taxes more than doubled to $1.0 million in 1995 from $426,000 in 1994. The increase in pre-tax income was due to an increase in operating income of $10.0 million resulting from the growth of TEAM's retail car sales operations from one facility at December 31, 1994 to seven facilities at December 31, 1995 and the acquisition of four additional Budget vehicle rental operations, which was offset by increases in interest expense of $9.4 million, due primarily to the increased size of the fleet throughout 1995 as a result of the acquisitions occurring between August 1994 and October 1995, described above. The provision for income taxes increased from $176,000 in 1994 to $685,000 in 1995 due to the enhanced profitability of TEAM, nondeductible amortization expense, and state income taxes. The daily average rental rate increased to $41.26 in 1995 from $37.32 in 1994, an increase of 10.6%, due to rental rate increases.

     Operating Revenues. Operating revenues increased 287.8% in 1995 to $149.7 million from $38.6 million in 1994. This increase was primarily due to the acquisitions discussed above and to an increased volume of vehicle rental business in 1995, resulting in an increase in the number of rental revenue days to 2,590,000 days in 1995 from 1,027,000 days in 1994. The daily average rental rate increased 11% from $37.32 in 1994 to $41.26 in 1995; the average rental term experienced a slight decrease from 3.82 days in 1994 to 3.76 days in 1995.

     Operating Expenses. Operating expenses increased approximately $101.1 million, or 293.5%, to $135.5 million for 1995 from $34.4 million in 1994. This increase was due in large measure to the growth of TEAM's retail car sales operations, which included $38.0 million of cost of sales for which there was no significant comparable expense in 1994, as well as to increases resulting from the increase in fleet and personnel due to the four acquisitions occurring during 1995. Direct vehicle and operating expense increased $4.3 million or 45.2% to $13.7 million from $9.4 million, due to the increase in the size of the fleet from 5,044 vehicles at December 31, 1994 to 11,144 vehicles at December 31, 1995. The increased costs for vehicle maintenance recorded to direct vehicle and operating expenses were partially offset by a decrease in the number of leased vehicles during the period, as expenses for owned vehicles are charged to both vehicle depreciation and interest expense, whereas leased vehicles are charged to direct vehicle and operating expense. Vehicle depreciation expense increased $20.1 million, or 272.2%, to $27.5 million due to an increase in fleet size of 121% to 11,144 vehicles at December 31, 1995. Personnel expenses increased 208.5% to $24.5 million due to the 226% increase in the employee base from 525 employees at December 31, 1994 to 1,709 employees at December 31, 1995. The number of locations from which TEAM rented vehicles increased from 63 locations at December 31, 1994 to 133 locations at December 31, 1995.

     Other Income and Expense. Other expense-net increased approximately $9.4 million, or 249.0%, in 1995 due primarily to interest expense on the increased vehicle fleet operated by TEAM in 1995. Vehicle interest increased $10.0 million due to the increased size of the vehicle fleet throughout 1995. This increase was offset by an increase in interest income of $0.7 million earned on cash restricted for acquiring vehicles under TEAM's existing fleet financing facilities.

     Provision for Income Taxes. The provision for income taxes increased 289.2% to $685,000 in 1995 from $176,000 in 1994. TEAM's effective tax rate increased from 41.3% in 1994 to 67.0% in 1995. The increase in the tax provision was due to the enhanced profitability of TEAM in 1995, certain amortization expense that was not deductible for income taxes purposes, and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

  Historic for TEAM

     Historically, TEAM's operations have been funded by cash provided from operating activities and by financing provided under asset-backed notes issued under the First, Second and Third Fleet Financing Facilities (collectively, the "Fleet Financing Facilities") and by banks, automobile manufacturers' captive finance companies and leasing companies. TEAM intends to continue to fund its operations through these sources and other similar sources.

     Net cash provided by operating activities for 1996 increased 237.9% to $54.4 million from $16.1 million in 1995. Net cash provided by operating activities for 1995 increased 341.2% to $16.1 million from $3.7 million in 1994. In each period, TEAM experienced increases in cash received from rentals which were offset to some extent by increases in cash paid to vendors and employees and in interest expenses.

     Net cash used in investing activities is primarily attributable to cash paid to suppliers of revenue vehicles and, to a lesser extent, capital expenditures. This cash use is mainly offset by cash received from the sale of vehicles (most of which sales were pursuant to manufacturers' vehicle repurchase programs). Cash received from the sale of vehicles was $460.6 million, $293.9 million and $73.7 million for 1996, 1995 and 1994, respectively. Cash paid to suppliers of revenue vehicles was $517.1 million, $315.9 million and $155.2 million for 1996, 1995 and 1994, respectively. The increase in cash paid to suppliers of revenue vehicles during 1996 was a result of the increased number of operating locations throughout 1996. Payment for acquisitions, net of assets acquired, amounted to $5.1 million, $6.5 million and $5.7 million for 1996, 1995 and 1994, respectively.

     Net cash provided by financing activities for 1996 increased 98.0% to $58.6 million from $29.6 million in 1995, due primarily to proceeds received from the issuance of Common Stock and convertible subordinated debentures, which was partially offset by the utilization of a portion of these proceeds to repay existing vehicle and non-vehicle debt. Net cash provided by financing activities for 1995 decreased 75.1% to $29.6 million from $119.0 million in 1994, due primarily to the receipt of proceeds from a public offering and a vehicle financing facility in 1994 for which there were no corresponding receipts in 1995.

     Fleet Financing Facilities. At December 31, 1996, amounts outstanding under the Fleet Financing Facilities were comprised of $105.7 million of asset-backed notes issued by TEAM's special purpose finance subsidiary, Team Fleet Financing Corporation ("TFFC"), in August 1994 (the "First Fleet Financing Facility"), $40.0 million of asset-backed notes assumed by TEAM in connection with the acquisition of the Los Angeles, California Budget franchise in October 1995 (the "Second Fleet Financing Facility") and $176.0 million of asset-backed notes issued by TFFC in December 1996 (the "Third Fleet Financing Facility"). These facilities have been utilized to finance Program Vehicles. Proceeds from these facilities that are temporarily unutilized for vehicle financing are maintained in restricted cash accounts with the trustee and are not available for other purposes. The notes issued under these facilities are collateralized by the financed vehicles and the restricted cash accounts, with the vehicles being leased to TEAM's operating subsidiaries.

     The First Fleet Financing Facility is comprised of senior and subordinated notes. The senior notes require monthly interest payments at an annual rate of average LIBOR, as defined, plus 0.75% (6.4% at December 31, 1996). Monthly principal payments of $16,667,000 commence in June 1999 with the last payment due in November 1999. The subordinated notes included in the First Fleet Financing Facility require monthly interest payments at an annual rate of average LIBOR, as defined, plus 1.30% (6.9% at December 31, 1996) and are payable in full in December 1999.

     The Second Fleet Financing Facility is comprised of senior and subordinated notes. The senior notes require monthly interest payments at an annual rate of average LIBOR, as defined, plus 0.60% (6.2% at December 31, 1996). Monthly principal payments of $4,812,000 commence in November 1997 with the last payment due in June 1998. The subordinated notes included in the Second Fleet Financing Facility require monthly interest payments at an annual rate of average LIBOR, as defined, plus 1.0% (6.6% at December 31, 1996) and are payable in full in July 1998.

     The Third Fleet Financing Facility is comprised of senior and subordinated notes. The senior notes require monthly interest payments at an annual rate of 6.65%. Monthly principal payments of $13,833,334 commence in 2001 with the last payment due in 2002. The subordinated notes included in the Third Fleet Financing Facility require monthly interest payments at an annual rate of 7.10% and are payable in full in June 2002. Up to $100 million of the Third Fleet Financing may be used to finance vehicles that are not Program Vehicles.

     Convertible Subordinated Notes. In December 1996, TEAM issued $80.0 million aggregate principal amount of Series A Convertible Notes. At a conversion price of $20.07, the Series A Convertible Notes are convertible into 3,986,049 shares of Class A Common Stock. For a description of the Series B Convertible Notes to be issued in connection with the Budget Acquisition, see "Description of Certain Indebtedness -- Convertible Subordinated Notes." In connection with the issuance of the Series B Convertible Notes, the maturity of the Series A Convertible Notes will be extended to April 2007.

     Vehicle Obligations. Vehicle obligations consist of outstanding lines of credit to purchase rental vehicles and retail car sales inventory. Collateralized lines of credit at December 31, 1996 consist of $203 million for rental vehicles and $26 million for retail car sales inventory with maturity dates ranging from April 1997 to May 1998. Vehicle obligations are collateralized by revenue earning vehicles financed under these credit facilities and proceeds from the sale, lease or rental of rental vehicles and retail car sales inventory.

     Vehicle obligations relating to the rental fleet are generally amortized over 5 to 15 months with monthly principal payments ranging from 2% to 3% of the capitalized vehicle cost. When rental vehicles are sold, the related unpaid obligation is due. Interest payments for rental fleet facilities are due monthly at annual interest rates ranging from 7.0% to 8.75% at December 31, 1996. Management expects vehicle obligations will generally be repaid within one year with proceeds received from either the repurchase of the vehicles by the manufacturers in accordance with the terms of the manufacturers' rental fleet programs or from the sale of the vehicles.

     In November 1996, Team Fleet Services Corporation ("TFSC") and VPSI, wholly owned subsidiaries of TEAM, entered into Revolving Credit Agreements with NationsBank, National Association (South), as Agent (the "Agent") for the lenders party thereto, providing for up to $100.0 million and $50.0 million, respectively, of financing for the acquisition of vehicles (the "Revolving Credit Facilities"). The interest rates of loans under the Revolving Credit Facilities are, at the option of TFSC and VPSI and up to certain amounts, based on the Agent's prime rate, LIBOR or CD rates.

     Monthly payments of interest only on obligations relating to retail car sales inventory are required at the prime rate plus .25% (8.5% at December 31, 1996). Retail car sales inventory obligations are paid when the inventory is sold but in no event later than 120 days after the date of purchase.

     Working Capital Facilities. At December 31, 1996, TEAM had an unutilized working capital facility of $10.0 million, which requires monthly interest payments on the outstanding balance at LIBOR plus 2.50% (8.125% at December 31, 1996). This facility, which expires in April 1997, is collateralized by accounts receivable, vehicle inventory, equipment, certain intangibles, investments and all other personal property of TEAM and guarantees of certain TEAM subsidiaries. This agreement is subject to certain covenants, the most restrictive of which requires TEAM to maintain certain financial ratios and minimum tangible net worth and prohibits the payment of cash dividends.

  Pro Forma Liquidity and Capital Resources for Budget Group

     Budget Group's operations will be funded by cash provided from operating activities and by financing provided under (a) existing TEAM credit facilities,
(b) existing BRACC credit facilities assumed by TEAM, (c) new Budget Group fleet financing facilities, (d) the Series B Convertible Notes and Guaranteed Senior Notes to be issued in the Debt Placements and (e) a new working capital facility to be entered into by

BRACC. For a description of material terms of Budget Group's financing facilities, see "Description of Certain Indebtedness."

     Existing TEAM Facilities.

     Asset-backed notes issued under the Fleet Financing Facilities, as well as the Series A Convertible Notes, will remain outstanding following the consummation of the Budget Acquisition. See "-- Liquidity and Capital
Resources -- Historic for TEAM."

     BRACC Facilities Assumed by TEAM

          Budget Fleet Finance Corporation Notes -- The Budget Fleet Finance Corporation Notes are comprised of $500 million of senior notes requiring monthly interest payments at LIBOR plus 0.50% (6.125% at December 31, 1996). Six monthly principal payments of $83.3 million commence in April 1999 with the last payment due in September 1999.

          The WizCom Note -- Budget Group will assume a $35.9 million note payable to WizCom International, Ltd. ("WizCom"), a wholly owned subsidiary of HFS Incorporated, which finances BRACC's acquisition of a limited license to use the WizCom reservations system. Interest is payable monthly at an annual rate of 6.20% through December 1998.

     New Budget Group Fleet Financing Facilities

     In addition to TEAM's existing fleet financing facilities and BRACC fleet financing facilities to be assumed by Budget Group upon consummation of the Budget Acquisition, TEAM is conducting discussions with a limited number of major commercial and investment banks with regard to the New Fleet Financing Facilities. It is anticipated that the New Fleet Financing Facilities will provide financing for $1.3 billion of vehicles. The New Fleet Financing Facilities will consist of an $800.0 million commercial paper facility and an additional $500.0 million financing facility that will be a structured finance facility, and a $300 million bank working capital facility.

     The Debt Placements

     Concurrently with the consummation of the Offering, Budget Group will issue $50.0 million aggregate principal amount of Series B Convertible Notes and BRACC will issue $125.0 million aggregate principal amount of Guaranteed Senior Notes, which will be guaranteed by Budget Group and certain subsidiaries of Budget Group. In addition, BRACC will enter into a $250.0 million five-year secured credit facility, which will be guaranteed by TEAM. In addition, the note purchase agreements relating to the Series A Convertible Notes will be amended to extend the maturity of the Series A Convertible Notes to April 2007 and conform other terms to the terms of the Series B Convertible Notes. See "Description of Certain Indebtedness."

  New Working Capital Facility

     BRACC will enter into a $300.0 million five-year secured credit facility, which will be guaranteed by Budget Group. See "Description of Certain Indebtedness -- The New Working Capital Facility."

INFLATION

     The increased acquisition cost of vehicles is the primary inflationary factor affecting TEAM's operations. Many of TEAM's other operating expenses are inflation sensitive, with increases in inflation generally resulting in increased costs of operations. The effect of inflation-driven cost increases on TEAM's overall operating costs is not expected to be greater for TEAM than for its competitors.

SEASONALITY

     Generally, in the vehicle rental industry, revenues increase in the spring and summer months (with the exception of resort destinations) due to the overall increase in business and leisure travel during this season. TEAM increases the size of its fleet and work force in the spring and summer to accommodate increased rental activity during these periods and decreases its fleet and work force in the fall and winter. However, many of TEAM's operating expenses (such as rent, insurance and administrative personnel) are fixed and cannot be reduced during the fall and winter. The retail car sales business is subject to seasonal effects, with lower sales during the winter months.

                        SELECTED FINANCIAL DATA OF BRACC

     The following table sets forth selected consolidated statement of operations data and selected consolidated balance sheet data of BRACC for the five years ended December 31, 1996. Such data were derived from the audited Consolidated Financial Statements of BRACC. The financial data for all periods presented have been adjusted to conform to the financial statement presentation of TEAM. The Consolidated Financial Statements of BRACC and the notes thereto for each of the three years in the period ended December 31, 1996 are included elsewhere in this Proxy Statement. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of BRACC" and the Consolidated Financial Statements of BRACC and the notes thereto included elsewhere in this Proxy Statement.

                                                                    YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------
                                                    1992         1993         1994         1995         1996
                                                 ----------   ----------   ----------   ----------   ----------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Operating revenue:
  Vehicle rental revenue(a)....................  $1,080,700   $  954,188   $1,011,203   $1,034,873   $  963,764
  Retail car sales revenue.....................      72,253       63,596       77,999       83,795       91,503
  Other revenue................................      61,435       61,903       66,564       74,802       77,554
                                                 ----------   ----------   ----------   ----------   ----------
         Total operating revenue...............   1,214,388    1,079,687    1,155,766    1,193,470    1,132,821
Operating costs and expenses:
  Direct vehicle and operating.................     221,239      176,252      134,126      153,081      121,288
  Depreciation -- vehicle......................     278,344      206,271      257,356      323,619      263,846
  Depreciation -- non-vehicle..................      25,297       20,431       21,410       19,520       26,645
  Cost of car sales............................      64,639       54,969       67,314       72,416       78,944
  Advertising, promotion and selling...........     108,978       99,879       99,738      106,446       83,304
  Facilities...................................     115,155      108,741      110,386      113,286      114,325
  Personnel....................................     274,081      248,947      269,370      280,901      248,655
  General and administrative...................      85,625       82,731       69,117       88,612       54,194
  Intangible amortization......................      17,223       17,852       16,874       17,006       16,969
                                                 ----------   ----------   ----------   ----------   ----------
         Total operating costs and expenses....   1,190,581    1,016,073    1,045,691    1,174,887    1,008,170
Operating income...............................      23,807       63,614      110,075       18,583      124,651
Other expense:
  Vehicle interest expense.....................     101,032       78,205       86,127      124,758       92,738
  Non-vehicle interest expense.................      18,923       16,283       18,823       25,151       31,444
                                                 ----------   ----------   ----------   ----------   ----------
Income (loss) before provision for income
  taxes........................................     (96,148)     (30,874)       5,125     (131,326)         469
Provision for income taxes.....................      (4,900)          --        4,000        1,314        3,000
                                                 ----------   ----------   ----------   ----------   ----------
Net income (loss)..............................  $  (91,248)  $  (30,874)  $    1,125   $ (132,640)  $   (2,531)
                                                 ==========   ==========   ==========   ==========   ==========

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1994         1995         1996
                                                              ----------   ----------   ----------
                                                                     (DOLLARS IN THOUSANDS
                                                                      EXCEPT RENTAL DATA)
OPERATING DATA:
  EBITDA(b).................................................  $  405,715   $  378,728   $  432,111
  Adjusted EBITDA(b)........................................      62,232      (69,649)      75,527
  Net cash provided by operating activities.................     280,793      173,944      256,290
  Net cash used in investing activities.....................    (411,810)    (180,938)    (205,054)
  Net cash provided by (used in) financing activities.......     173,789       35,661      (87,561)
RENTAL DATA (U.S. UNLESS NOTED):
  Locations in operation at period end (worldwide)..........         447          390          374
  Number of usable vehicles at period end(c)................      75,467       68,148       67,137
  Rental transactions(d)....................................   6,030,000    5,909,000    5,346,000
  Daily dollar average(e)...................................  $    38.43   $    39.58   $    41.26
  Vehicle utilization(f)....................................        77.4%        75.1%        76.7%
  Average monthly revenue per unit(g).......................  $      904   $      904   $      966
RETAIL CAR SALES DATA:
  Locations in operation at period end......................           8            9           11
  Average monthly vehicles sold.............................         462          449          491
  Average monthly sales revenue.............................  $    6,500   $    6,983   $    7,625

                                                                       AS OF DECEMBER 31,
                                                 --------------------------------------------------------------
                                                    1992         1993         1994         1995         1996
                                                 ----------   ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Revenue earning vehicles, net................  $1,362,548   $1,339,000   $1,543,661   $1,353,989   $1,303,975
  Vehicle inventory............................       5,753        7,396        9,674       11,756       14,299
  Total assets.................................   2,590,002    2,405,204    2,602,374    2,488,115    2,328,115
  Fleet financing facilities...................   1,628,190    1,462,783    1,614,247    1,465,472    1,361,619
  Notes payable................................     216,326      245,714      268,039      452,475      468,767
  Total debt...................................   1,844,516    1,708,497    1,882,286    1,917,947    1,830,386
  Mandatory redeemable preferred stock.........     206,250      221,250      236,250      251,250        5,178
  Stockholders' equity.........................     111,934       59,558       49,909     (106,102)     143,965

---------------

(a) Includes revenue from vehicle rentals and related products (such as insurance and loss damage waivers).
(b) EBITDA consists of income before income taxes plus (i) vehicle interest expense, (ii) non-vehicle interest expense, (iii) vehicle depreciation expense and (iv) non-vehicle depreciation and amortization expenses. Adjusted EBITDA consists of income before income taxes plus (i) non-vehicle depreciation and amortization expenses and (ii) non-vehicle interest expense. EBITDA and Adjusted EBITDA are not presented as, and should not be considered, alternative measures of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company's ability to incur and service debt.
(c)  Represents vehicles available for rent.
(d)  Rounded to the nearest thousand.
(e) Represents rental revenue divided by the number of days that vehicles were actually rented.
(f) Represents the number of days vehicles were actually rented divided by the number of days vehicles were available for rent.
(g)  Represents average monthly revenue divided by average monthly fleet.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BRACC

GENERAL

     Budget Rent a Car Corporation is the owner of the "Budget" trademark on a worldwide basis and is the international franchisor of the Budget System, which is the third largest worldwide general use car and truck rental system with approximately 3,000 locations.

     BRACC was established in 1958 as a vehicle rental company serving the downtown and suburban markets of cities in the United States and Canada. In 1960, BRACC began its franchising activities and positioned itself as the value leader among the competing car rental companies. BRACC remained primarily a franchise system until the 1980s when it undertook a strategic shift to acquire franchisees with a view to becoming an operating company. Management believes that company-owned locations provide enhanced customer service and earnings on a long-term basis. Additionally, BRACC believes that its identification as a lower cost provider of rental vehicles may protect its competitive position in the event of negative economic developments.

     For the year ended December 31, 1996, BRACC had 304 company-owned locations which accounted for more than 60% of the Budget System's U.S. fleet. Additionally, BRACC has expanded its operating strategy to international markets and has company-owned locations in the United Kingdom, France, Switzerland, Australia and New Zealand which account for more than 8% of the Budget System's international rental revenue.

     BRACC's international operations have historically been largely franchised. For 1994, 1995 and 1996 royalty fees from international franchisees were 21.2%, 21.9% and 22.6% of BRACC's total international revenue and represented 45.9%, 49.0% and 50.4% of BRACC's total royalty fees, respectively. During 1994, 1995 and 1996 total operating expenses have remained stable at 88.8%, 87.4% and 87.8% of BRACC's total international revenue, respectively. As a result, BRACC had consistent, positive earnings from its international operations of $8.3 million, $9.6 million and $11.4 million for 1994, 1995 and 1996, respectively. The franchised nature of BRACC's operations also lowers its funding and overall capital requirements. At December 31, 1994, 1995 and 1996, BRACC's international operations accounted for 6.2%, 6.8% and 8.0% of BRACC's total assets, respectively, while the percent of BRACC's total debt represented by these operations was 3.1%, 3.1% and 3.9%, respectively. See Note 16 of the Notes to the Consolidated Financial Statements of BRACC.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of operating revenues represented by certain items in BRACC's combined statements of operations.

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1994     1995     1996
                                                                -----    -----    -----
Vehicle rental revenue......................................     87.5%    86.7%    85.1%
Royalty fee revenue.........................................      4.6      4.9      5.3
Retail car sales revenue....................................      6.7      7.0      8.1
Other revenue...............................................      1.2      1.4      1.5
                                                                -----    -----    -----
          Total operating revenue...........................    100.0    100.0    100.0
Direct vehicle and operating expenses.......................     11.6     12.8     10.7
Depreciation -- vehicles....................................     22.3     27.1     23.3
Depreciation -- non-vehicle.................................      1.9      1.6      2.4
Cost of vehicles sold at retail.............................      5.8      6.1      7.0
Advertising, promotion and selling expenses.................      8.6      8.9      7.3
Facilities..................................................      9.5      9.5     10.1
Personnel...................................................     23.3     23.5     21.9
General and administrative expenses.........................      6.0      7.5      4.8
Intangible amortization.....................................      1.5      1.4      1.5
                                                                -----    -----    -----
Earnings before interest and income taxes...................      9.5      1.6     11.0
Interest expense............................................      9.1     12.6     11.0
                                                                -----    -----    -----
Income (loss) before income taxes...........................      0.4    (11.0)     0.0
Provision for income taxes..................................      0.3      0.1      0.2
                                                                -----    -----    -----
Net income (loss)...........................................      0.1%   (11.1)%   (0.2)%
                                                                =====    =====    =====

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     General Operating Results. BRACC had a net loss of $2.5 million for 1996 compared to a net loss of $132.6 million for 1995. Income before income taxes increased to $469,000 for 1996 from a loss of $131.3 million for 1995. This improvement reflects the changes BRACC implemented during 1996 by placing a greater focus on cost reductions, profitability, customer service and operational consistency.

     Operating Revenues. Operating revenues decreased $60.7 million, or 5.1%, to $1,132.8 million for 1996 from $1,193.5 million for 1995. Vehicle rental revenues decreased $71.1 million, or 6.9%, to $963.8 million for 1996 from $1,034.9 million in 1995, primarily due to a change in fleet mix, which reduced the number of higher priced luxury and specialty vehicles, and the elimination of unprofitable segments of its business including selected low margin government and tour businesses. The daily average rental rate increased to $41.26 in 1996 from $39.58 in 1995, an increase of 4.2%, partly reflective of the reduction in low margin business and an upward movement in the daily rental prices. Royalty fees increased $2.5 million, or 4.3%, to $60.4 million in 1996 from $57.9 million in 1995 due to growth in international markets. Retail car sales revenue increased $7.7 million, or 9.2%, to $91.5 million for 1996 from $83.8 million for 1995 largely due to a 9.4% increase in the number of units sold.

     Operating Expenses. Operating expenses decreased $166.7 million, or 14.2%, to $1,008.2 million for 1996 from $1,174.9 million for 1995. Vehicle depreciation expense decreased $59.8 million, or 18.5%, to $263.8 million for 1996 from $323.6 million for 1995, as a result of more closely aligning fleet mix with customer demand, a lower depreciation rate on purchased risk vehicles for depreciated values to reflect the fair market wholesale values for vehicles to be sold (due to strong used car and truck wholesale environment), and a 13.7% reduction in average fleet size resulting from an 11.6% reduction in rental volume. The smaller fleet size reduced vehicle depreciation by approximately $44.2 million while the risk vehicle depreciation change, the change in fleet mix and all other changes provided the remaining $15.6 million decrease from 1995. Direct vehicle and operating expenses decreased $31.8 million, or 20.8%, to $121.3 million in 1996 from $153.1 million in 1995, largely due to the reduction in average fleet size. The change in fleet mix which reduced the number of higher priced luxury and specialty vehicles, and continued improvement in risk management expenses, reflecting ongoing efforts to minimize the exposure to higher risk renters, together contributed to an $11.7 million reduction in vehicle damage expenses and a $14.2 million reduction in vehicle insurance expenses. Non-vehicle depreciation expense increased $7.1 million, or 36.5% to $26.6 million for 1996 from $19.5 million for 1995, largely due to amortization of a new reservation system installed in the fourth quarter of 1995. Cost of vehicles sold at retail increased $6.5 million, or 9.0% to $78.9 million for 1996 from $72.4 million for 1995 largely due to the higher number of units sold. Advertising, promotion and selling expenses decreased $23.1 million, or 21.7%, to $83.3 million in the 1996 from $106.4 million in 1995, primarily due to the improvement in marketing focus to fewer programs with stronger impact resulting in a $7.4 million decrease in advertising spending and $14.9 million in lower selling costs associated with lower revenues. Facilities expenses remained relatively constant for 1996 and 1995. Personnel expenses decreased $32.2 million, or 11.5%, to $248.7 million in 1996 from $280.9 million in 1995, $12.6 million of which was due to a substantial salary reduction resulting from a decrease in the U.S. salaried workforce initiated in late 1995, $9.3 million of which was due to a 1995 charge against earnings for the reduction of U.S. salaried workforce and centralization of accounting functions, and approximately $8.3 million of which was due to a reduction in rental volume and corresponding variable labor costs. General and administrative expenses decreased $34.4 million, or 38.8%, to $54.2 million in 1996 from $88.6 million in 1995, due to the reduction in salaried headcount and a continued emphasis on controlling discretionary expenses and the impact of centralization charges recorded in 1995. Specifically, travel related expenses decreased $5.8 million, outside professional services decreased $3.5 million, bad debt expense decreased $5.6 million and the year to year impact of centralization charges decreased by $7.5 million. Intangible amortization expense remained relatively constant for 1996 and 1995.

     Interest Expense. Interest expense decreased $25.7 million, or 17.2%, to $124.2 million for 1996 from $149.9 million in 1995. A reduction in the average borrowing rate resulted in a $7.6 million decrease while all other changes, largely lower borrowing levels, reflective of the reduction in average fleet size and mix changes, resulted in a reduction of $18.1 million.

     Provision for Income Taxes. The provision for income taxes increased to $3.0 million for 1996 from $1.3 million in 1995 due to higher foreign income taxes, primarily in the United Kingdom.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     General Operating Results. BRACC had a net loss of $132.6 million for 1995 compared to net income of $1.1 million for 1994. Loss before income taxes was $131.3 million for 1995 compared to income before income taxes of $5.1 million for 1994. These losses were due to substantially higher operating costs and greater interest expense which were not fully offset through higher revenue.

     Operating Revenues. Operating revenues increased by $37.7 million, or 3.3%, to $1,193.5 million in 1995 from $1,155.8 million in 1994. Vehicle rental revenues increased $23.7 million, or 2.3% to $1,034.9 million in 1995 from $1,011.2 million in 1994. This increase was due to a 3.0% increase in the daily average rental rate, partially offset by a 1.1% reduction in vehicle rental days. Retail car sales revenue increased $5.8 million, or 7.4%, to $83.8 million for 1995 from $78.0 million for 1994, primarily due to a change to higher priced units in the mix of vehicles sold. Royalty fees increased $4.7 million, or 8.9%, to $57.9 million in 1995 from $53.2 million in 1994, primarily due to growth in international markets. Other revenues increased $3.5 million, or 26.3%, to $16.9 million in 1995 from $13.4 million in 1994 largely due to improvements in credit card processing income. The daily average rental rate increased to $39.58 in 1995 from $38.43 in 1994, an increase of 3.0%.

     Operating Expenses. Operating expenses increased $129.2 million, or 12.4% to $1,174.9 million in 1995 from $1,045.7 million in 1994. Vehicle depreciation expense increased $66.3 million, or 25.8%, to $323.6 million in 1995 from $257.3 million in 1994, due to higher manufacturer depreciation rates for Program Vehicles, a change in fleet mix to include more specialty vehicles and a 1.8% increase in average fleet size. The higher manufacturer program rates resulted in increased depreciation expense of approximately $59.9 million and the remaining $6.4 million increase was primarily due to larger fleet size. Direct vehicle and operating expenses increased $19.0 million, or 14.1%, to $153.1 million in 1995 from $134.1 million in 1994, primarily due to higher salvage/wreck and theft expense, the change in fleet mix to include more luxury and specialty vehicles and a higher average fleet size. Non-vehicle depreciation expense decreased $1.9 million, or 8.8%, to $19.5 million in 1995 from $21.4 million in 1994. Cost of vehicles sold at retail increased $5.1 million, or 7.6%, to $72.4 million in 1995 from $67.3 million in 1994 reflecting a more costly mix of vehicles. Advertising, promotion and selling expenses increased $6.7 million, or 6.7%, to $106.4 million in 1995 from $99.7 million in 1994, primarily due to $2.2 million of higher selling costs associated with higher revenues, $3.5 million of marketing costs for credential reissuance in conjunction with the new corporate logo and the remainder due to other net marketing expenditures, largely frequent flyer programs. Facilities expenses increased $2.9 million, or 2.6%, to $113.3 million in 1995 from $110.4 million in 1994, due to minor increases in several areas, such as $2.5 million in lease expense for rental and administrative facilities and $.5 million for repairs and maintenance. Personnel expenses increased $11.5 million, or 4.3%, to $280.9 million in 1995 from $269.4 million in 1994, largely due to a $9.3 million one-time charge taken in 1995 in conjunction with the reduction in the U.S. salaried workforce and the centralization of accounting functions. General and administrative expenses increased $19.5 million, or 28.2%, to $88.6 million in 1995 from $69.1 million in 1994, due to a $5.3 million one-time restructuring charge related to a reduction in BRACC's workforce in 1995 and centralization of accounting functions, $3.0 million due to the non-recurrence of a legal settlement in 1994 related to a contract dispute regarding the failed attempt to design and build a multi-user reservation processing system, and increases in other general expenses, including travel related costs of $2.0 million and bad debts of $1.4 million. Intangible amortization expenses remained relatively constant for 1995 and 1994.

     Interest Expense. Interest expense increased $44.9 million, or 42.8%, to $149.9 million for 1995 from $105.0 million in 1994. An increase in the average borrowing rate resulted in a $30.8 million increase while the remaining increase of $14.1 million was largely due to higher borrowing levels reflective of the increase in average fleet size and mix changes.

     Provision for Income Taxes. The provision for income taxes decreased to $1.3 million for 1995 from $4.0 million in 1994 primarily due to lower deferred federal and foreign income taxes.

LIQUIDITY AND CAPITAL RESOURCES OF BRACC

     Historically, BRACC's operations have been funded by cash provided from operating activities and by financing provided by banks, automobile manufacturers' captive finance companies and leasing companies. BRACC's existing indebtedness at December 31, 1996 was $1,830.4 million and had interest rates ranging from 4.06% to 12.00%. Below is a general description of the debt facilities which BRACC currently utilizes.

  Vehicle Asset Backed Facilities

     Medium Term Notes. The Medium Term notes include notes issued by Budget Fleet Finance Corporation ("BFFC") in June 1994. BFFC is a special purpose bankruptcy remote corporation. The BFFC notes are comprised of medium term notes requiring monthly interest payments at a floating rate of LIBOR, as defined, plus 0.50%. The BFFC notes total $500 million and have a maturity of five years from the inception of the facility. Monthly principal payments of $83.3 million commence in April 1999 with the last payment due in September 1999.

     Commercial Paper. The commercial paper program, which was established in July 1993, is an $845 million program with a 90-day maximum maturity on all commercial paper issued. The commercial paper is sold through Budget Funding Corporation ("BFC"), which is a special purpose bankruptcy remote corporation. Interest is payable monthly at the market rate when the commercial paper is issued. The average interest rate for 1996 was 5.43%.

  Other Vehicle Debt

     Ford Vehicle Facility. This facility was established with Ford Motor Credit Company ("FMCC") to finance program and risk vehicles and light and medium duty trucks which are all manufactured by Ford. There is $500 million available under this facility and interest is paid monthly at the one-month commercial paper rate plus 2.00%. The collateral for this facility is all vehicles financed plus all revenue streams and proceeds from sales.

     Non-Ford Vehicle Facility. This facility was established with FMCC to finance program and risk vehicles and light and medium duty trucks which are not manufactured by Ford. $500 million is available under this facility and interest is paid quarterly at the one-month commercial paper rate plus 2.25%. The collateral for this facility is all vehicles financed plus all revenue streams and proceeds from sales.

     The amount outstanding under these facilities cannot exceed $800 million.

  Other Debt

     Working Capital Facility. The working capital facility of $525 million is funded by FMCC. This facility is primarily used to provide cash for daily operating activities. Interest is paid quarterly to FMCC based upon a monthly commercial paper interest rate plus 2.50%.

     Other Notes Payable. Other notes payable consist primarily of the WizCom note, which had a balance of $35.9 million and an interest rate of 6.20% at December 31, 1996. The entire note will be paid in full by December 1998.

     In addition, BRACC's international operations have debt facilities with certain financial institutions and vehicle manufacturers. The majority of these debt facilities are fleet related where the vehicles are used as collateral. As of December 31, 1996, fleet obligations were $67.7 million.

                            BUSINESS OF BUDGET GROUP

GENERAL

     Budget Group and its franchisees operate the third largest worldwide general use car and truck rental system, with approximately 3,200 locations and a peak fleet size during 1996 of 266,000 cars and 18,000 trucks. The Budget System includes locations in both the airport and local (downtown and suburban) markets in all major metropolitan areas in the United States, in many other small and mid-size U.S. markets and in more than 110 countries worldwide. Pro forma for the Budget Acquisition, the Budget System included approximately 455 company-owned locations in the United States at December 31, 1996, accounting for approximately 76% of 1996 U.S. system-wide revenues. In addition, Budget franchisees operated approximately 500 royalty-paying franchise locations in the United States at December 31, 1996. Budget is one of only three vehicle rental systems that offer rental vehicles throughout the world under a single brand name, with locations in Europe, Canada, Latin America, the Middle East, Asia/Pacific and Africa. The Budget System currently maintains more local market rental locations throughout the world than its major competitors. The Budget System is also unique among major car rental systems in that it rents trucks in most major markets worldwide. The Budget System's consumer truck rental fleet is the fourth largest in the United States.

     Budget Group is also one of the largest independent retailers of late model vehicles in the United States, operating 22 retail car sales facilities with pro forma revenues of $257.8 million for 1996. Upon consummation of the Budget Acquisition, Budget Group will continue to operate its retail car sales facilities under the name "Budget Car Sales."

BACKGROUND

     BRACC. In 1960, BRACC began franchising car and truck rental operations serving the downtown and suburban areas of cities in the United States and Canada. Budget established its first major airport location in 1967, but maintained a marketing strategy of offering good value to price-sensitive personal renters. Historically, BRACC has operated the broadest distribution system in the industry, with more full-service local market locations in the United States and worldwide than its major competitors and the largest integrated system offering both cars and trucks in most markets worldwide. During the 1980's, BRACC undertook a strategic shift from being structured as a franchising company to functioning as an operating company.

     For the year ended December 31, 1996, BRACC's 304 company-owned locations in the United States accounted for approximately 61.4% of the Budget System's U.S. vehicle rental revenues, while its 70 company-owned locations outside the United States accounted for approximately 8.3% of the Budget System's international vehicle rental revenues. For the year ended December 31, 1996, BRACC's company-owned locations accounted for approximately 38.0% of total worldwide Budget System revenues. At December 31, 1996, Budget franchisees (including TEAM) maintained 651 locations in the United States and 2,182 locations internationally.

     TEAM. TEAM is the largest U.S. Budget franchisee and is one of the largest independent retailers of late model automobiles in the United States. TEAM became a publicly held corporation in August 1994, with 23 locations in four franchise territories, and embarked on a strategy to significantly expand its Budget franchise base by further consolidating Budget franchise operations and to develop a branded retail car sales operation within its Budget franchise territories. Since that time, TEAM has pursued an aggressive growth strategy in both its vehicle rental and retail car sales operations. Since its initial public offering, TEAM has added an additional nine Budget franchise territories. With 152 locations as of December 31, 1996, TEAM accounted for approximately 14.8% of the Budget System's 1996 U.S. revenues. Concurrently with the development of its Budget franchise business, TEAM has developed or acquired 11 retail car sales facilities.

     Sanford Miller (Chairman and Chief Executive Officer), John P. Kennedy (President and Chief Operating Officer) and Jeffrey D. Congdon (Chief Financial Officer and Secretary) together have over 75 years of experience in the vehicle rental business and have acquired and operated 54 Budget franchises over the past 15 years. In addition, Messrs. Miller and Congdon together have over 25 years of experience operating retail car sales facilities.

     Budget Group. Upon completion of the Budget Acquisition, Budget Group will consist of 455 company-owned locations in the United States, including 21 of the 25 largest airport rental markets in the United States. In addition, Budget Group will account for approximately 76% of the Budget System's 1996 U.S. system-wide revenues. Accordingly, the Budget Acquisition will mark a significant furtherance of the initiative undertaken by BRACC approximately 10 years ago to make the transition from being a franchising company to being an operating company as well as furtherance of TEAM's strategy of consolidating the Budget System. Budget Group believes that its increased level of company-owned operations will enable it to improve the performance of the Budget System and to compete more effectively in both the corporate and consumer segments of the vehicle rental industry. Budget Group will be managed by officers having significant experience with BRACC and TEAM, who will utilize operating strategies and systems that have proven most effective for BRACC and TEAM.

STRATEGY

     Management's long-term strategy is to create an automotive services company which leverages the asset base and expertise of Budget Group. Budget Group's assets include a trade name that is recognized around the world; locations for the rental, sale and maintenance of vehicles; a workforce that is proficient in acquiring, financing, monitoring, maintaining and selling cars and trucks; and advanced information systems to support these operations. Increasing the utilization of these assets by acquiring automobile related businesses would reduce Budget Group's unit costs and increase profitability. In the near term, management has developed a business strategy designed to increase the revenues and improve the profitability of Budget Group. Key elements of this strategy are as follows:

     - Enhance the Budget brand

     - Improve the performance of Budget Group's car rental operations

     - Continue to expand retail car sales operations

     - Expand truck rental operations

  Enhance the Budget Brand

     Following the Budget Acquisition, the Budget System will be approximately 76% company-owned in the United States, giving Budget Group a percentage of company-owned locations that management believes to be higher than many of its principal competitors. Management believes this high level of corporate ownership is a competitive advantage in the marketplace. It facilitates more consistent delivery of high quality services, more uniform prices and improved operations and communications, thereby strengthening the Budget brand name among customers. Improved "front counter" systems will be designed to present a more consistent image to Budget customers, both corporate and individual, with an increased emphasis on quality of service and customer satisfaction. Budget Group's structure will facilitate national advertising and marketing programs designed to increase the public's awareness of the Budget brand. In addition, management believes that there will be continuing opportunities to further consolidate the Budget System by acquiring additional franchise operations, and that such consolidation will further strengthen the Budget brand.

  Improve the Performance of Budget Group's Car Rental Operations

     Historically, TEAM has enhanced the profitability of its acquired franchise territories by reducing operating costs and increasing rental revenue. Similarly, in 1996 BRACC began initiatives that are already significantly improving the performance of its company-owned operations. Upon completion of the Budget Acquisition, management believes Budget Group will be able to combine key elements of the TEAM and BRACC strategies to achieve even greater operating efficiencies. Budget Group expects to undertake significant initiatives to (i) enhance the performance of its U.S. car rental operations, (ii) capitalize on the increased level of company-owned locations, (iii) increase its marketing to corporate accounts, (iv) place increased emphasis on the leisure and local rental markets, and (v) expand and improve Budget's international operations.

     Enhance the Performance of Budget Group's U.S. Car Rental Operations. TEAM and BRACC have each successfully enhanced the profitability of their operations by implementing cost reduction strategies. These strategies have included centralizing certain corporate functions (such as credit card and warranty processing), extending their fleet management practices in order to improve fleet utilization and per unit cost versus yield, improving the timing and processing of fleet deliveries and dispositions, reducing fleet downtime, and improving fleet make/model composition to better match customer demand. TEAM and BRACC have each also implemented cost management practices to reduce overall personnel costs, lower vehicle maintenance expense and damage repair costs and increase the effectiveness of their servicing procedures. In order to increase revenues of its acquired operations, TEAM and BRACC have utilized various yield management models to optimize pricing and fleet utilization (for example, by tracking demand patterns and allowing local managers to shift fleet inventory between locations). The Budget Group believes that it will be able to utilize various elements of these operating strategies to enhance the performance of the combined TEAM/BRACC operations.

     Capitalize on the Increased Level of Company-Owned Locations. Management believes that the addition of the 151 locations that TEAM operates in its 13 franchise territories to the 304 locations operated by BRACC in the United States will significantly improve the car rental operations of Budget Group in the United States. Specifically, the increased level of company-owned operations will facilitate a more consistent delivery of services, uniform prices and communications to customers and allow Budget Group to improve its yields and fleet utilization in many of its locations. Management believes that the combination of TEAM and BRACC operations in contiguous markets will significantly improve the marketing programs and operating efficiency of the combined company. For example, Budget Group will be able to achieve increased efficiencies by integrating BRACC's operations at Los Angeles International Airport with TEAM's operations throughout Southern California, BRACC's operations in the New York City area with TEAM's operation in Philadelphia, and BRACC's operation in Boston with TEAM's operation in Hartford. Combining the operations of TEAM and BRACC, Budget Group will operate in 21 of the 25 largest airport rental markets in the United States. Budget Group will seek to manage the combined companies more efficiently by integrating critical management information systems, developing more comprehensive customer data and combining the two companies' regional management organizations.

     Increase Marketing to Corporate Accounts. For the year ended December 31, 1996, approximately one-half of Budget Group's car rental revenue was derived from corporate accounts, with this customer base accounting for approximately one-half of Budget Group's rentals from airport locations. Management believes that it will be able to increase the contribution from corporate accounts, both in absolute dollars and as a percentage of its car rental revenues, by significantly increasing its marketing efforts to corporate accounts. Specifically, management believes that middle market companies (companies that would have accounts in the $500,000 to $1.0 million annual revenue range) provide usage and yield characteristics that are favorable for Budget Group. Management expects to broaden Budget Group's marketing effort to this targeted customer base by adding additional marketing personnel and believes that the improved consistency of service and pricing throughout the Budget System, driven in significant part by the higher proportion of company-owned locations, will be particularly important in marketing to this customer base.

     Place Increased Emphasis on the Leisure and Local Markets. Budget Group intends to place an increased emphasis on the leisure and local markets upon completion of the Budget Acquisition. Budget's success in the leisure market has been driven by its reputation for offering vacation travelers favorable rates on high quality cars and the strength of its operations at airports in travel destinations. Management believes that corporate ownership of Budget's operations in Florida, Hawaii, Southern California and Phoenix will improve Budget Group's ability to market Budget's services to tour operators, travel agents, travel wholesalers and cruise lines.

     The local segment of the car rental industry consists of facilities located near downtown or suburban areas and is directed toward individuals renting cars while their automobiles are being repaired, for out of town travel or for special occasions, and toward businesses seeking automobiles or vans for occasional local use. Budget was founded in 1958 in order to serve this segment and enhanced its position through an affiliation with Sears, Roebuck & Co. ("Sears") in 1970 (which allows Budget to rent cars and trucks under the Sears name ("Sears Car and Truck Rental") at over 900 locations throughout the United States). BRACC currently maintains more full-service local market locations worldwide than its major competitors. Maintaining a strong position in the local market significantly improves Budget's fleet utilization, as cars may be shuttled from airports to downtown and suburban locations for weekend use. Management believes that it will be able to improve its performance in the local market segment by adding locations in certain existing local markets, which should allow Budget Group to generate additional revenues with relatively small increases in administrative overhead. Additionally, such locations typically have less intense rate competition and fewer corporate customers utilizing negotiated rate structures.

     Expand and Improve International Operations. Budget is one of only three systems that offers rental vehicles throughout the world under a single brand name and Budget is recognized as a market leader in several key foreign markets, including Canada, Germany and many Latin American and Caribbean countries. Management believes that the strength of the Budget System in foreign markets has important value in name recognition and serving the needs of local customers and international travelers. For 1996, approximately 44.1% of the Budget System's worldwide revenues were derived from its 2,252 locations in more than 110 countries. Company-owned operations at international locations in the United Kingdom, France, Switzerland, Australia and New Zealand accounted for approximately 8.3% of the Budget System's 1996 international revenues, with the remainder attributable to the operations of approximately 2,182 franchised locations. Management believes that it will be able to improve Budget Group's international operations by implementing programs through which underperforming franchisees will be able to improve their operating results. Management also believes that certain emerging markets, such as the Pacific Rim and Southeast Asia, provide growth opportunities for the Budget System, and that it will be able to add locations in these markets, either directly or through franchisees.

  Continue to Expand Retail Car Sales Operations

     The increased cost of new cars and the improved reliability of low-mileage, late model cars have contributed to greater market demand for late model cars in recent years. Notwithstanding this growth, the retail car sales market remains highly fragmented, with most late model cars being sold through the used car operations of local or regional new car dealerships. Management believes that the market for late model cars is currently undergoing significant changes, with the emergence of companies retailing late model cars on a national or regional basis.

     TEAM's Principal Executive Officers have more than 25 years of experience in acquiring and selling low-mileage, late model cars. Budget Group, with 22 retail car sales facilities and pro forma car sales revenues of $257.8 million for 1996, will be one of the largest independent retailers of late model cars in the United States. Management believes that it will be able to improve the performance of the acquired BRACC retail sales facilities by incorporating certain systems that TEAM has utilized in its retail car sales operations and that it will be able to achieve efficiencies by combining and centralizing certain functions.

     Budget Group plans to establish a nationally recognized retail car sales operation which will provide low-mileage, late model vehicles to consumers in a new car sales environment under the Budget Car Sales brand. Management expects Budget Group to establish multiple sales facilities in many of its markets, which will allow Budget Group to benefit from shared administration and marketing programs with its vehicle rental business.

  Expand Truck Rental Operations

     The Budget System is unique among major car rental systems in that it rents trucks to consumers and commercial users in most major markets worldwide, with the fourth largest consumer truck rental fleet in the United States. Budget has long been considered an innovator in the truck rental market, having introduced the first all-diesel-equipped and all-automatic-transmission fleets for consumer use, as well as four-door versions of moving trucks that provide seating for a family or moving crew. TEAM has implemented a strategy of expanding its truck rental operations in its franchised territories, and management believes Budget Group will be able to significantly expand Budget's truck rental business following the Budget Acquisition. Management expects Budget Group to add truck rental locations in various markets, particularly in conjunction with the addition of new local market locations. Management believes that adding truck rental locations will leverage certain fixed costs and increase consumer awareness of the Budget brand, while favorable pricing trends in the truck rental market are expected to provide attractive returns on invested capital.

THE BUDGET SYSTEM

     BRACC provides consistent system-wide services, a state-of-the-art reservation system and other opportunities to all vehicle rental locations within the Budget System. For 1996, pro forma for the consummation of the Budget Acquisition, Budget Group constituted approximately 76% of the U.S. revenues of the Budget System.

     System-Wide Services. BRACC provides the Budget System with: (i) national promotion, advertising and public relations; (ii) reservations and information systems; (iii) data processing support; (iv) marketing programs with hotels and airlines; (v) Sears Car and Truck Rental concessions; (vi) a sales staff for marketing to corporate customers and the travel community; (vii) credit card services for commercial customers; (viii) training in local marketing techniques; (ix) operation, training and support; (x) fleet purchasing programs; and (xi) a company-owned fleet of cars and trucks for one-way rentals. In general, pursuant to its agreements with its franchisees, BRACC is required to expend a certain percentage of franchise royalties that it receives on advertising and promotion. In addition, BRACC negotiates with automobile manufacturers to develop vehicle acquisition and disposition programs that are available to franchisees as well as to company-owned locations.

     BRACC facilitates one-way car rentals between approximately 325 selected company-owned and franchised locations in the United States. This one-way program is also in place for truck rentals at approximately 325 locations. A limited fleet of vehicles owned by BRACC is dedicated to supplement the one-way vehicle rental capacity of the participating locations. This program enables the Budget System to operate more fully as an integrated network of locations.

     Reservations System. BRACC operates a state-of-the-art computerized reservation system through WizCom. Budget's main reservation facility is located in the Dallas metropolitan area and has over 400 employees. Auxiliary centers are located in Toronto, Canada, the United Kingdom, Australia and New Zealand. These centers are linked with the major airline and travel industry reservation systems through the worldwide Budget reservation network. The main reservation facility accepts inquiries and reservations for Budget System locations worldwide on a 24-hour basis, 365 days a year. The reservation centers utilize an extensive database maintained on rates and vehicles available for nearly all Budget System locations, a special file of pertinent information on frequent renters and other information that facilitates the Budget System's business.

     Sears Car and Truck Rental. In 1970, BRACC established a contractual relationship with Sears which allows Budget operating locations to provide car and truck rental under the Sears name. Sears Car and Truck Rental customers may use their Sears charge card for payment of rental charges. Sears Car and Truck Rental is available at approximately 900 Budget locations in the United States.

MANAGEMENT STRUCTURE

     Budget Group will be managed by a combination of managers from TEAM and BRACC. Sanford Miller, the Chairman and Chief Executive Officer of TEAM, will be the Chairman and Chief Executive Officer of Budget Group. The existing managements of TEAM and BRACC will be integrated to create an effective and experienced management team for Budget Group which draws upon the knowledge and strengths of the two organizations. TEAM management anticipates that the majority of BRACC's corporate functions will continue to be managed by existing BRACC personnel. See "Election of Directors -- Information on Nominees" and "Management of Budget Group." Budget Group's primary corporate functions will be centralized in its headquarters in Lisle, Illinois, the worldwide headquarters of BRACC. TEAM previously maintained a decentralized management structure of its day-to-day rental operations. As part of the Budget Acquisition, TEAM's rental operations will be merged into BRACC's and centralized to take advantage of cost benefits associated with centralization.

     TEAM coordinates vehicle purchases among its franchised territories to enable it to benefit from volume purchases of vehicles. TEAM handles billing and collection on a decentralized basis, but employs centralized cash management to permit optimal use of its financial resources. TEAM's corporate staff manages the acquisition and financing of new operating locations and general managers develop local vehicle rental markets.

RENTAL OPERATIONS

     Budget rents a wide variety of automobiles and trucks, most of which consist of the current and immediately preceding model years. Vehicle rentals are generally made on a daily, weekly or monthly basis and generally include unlimited mileage. Rental charges are computed on the basis of the length of the rental or, in some cases, on the length of the rental plus a mileage charge. Rates vary at different locations depending on the type of vehicle rented, the local market and competitive and cost factors. Most rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental. Budget also generally offers its customers the convenience of leaving a rented vehicle at a Budget location in a city other than the one in which it was rented, although, consistent with industry practices, a drop-off charge or special intercity rate may be imposed.

     The following table sets forth for the periods indicated the number of owned and franchised locations of Budget in North America and at international locations and certain other data of Budget Group:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
Locations in operation at end of period:
  United States:
     BRACC-owned............................................      311       304
     TEAM-owned.............................................      133       152
     Other franchisees......................................      560       500
                                                              -------   -------
          Total U.S.........................................    1,004       956
  International:
     BRACC-owned............................................       79        70
     Franchisees............................................    2,027     2,182
                                                              -------   -------
          Total International...............................    2,106     2,252
                                                              -------   -------
               Budget System................................    3,110     3,208
Average fleet size(a).......................................  233,081   235,874

---------------

(a) Average fleet size is the number of vehicles (both cars and trucks) owned or leased by Budget each day of the period divided by the number of days in the period.

  North American Operations

     At December 31, 1996, BRACC owned and operated 304 Budget locations in the United States, and franchisees (including TEAM) owned and operated 651 Budget locations in the United States and 390 Budget locations in Canada. Of the U.S. facilities, nearly 300 primarily serve airport business and more than 650 serve local market (downtown and suburban) locations. Budget's mix of business consists of approximately 65% in the airport segment and 35% in the local segment. In addition, BRACC rents trucks at 137 of its company-owned locations.

     Budget is in many cases one of five to seven vehicle concessionaires at the airports in which it operates. In general, concession fees for airport locations are based on a percentage of total commissionable revenues (as determined by each airport authority), subject to minimum annual guaranteed amounts. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. Budget's concession arrangements with the various airport authorities generally impose certain minimum operating requirements, provide for relocation in the event of future construction and provide for abatement of the minimum annual guarantee in the event of extended low passenger volume.

  International Operations

     At December 31, 1996, BRACC owned and operated 70 international Budget locations, consisting of 36 European locations (including the Middle East and Africa) and 34 locations in the Asia/Pacific region, and franchisees owned and operated 2,182 international Budget locations, consisting of 1,140 European locations, (including the Middle East and Africa), 263 Latin American locations and 389 locations in the Asia/Pacific region. Budget locations can be found in more than 110 countries outside the United States. Budget is recognized as a market leader in Canada, Germany and many Latin American and Caribbean countries.

  Van Pooling Operations

     Van Pool, TEAM's commuter van pooling subsidiary, was acquired by TEAM in February 1996 and maintains offices in 21 cities located in 15 states and the District of Columbia. Founded in 1977, Van Pool provides van pooling services to individuals, corporations and municipalities. Pursuant to van pool agreements between TEAM and either the volunteer driver, corporation or municipality (the "contracting party"), the contracting party agrees to drive or arrange a van pool which travels a fixed route set by TEAM. TEAM sets the fees, which are collected by the driver and remitted to TEAM. Van Pool employs approximately 40 individuals at its home office in Troy, Michigan and approximately 40 individuals in its local markets, and at December 31, 1996 operated a fleet of approximately 3,250 passenger vans.

RENTAL VEHICLE PURCHASING

     Budget participates in a variety of vehicle purchase programs with major domestic and foreign vehicle manufacturers. On average during model year 1996, 79% of BRACC's vehicle purchases consisted of Ford vehicles, 5% of Toyota vehicles, and the remaining 16% of General Motors, Mazda and Chrysler vehicles. These percentages vary among BRACC's operations and will most likely change from year to year. The average price for automobiles purchased by BRACC in 1996 for its rental fleet was approximately $18,300. TEAM also participates in a variety of vehicle purchase programs with major domestic and foreign manufacturers. On average during 1996, 42% of the automobile purchases consisted of Chrysler vehicles, 15% of Ford vehicles and 21% of Nissan vehicles. The average price for automobiles purchased by TEAM in 1996 for its rental fleet was approximately $18,100.

     Budget's principal relationship has historically been with Ford, with an emphasis on products from the Lincoln-Mercury Division of Ford. In 1988, Budget entered into a ten-year supply agreement with Ford, which committed Budget to acquire 70% of its vehicle requirements for company-owned rental locations from Ford. Under this agreement, Ford agreed to remain competitive in products and vehicle programs offered to Budget. Concurrently with the Budget Acquisition, BRACC will enter into a new ten-year Supply Agreement with Ford. Under the new Supply Agreement, BRACC and its affiliates (including TEAM) will agree (i) to purchase or lease at least 70% of the total number of vehicles leased or purchased by it in each model year from Ford and (ii) to purchase or lease at least 80,000 new Ford vehicles in each model year in the United States. See "The Budget Acquisition -- Related Agreements -- Supply Agreement."

FLEET UTILIZATION AND SEASONALITY

     Budget's business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season for vehicle rentals. The general seasonal variation in demand, along with more localized changes in demand at each of BRACC's locations, causes BRACC to vary its fleet size over the course of the year. For the year ended December 31, 1996, BRACC's average monthly fleet size ranged from a low of 64,400 vehicles in January to a high of 88,600 vehicles in August. Fleet utilization, which is based on the average number of days vehicles are rented compared to the total number of days vehicles are available for rental, ranged from 73% in January to 83% in August and averaged 77% for the year ended December 31, 1996.

     In 1996, TEAM's average monthly fleet size (excluding Van Pool) ranged from a low of 10,694 vehicles in January to a high of 18,870 vehicles in July. Fleet utilization ranged from 79% in June to 85% in August and averaged 81% for the year ended December 31, 1996.

RENTAL RELATED PRODUCTS

     Although the dominant source of Budget Group's total revenue is time and mileage charges from the rental of vehicles and franchise payments from its franchisees, Budget Group also generates revenue from rental related products such as loss damage waivers, personal accident insurance, personal effects protection, additional liability insurance, other travel related insurance coverages and travel related products. The travel related products from which Budget Group generates revenue include vehicle upgrades, gasoline sales, intercity drop-off charges and miscellaneous items such as baby seats, ski racks, cellular phones and additional driver fees.

MARKETING

     BRACC's promotional and marketing activities are designed to promote Budget as a value service provider and to promote brand loyalty. BRACC has a sales force of approximately 200 employees worldwide. Budget's national advertising program is implemented through a variety of media, including national and local television, radio, newspapers, magazines, airline ticket jackets, airline in-flight magazines and strategically located billboards, an Internet site, counter and store collateral materials and merchandise. BRACC also has cooperative advertising arrangements with airlines, hotels, travel agency consortia and others in the travel industry. Budget participates in a number of airline frequent flyer programs (including United Airlines, Southwest Airlines, Alaska Airlines, Aeromexico and Lufthansa), as well as certain hotel programs, theme park programs and credit card affinity programs. Budget also has a frequent renter program, Awards Plus, which gives renters a strong incentive to bring all of their car rental business to Budget. In addition, BRACC has contracts with a number of airlines, hotels and other organizations pursuant to which such organizations agree to recommend Budget's services during their reservation calls and to transfer interested customers to a Budget reservation agent. In addition, in connection with the Budget Acquisition BRACC will undertake to carry out promotional programs that feature and promote the rental of Ford vehicles. See "The Budget Acquisition -- Related
Agreements -- Advertising Agreement."

CUSTOMER SERVICE

     Budget's commitment to delivering a consistently high level of customer service is a critical element of its success strategy. Each month, over 3,000 Budget customers are randomly surveyed to measure service levels by location. Budget identifies specific areas of achievement and opportunity from these surveys. Areas of improvement are addressed on a system-wide level and standard methods and measures are developed. To drive improvement, the service standards are audited routinely by management and service delivery standards accessors. The major areas of these assessments include: (i) speed of rental/return process including busing where applicable, (ii) vehicle condition and availability,
(iii) customer interaction including helpfulness and courtesy and (iv) location image. In addition, Budget utilizes a toll-free "800" number that allows customers to report problems directly to the Customer Relations department. Monthly reports of the types and number of complaints received are used in conjunction with the customer satisfaction reports by location management as feedback of customer service delivery. Furthermore, Budget participates in the annual J.D. Power and Associates survey process to ensure that competitive levels of performance are achieved.

INFORMATION TECHNOLOGY

     BRACC's information technology is designed to provide Budget worldwide with high quality, cost effective systems and services on a timely basis. In late 1995, BRACC implemented its state-of-the-art reservation system, which consists of a highly integrated mainframe system with an intelligent workstation component for reservation agents, allowing them to access pertinent information in a fast and user-friendly manner. The reservation system has direct interfaces to the airline system and captures key corporate and customer information.

     BRACC's rental counter and back-office system, BEST I, supports both company-owned and franchisee operations. BRACC's fleet system supports fleet finance, dealership accounting and ordering for all brands of vehicles including direct ordering lines to Ford, Toyota, Nissan and Mazda. BRACC's human resources, benefits and payroll interface is supported by a client server system that automatically feeds to an outsourced payroll system. In 1997 and 1998, Budget Group intends to continue to enhance and consolidate its information technology systems allowing Budget to deliver consistent customer service at all of its locations.

VEHICLE RENTAL FACILITIES

     TEAM and BRACC lease substantially all of their U.S. airport and local market rental facilities and operated from 455 rental locations at December 31, 1996. The airport facilities are located on airport property owned by airport authorities or located near the airport in locations convenient for bus transport of customers to the airport. Each airport facility includes vehicle storage areas, a vehicle maintenance facility, a car wash, a refueling station and rental and return facilities. Local market rental facilities generally consist of a limited parking facility and a rental and return desk and are generally subject to fixed-term leases with renewal options. Certain of these leases also have purchase options at the end of their terms.

FRANCHISING

     Of Budget's 3,208 locations at December 31, 1996, 2,833 are owned and operated by franchisees with franchisees representing 62% of 1996 system-wide revenues. As of December 31, 1996, BRACC maintained over 800 separate franchise agreements with almost 600 franchisees (including TEAM). BRACC has franchise locations in more than 110 countries worldwide. Franchised locations range from large operations in major airport markets with fleet sizes in excess of 4,000 vehicles and franchise territories within an entire country to operations in small markets with fleets of fewer than 50 vehicles.

     BRACC considers its relationships with its franchisees to be excellent. It works closely with franchise advisory councils (which have historically included TEAM management) in formulating and implementing sales, advertising and promotion, and operating strategies and meets regularly with these advisors and other franchisees at regional, national and international meetings. BRACC has an ongoing growth strategy of adding new franchises worldwide when opportunities arise. Incremental franchises provide BRACC with a source of high margin revenue as there are relatively few additional fixed costs associated with fees paid by new franchisees to BRACC.

     BRACC's relationship with each Budget franchisee is governed by franchise agreements (the "Franchise Agreements"), which grant to the franchisees certain exclusive territories in which to operate the Budget vehicle rental business. The Franchise Agreements provide BRACC with significant rights regarding the business and operations of each franchise and impose restrictions on the transfer of the franchise and on the transfer of the franchisee's capital stock without the consent of BRACC. Each franchisee is required to operate each of its franchises in accordance with certain standards contained in the Budget operating manual (the "Operating Manual"). BRACC has the right to monitor the operations of franchisees and any default by a franchisee under a Franchise Agreement or the Operating Manual may give BRACC the right to terminate the underlying franchise.

     In general, the Franchise Agreements grant the franchisees the exclusive right to operate a Budget Rent a Car and/or Budget Rent a Truck business in a particular geographic area for a stated period. Franchise Agreements generally provide for an unlimited number of renewal terms. Upon renewal, the terms and conditions of Franchise Agreements (other than with respect to royalty fees) may be amended from those contained in the existing Franchise Agreements. The standard royalty fee payable to BRACC under Franchise Agreements is 7.5% of gross rental revenue in the United States and 5% of gross rental revenues in international markets, but certain of the BRACC franchisees have franchise agreements with different royalty fee structures.

     Pursuant to each Franchise Agreement, the franchisee must meet certain guidelines relating to the number of rental offices in the franchised territory, the number of vehicles maintained for rental and the amount of advertising and promotion expenditures. In general, each Franchise Agreement provides that the franchisee shall not engage in any other vehicle rental business within the franchise territory during the term of such agreement and for 12 months thereafter. In addition, franchisees agree not to use the word "Budget" or any other Budget trademark other than in their vehicle rental business.

RENTAL VEHICLE DISPOSITION

     BRACC's operating strategy is to maintain its fleet at an average age of four months or less, and TEAM's operating strategy has been to maintain its fleet at an average age of six months or less. Approximately 88% of the vehicles purchased by BRACC and approximately 85% of the vehicles purchased by TEAM in model year 1996 were Program Vehicles. These programs currently require that TEAM and BRACC maintain Program Vehicles in their fleets for a minimum number of months and impose numerous return conditions, including those related to mileage and repair condition. More than 97% of the Program Vehicles purchased by Budget Group and scheduled to be returned in 1996 were eligible for return. At the time of return to the manufacturer, BRACC and TEAM receive the price guaranteed at the time of purchase and are thus protected from fluctuations in the prices of previously-owned vehicles in the wholesale market at the time of disposition. The future percentages of Program Vehicles in Budget Group's fleet will be dependent on the availability and attractiveness of manufacturers' repurchase programs, over which Budget Group has no control.

     In addition to manufacturers' repurchase programs, BRACC and TEAM dispose of their rental fleet through automobile auctions, sales to wholesalers and internal retail car sales operations. While the disposal of rental vehicles through internal retail car sales operations has been limited to date, management believes that such dispositions may increase as Budget retail car sales operations continue to grow and as management evaluates the mix of Budget Group's Program Vehicles and vehicles not subject to manufacturers' repurchase programs.

RETAIL CAR SALES OPERATIONS

     As of December 31, 1996, TEAM operated 11 retail car sales facilities, establishing TEAM as one of the largest independent retailers of late model cars in the United States, with 1996 revenues of approximately $134.1 million. As of December 31, 1996, BRACC operated 11 retail car sales facilities, with 1996 revenues of approximately $91.5 million. TEAM and BRACC sell cars, sport utility vehicles and trucks through their retail car sales facilities.

     Retail Car Sales Inventory. In 1996, the vehicles sold at Budget retail car sales facilities consisted primarily of 1996 model year automobiles and passenger vans, with some 1995 model year vehicles and very few 1994 model year vehicles. TEAM and BRACC have historically acquired most of their retail car sales inventory at auctions, although they have acquired some cars from their rental fleets. In the future, Budget Group expects to increase its acquisitions of cars from the disposition of cars used in its rental fleet and to purchase a smaller portion from auctions. TEAM and BRACC coordinate car purchases among their retail car sales locations to enable them to benefit from volume purchases of cars.

     Trademarks. TEAM and BRACC operates their retail car sales operations under the name "Budget Car Sales," and Budget Group intends to continue to operate its retail car sales facilities under that name after the Budget Acquisition.

     Vehicle Pricing and Financing. While many cars display stickers indicating their "blue book" value, customers are permitted to negotiate pricing terms with the sales managers. Various local enterprises provide financing to customers of TEAM and BRACC on a non-exclusive basis. To supplement its sale of vehicles, TEAM and BRACC sell extended service contracts and related consumer products to their customers.

     Retail Car Sales/Service Facilities. Each of TEAM's retail car sales facilities consists of a showroom and an outdoor display area, which together accommodate the on-site display of at least 100 cars, and a service area. Although certain of TEAM's retail car sales facilities have been converted from facilities that were used in other businesses, TEAM prefers to build its own retail car sales facilities and believes that such facilities can be built at an average cost of approximately $1.2 million. The service departments operated at each retail car sales facility are responsible for inspecting a car's condition and for providing necessary reconditioning and maintenance services before sale. These services are provided uniformly for its retail car sales facilities in accordance with an inspection checklist developed by TEAM. Service departments also provide after-sale service for TEAM's customers. BRACC's retail car sales facilities are typically smaller than TEAM's car sales facilities and do not include service departments.

COMPETITION

     The vehicle rental industry is characterized by intense competition, particularly with respect to price and service. In any geographic market, Budget Group may encounter competition from national, regional and local vehicle rental companies. Budget's main competitors in the rental market are Hertz, Avis, Alamo, National and Enterprise. In consumer truck rentals, Budget faces competition from U-Haul, Ryder and Penske. There have been occasions when the major vehicle rental companies have been adversely affected by industry-wide price cutting, and TEAM and BRACC have on such occasions lowered their prices in response. Budget Group will not generally be able to unilaterally raise its prices or to maintain its prices in times of industry price cutting.

     The retail car sales business is also characterized by intense competition from a range of regional and local car dealerships and other retailers of previously-owned vehicles. Management believes that Budget Group competes primarily against new car dealers retailing previously-owned cars. Budget Group's retail car sales facilities are located among similar facilities and, in some instances, together with Budget Group's rental operations. The entry of large, well-capitalized retailers of late model previously-owned cars may provide Budget Group with significant additional competition.

INSURANCE

     TEAM currently has insurance coverage in an amount of up to $6.0 million, with a $500,000 retention per occurrence, with respect to personal injury and damage claims arising from the use of its vehicles, except with respect to vehicles rented through its Los Angeles, San Diego, Albany and Rochester operations. Under California law, vehicle rental customers are primarily liable for damages arising from the use of rental vehicles. Vehicle rental companies are secondarily liable for such damages up to an amount limited by California law to $35,000 per occurrence, unless the vehicle rental company has negligently maintained the vehicle or has "negligently entrusted" the vehicle to a rental customer. Accordingly, TEAM does not maintain third-party insurance coverage in California. In New York, TEAM maintains insurance coverage with a third-party insurer, with no applicable deductible. TEAM's Phoenix operations are self-insured, with a $500,000 self-insured retention. TEAM's workers compensation insurance coverage is subject to a $500,000 retention. TEAM's general liability coverage is $1.0 million per occurrence, $2.0 million aggregate coverage with no retention.

     BRACC currently has excess liability insurance coverage in an amount of up to $3.0 million in excess of a $2.0 million self-insured retention on a per occurrence basis in the United States and a $1.0 million retention in the United Kingdom with respect to general liability claims and with respect to personal injury and property damage claims arising from the use of vehicles rented from company-owned locations. There is no self-insured retention for the BRACC operation in France and only a $1,000 and $5,000 self-insured retention for Australia and New Zealand operations, respectively. Claims resulting from accidents occurring in the United States are administered by BRACC employees, while claims resulting from accidents occurring at any international BRACC locations are administered by third-party claim handling services. BRACC has worker's compensation insurance with a $500,000 self-insurance retention, as well as $100 million property insurance coverage subject to a $1.0 million aggregate deductible with $250,000 per occurrence maintenance deductibles.

REGULATORY AND ENVIRONMENTAL MATTERS

     TEAM and BRACC are subject to federal, state and local laws and regulations, including those relating to taxing and licensing of vehicles, franchising, consumer credit, environmental protection, retail vehicle sales and labor matters.

  Matters Affecting the Vehicle Rental Industry

     Approximately 7.1% and 6.4% of the 1996 car rental revenues of TEAM and BRACC, respectively, were generated from the sale of loss damage waivers. The United States House of Representatives has from time to time contemplated legislation that would regulate the conditions under which loss damage waivers may be sold by car rental companies. For example, in January 1995, a bill was introduced in the United States House of Representatives which seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and, if passed, would prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting the sale of loss damage waivers. To date, 18 of those states have enacted legislation requiring disclosure to each customer at the time of rental that a loss damage waiver may not be necessary; certain states have enacted legislation limiting rental car companies' right to offer loss damage waivers for sale and limiting potential customer liability to specified amounts; and other states have capped the rates that may be charged for loss damage waivers to stated amounts per day. Adoption of national or additional state legislation limiting the sale, or capping the rates, of loss damage waivers could further restrict sales of this product, and additional limitations on potential customer liability could increase costs to Budget Group. Certain states currently make vehicle owners (including vehicle rental companies) vicariously liable for the actions of any person lawfully driving an owned vehicle, regardless of fault. Vehicle rental companies are also subject to various federal, state and local consumer protection laws and regulations including those relating to advertising and disclosure of charges to customers. The National Association of Attorneys General has promulgated suggested guidelines for car rental advertisements.

  Environmental Matters

     The principal environmental regulatory requirements applicable to TEAM and BRACC operations relate to the ownership or use of tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of waste materials. TEAM and BRACC operate at approximately 170 locations where petroleum products are stored in underground or aboveground tanks. TEAM and BRACC each maintain environmental compliance programs designed to maintain compliance with applicable technical and operational requirements, including periodic integrity testing of underground storage tanks and providing financial assurance for remediation of spills or releases. TEAM and BRACC believe that their respective operations currently are in compliance, in all material respects, with such regulatory requirements. However, there are several technical specifications regarding underground storage tanks applicable to the TEAM and BRACC facilities in the United States, many of which will become effective in 1998. Although the exact cost of complying with those requirements has not been estimated, such expenditures could, in the aggregate, be significant.

     The historical and current uses of the TEAM and BRACC facilities may have resulted in spills or releases of various hazardous substances or petroleum products which now, or in the future, could require remediation. TEAM and BRACC also may be subject to requirements related to the remediation of, or the liability for remediation of, hazardous substances that have been released to the environment at properties they own or operate or at properties to which they send hazardous substances for treatment or disposal. Such remediation requirements generally are imposed without regard to fault and liability for any required environmental remediation, and can be substantial. TEAM and BRACC may be eligible for reimbursement or payment of remediation costs associated with releases from registered underground storage tanks in states that have established funds to assist in the payment of such remediation costs. Subject to certain deductibles, the availability of funds, compliance status of the tanks and the nature of the release, these tank funds may be available to TEAM and BRACC for use in remediating releases from their tank systems.

     TEAM Locations. Certain of the TEAM locations have been the subject of environmental remediation as a consequence of leaks or spills and continue to have some level of environmental impairment that may require further remediation. In connection with the acquisition of franchise territories in Philadelphia, Pittsburgh and Cincinnati, the seller, Chrysler Credit Corporation, Inc. ("CCC"), agreed to provide up to $873,750 through 1997 for remediation activities at sites in those areas shown to be impaired by assessments performed under the supervision of TEAM. Although the ultimate cost of these remediation activities is currently unknown, management believes that the amount of funding to be provided by CCC will be sufficient to cover the cost of these remediation activities.

     BRACC Locations. Approximately 140 BRACC-owned rental facilities contain underground storage tanks. In connection with the Budget Acquisition, Ford has agreed to indemnify TEAM against losses arising out of or resulting from breaches by BRACC of BRACC representations and warranties in its Stock Purchase Agreement (including those relating to environmental matters) incurred by TEAM, to the extent such losses are not covered by an insurance policy or a reserve established by BRACC, relating to any action by a third party in connection with environmental matters. However, Ford is not required to indemnify TEAM unless such loss individually exceeds $15,000 and the breach of all representations and warranties (including those relating to environmental matters) has resulted in aggregate losses in excess of $2.0 million, except that Ford will not be required to pay the first $2.0 million of aggregate losses (including those relating to environmental matters). Although the potential cost of any necessary remediation at those facilities is not precisely known, it is not expected to exceed $10 million over the next three to five years.

     Franchise Matters

     As a franchisor, BRACC is subject to federal, state and foreign laws regulating various aspects of franchise operations and sales. These laws impose registration and disclosure requirements on franchisors in the offer and sale of franchises and, in certain states, also apply substantive standards to the relationship between the franchisor and the franchisee, including those pertaining to default, termination and nonrenewal of franchises.

     Other Matters

     Regulations enacted by various federal and state authorities affect Budget Group's businesses. The financing activities of Budget Group's retail car sales operations are subject to federal truth in lending, consumer leasing and equal credit opportunity regulations, as well as state and local motor vehicle finance laws, installment finance laws, insurance laws, usury laws, installment sales laws and other consumer protection regulations.

LEGAL MATTERS

     From time to time, TEAM and BRACC are subject to routine litigation incidental to their businesses. Neither TEAM nor BRACC is currently involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or operations.

EMPLOYEES

     TEAM had approximately 2,000 employees at December 31, 1996, including part-time and "on call" employees who shuttle vehicles between locations. At December 31, 1996, 50 employees in San Diego, 50 employees in Pittsburgh and 46 employees in Philadelphia were subject to collective bargaining agreements. The collective bargaining agreement covering the San Diego employees expires in October 1997, the collective bargaining agreement covering the Pittsburgh employees expires in November 1998 and the collective bargaining agreement covering the Philadelphia employees expires in October 1998. TEAM believes that its employee relations are good.

     BRACC had approximately 9,800 employees at December 31, 1996, including part-time and "on call" employees who shuttle vehicles between locations. At December 31, 1996, 1,021 employees in various locations throughout the United States were subject to collective bargaining agreements with various local unions. These collective bargaining agreements expire between 1997 and 1999. BRACC believes that its employee relations are good.

HEADQUARTERS

     TEAM's headquarters facility consists of 2,500 square feet of leased space in Daytona Beach, Florida. BRACC's headquarters facility consists of 149,088 square feet of leased office space plus 11,400 square feet of space for a data center in Lisle, Illinois, a suburb of Chicago. Other significant BRACC properties include a 69,300 square foot reservations center in Carrollton, Texas, which is owned by BRACC, a 61,168 square foot leased administrative center in Orlando, Florida, and a 21,600 square foot leased international headquarters facility in Hemel Hempstead, England, a suburb of London. Management believes that these facilities are sufficient for the needs of Budget Group.

                           MANAGEMENT OF BUDGET GROUP

     The following table sets forth certain information with respect to persons who, in addition to the current executive officers and significant employees of TEAM, are expected to serve as executive officers and significant employees of Budget Group and its subsidiaries upon completion of the Budget Acquisition. For information with respect to the executive officers, directors and significant employees of TEAM who will continue to be executive officers, directors and significant employees of Budget Group and its subsidiaries, see "Election of Directors -- Information on Nominees" and "Executive Officers."

NAME                                  AGE             POSITIONS WITH BUDGET GROUP
----                                  ---             ---------------------------
Robert L. Aprati....................  52     Senior Vice President and General
                                             Counsel -- BRACC
Sandra S. Hughes....................  48     Vice President, Licensees Integration --
                                             BRACC
Dennis M. O'Gara....................  45     Vice President, Worldwide Sales -- BRACC
Karl H. Ottolini....................  40     Vice President, Financial Planning and
                                             Analysis -- BRACC
Mark R. Sotir.......................  32     Vice President, Worldwide Marketing -- BRACC
James J. Sweeney....................  45     Vice President, Fleet Operations -- BRACC
Stephen G. Worthley.................  53     Vice President and Treasurer -- BRACC
Thomas B. Zorn......................  34     Vice President, Truck Operations -- BRACC

     Robert L. Aprati has been the Senior Vice President and General Counsel of BRACC since January 1988. Mr. Aprati is a director of the American Car Rental Association.

     Sandra S. Hughes has been Vice President, Licensee Integration of BRACC since November 1996. From January 1993 to November 1996, she was Vice President, Market Development, and from March 1988 to January 1993, she was Vice President of Corporate Field Marketing of BRACC.

     Dennis M. O'Gara has been Vice President, Worldwide Sales of BRACC since June 1996. From November 1994 to June 1996, he was Vice President of Operations, with responsibility for all aspects of truck operations. From June 1993 to November 1994, Mr. O'Gara was Director of Regional Operations -- Florida, and from November 1991 to June 1993 he was Regional Director of Finance -- Florida. Mr. O'Gara joined BRACC in 1990 as truck manager for the Florida region.

     Karl H. Ottolini has been Vice President, Financial Planning and Analysis of BRACC since July 1995 and has been a member of BRACC's management committee since June 1996. From January 1992 to June 1995, he was Director, Financial Analysis and Reporting of BRACC.

     Mark R. Sotir has been Vice President, Worldwide Marketing of BRACC since June 1996, and from April 1995 to June 1996, he was Vice President, Market Planning. From 1989 to April 1995, Mr. Sotir was employed by The Coca-Cola Company, most recently as group marketing manager.

     James J. Sweeney has been Vice President, Fleet Operations of BRACC since February 1989. From May 1987 to February 1989, he was Assistant Vice President of Fleet Operations.

     Stephen G. Worthley has been Vice President and Treasurer of BRACC since July 1987 and is responsible for arranging financing for the operations of BRACC and managing BRACC's treasury function.

     Thomas B. Zorn has been Vice President, Truck Operations of BRACC since December 1996. From July 1996 to December 1996, Mr. Zorn was Vice President, Operations Planning of BRACC. From February 1992 to July 1996, Mr. Zorn was employed by Ford in various managerial positions, most recently as Manager, Corporate Strategy, Corporate Finance.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of TEAM consists of 17,500,000 shares of the Class A Common Stock, 2,500,000 shares of the Class B Common Stock and 250,000 shares of the preferred stock, $.01 par value per share (the "Preferred Stock"). At the Annual Meeting, the Stockholders will vote upon a proposal to amend TEAM's Amended and Restated Certificate of Incorporation to, among other things, increase the number of shares of Class A Common Stock TEAM is authorized to issue to 35,000,000 shares. See "Amendment to the Amended and Restated Certificate of Incorporation." As of the Record Date, there were 9,320,383 shares of the Class A Common Stock, 1,936,600 shares of the Class B Common Stock and no shares of the Preferred Stock outstanding. All of the outstanding shares of Class B Common Stock are held by Messrs. Miller, Congdon and Kennedy.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     Voting Rights. Each share of the Class A Common Stock is entitled to one vote and each share of the Class B Common Stock is entitled to ten votes on all matters submitted to a vote of the stockholders. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders, except as noted below and as provided under the Delaware General Corporation Law. Immediately following the Offering, the holders of the Class B Common Stock will have approximately 55.4% of the combined voting power of the outstanding Class A and Class B Common Stock. As a result, following the Budget Acquisition and prior to the conversion of the Convertible Subordinated Notes or the Series A Convertible Preferred Stock, the Principal Executive Officers will continue to be able to elect all of Budget Group's Board of Directors, thereby ensuring that members elected by them will continue to direct the business, policies and management of Budget Group.

     TEAM's Amended and Restated Certificate of Incorporation requires a vote of 60% of the number of shares of the Class B Common Stock outstanding, voting separately as a class, and a majority of the shares of the Class A Common Stock, voting separately as a class, to approve any modification to the rights and privileges of the Class A Common Stock or the Class B Common Stock or any reclassification or recapitalization of TEAM's outstanding capital stock.

     Dividends. Each share of the Class A Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of TEAM out of funds legally available therefor. Identical dividends, if any, must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either, except that stock dividends payable on shares of the Class B Common Stock are payable only in shares of the Class B Common Stock and stock dividends payable on shares of the Class A Common Stock are payable only in shares of the Class A Common Stock. If a dividend or distribution payable in the Class A Common Stock is made on the Class A Common Stock, TEAM must also make a pro rata and simultaneous dividend or distribution of shares of Class B Common Stock on the Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, TEAM must also make a pro rata and simultaneous dividend or distribution of shares of Class A Common Stock on the Class A Common Stock.

     Convertibility. Each share of the Class B Common Stock is convertible at any time at the option of the holder into the Class A Common Stock on a share-for-share basis. Shares of the Class B Common Stock will be automatically converted into shares of the Class A Common Stock on a share-for-share basis in the event that the record or beneficial ownership of such shares of the Class B Common Stock shall be transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity that was not a holder of Class B Common Stock at the time of transfer. Therefore, the shares of Class B Common Stock will only exist so long as they are held by one or more of the Principal Executive Officers. Shares of the Class A Common Stock are not convertible.

     Liquidation Rights. In the event of the dissolution of TEAM, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of the Class A Common Stock and the Class B Common Stock are entitled to share ratably in the assets available for distribution to the stockholders.

     Other Provisions. There are no preemptive rights to subscribe to any additional securities which TEAM may issue and there are no redemption provisions or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock, nor is either class subject to calls or assessments by TEAM. All outstanding shares of Common Stock are, and all shares to be outstanding upon completion of the Offering will be, legally issued, fully paid and nonassessable.

PREFERRED STOCK

  General

     The Board of Directors of TEAM has the authority, without further action by the stockholders, to cause TEAM to issue up to 250,000 shares of preferred stock (the "Preferred Stock") in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares comprising any series and the designations of such series. The issuance of Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate transactions, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of TEAM, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on market price of the Common Stock.

  Series A Convertible Preferred Stock

     In January 1997, the Board of Directors authorized the issuance of 10,000 shares of preferred stock, par value $0.01 per share, designated as the "Series A Convertible Preferred Stock." In connection with the Budget Acquisition, 4,500 shares of Series A Convertible Preferred Stock will be issued to Ford as the Equity Consideration (subject to adjustment, as described under "The Budget Acquisition -- Terms of the Stock Purchase Agreements").

     Rank. The Series A Convertible Preferred Stock ranks, with respect to dividend rights and rights on liquidation, senior to the Common Stock.

     Voting Rights. The holders of the Series A Convertible Preferred Stock shall not be entitled to any voting rights, except as otherwise provided by law or as noted below. The affirmative vote of a majority of the shares of Series A Convertible Preferred Stock, voting as a separate class, shall be required to amend the Amended and Restated Certificate of Incorporation if such amendment affects materially and adversely the specified rights, preferences, privileges or voting rights of the Series A Convertible Preferred Stock.

     Dividends. Each share of the Series A Convertible Preferred Stock is entitled to receive dividends if, as and when declared by the Board of Directors of TEAM out of funds legally available therefor. Each share of Series A Convertible Preferred Stock is also entitled to receive cumulative cash dividends in respect of each share of Series A Convertible Preferred Stock in such amount as the holder thereof would receive if such share were converted into shares of Class A Common Stock immediately prior to the record date for payment of any cash dividend on the Class A Common Stock. No dividends shall be declared by the Board of Directors on the Common Stock or any other class of stock ranking junior to the Series A Convertible Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid with respect to the Series A Convertible Preferred Stock.

     Convertibility. Each share of Series A Convertible Preferred Stock will automatically be converted into 1,000 shares of Class A Common Stock (subject to adjustment in the case of stock dividends, subdivisions, reverse stock splits or reclassifications of outstanding Class A Common Stock) in the event that the record ownership of such Series A Convertible Preferred Stock is transferred to any person other than Ford or an affiliate of Ford.

     Liquidation Rights. In the event of the dissolution, liquidation or winding up of the affairs of TEAM, after satisfaction of amounts payable to creditors, holders of shares of Series A Convertible Preferred Stock are entitled to receive distributions in the same amount that such holders would receive if such shares were converted into Class A Common Stock immediately prior to the dissolution, liquidation or winding up of the affairs of TEAM, in preference to any payment to holders of Common Stock or any other securities ranking junior to the Series A Convertible Preferred Stock.

     Other Provisions. There are no preemptive rights to subscribe for any additional securities which TEAM may issue and there are no redemption provisions or sinking fund provisions applicable to the Series A Convertible Preferred Stock, nor is the Series A Convertible Preferred Stock subject to calls or assessments by TEAM.

CONVERTIBLE SUBORDINATED NOTES

     In December 1996, TEAM issued $80.0 million aggregate principal amount of Series A Convertible Notes. The Series A Convertible Notes are convertible, at the option of the holders, into Class A Common Stock at a conversion price of $20.07 per share. The outstanding Series A Convertible Notes are convertible into an aggregate of 3,986,049 shares of Class A Common Stock. For a description of the Series B Convertible Notes to be issued in connection with the Budget Acquisition, see "Description of Certain Indebtedness -- Convertible Subordinated Notes -- Series B Notes."

WARRANTS

     In connection with TEAM's initial public offering and acquisition of the Budget operations in Philadelphia, Pittsburgh and Cincinnati, TEAM issued to BRACC a warrant (the "BRACC Warrant") to purchase 175,000 shares of the Class A Common Stock at the price of the shares in the initial public offering ($9.50 per share). The BRACC Warrant is exercisable commencing August 1996 and expires in August 1999. After August 24, 1998 and prior to August 24, 1999, the holder of the BRACC Warrant will have the right to cause TEAM to repurchase the BRACC Warrant for $2.0 million. In connection with financing provided to TEAM in April 1996, TEAM issued to NationsBank, National Association (South) a warrant (the "NationsBank Warrant") to purchase 187,500 shares of Class A Common Stock at the then current market price ($10.87 per share). The NationsBank Warrant is exercisable from the date of its issuance and expires in April 2001.

BYLAW PROVISIONS

     TEAM's Bylaws provide that special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of TEAM, or by one or more stockholders holding shares entitled to cast not less than a majority of the aggregate votes entitled to be cast at such meeting. The Bylaws also provide that any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice if written consents approving the action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders. These provisions will make it more difficult for a third party to gain control of TEAM.

REGISTRATION RIGHTS

     Concurrently with the consummation of the Budget Acquisition, TEAM and Ford will enter into the Preferred Stockholders Agreement, pursuant to which registration rights were granted to Ford with respect to any Series A Convertible Preferred Stock or Class A Common Stock issued to Ford as part of the Equity Consideration (the "Ford Registrable Securities"). The Preferred Stockholders Agreement provides that the holders of Ford Registrable Securities may, at any time after the date of the Preferred Stockholders Agreement, require TEAM to register such shares under the Securities Act of 1933 (the "Securities Act"); provided that such requesting holders have a good faith intention to offer and sell at least 33% of the Ford Registrable Securities held by such holders (subject to certain limited exceptions). The holders of Ford Registrable Securities may also, at any time that TEAM is eligible to file a registration statement on Form S-3, request TEAM to file a shelf registration statement to effect the registration and offering of the Ford Registrable Securities. The Preferred Stockholders Agreement also provides that at any time Common Stock is to be registered by TEAM under the Securities Act, TEAM must notify the holders of Ford

Registrable Securities to allow their participation in the registration, unless the lead managing underwriter of the offering determines that the total number of such securities to be registered, along with the securities to be sold by TEAM, will exceed the maximum number of TEAM's securities that can reasonably be sold. In such case, the securities proposed to be included by the holders of Ford Registrable Securities will be reduced on a pro rata basis. TEAM may defer the registration of the Ford Registrable Securities pursuant to a request for registration under certain circumstances. Notwithstanding the foregoing, TEAM will not be required (i) to cause to be declared effective any registration of Ford Registrable Securities prior to the date three months after the date of the Preferred Stockholders Agreement and (ii) unless waived by the managing underwriter of such offering, to effect any registration of Ford Registrable Securities during the period starting with the date of filing by TEAM of, and ending on a date 90 days following the effective date of, any other registration statement filed to effect a demand registration or shelf registration of Ford Registrable Securities or any other registration statement in which holders of Ford Registrable Securities were entitled to participate pursuant to their incidental registration rights, provided that TEAM must actively employ in good faith all reasonable efforts to cause any such registration statement to become effective as soon as possible. TEAM will not be required to file more than four demand registration statements for the registration of Ford Registrable Securities. TEAM has agreed to pay the costs and expenses incurred in connection with each incidental registration and the first three demand registrations, other than underwriting discounts and commissions.

     In connection with the sale of the Series A Convertible Notes in December 1996, TEAM entered into a registration rights agreement granting holders registration rights with respect to the shares of Class A Common Stock into which the notes are convertible and TEAM will enter into a new registration rights agreement in connection with the sale of the Series B Convertible Notes (collectively, the "Notes Registration Rights Agreement"). The Notes Registration Rights Agreement provides that TEAM will file a shelf registration statement relating to the shares of Class A Common Stock issuable upon conversion of the Convertible Subordinated Notes, at the earlier of three years from the date of issuance or promptly after the disposition by Ford of at least
2.25 million shares of Class A Common Stock. The holders may require TEAM to effect an underwritten public offering pursuant to the shelf registration statement. TEAM may prohibit offers and sales of securities pursuant to the shelf registration statement under certain circumstances. In addition, the holders of an agreed percentage of Convertible Subordinated Notes will be entitled to make one demand, at the time of the shelf registration or thereafter, for TEAM to cause the Convertible Subordinated Notes to be registered for an underwritten offering. TEAM has also agreed to pay the costs and expenses of each registration effected under the Notes Registration Rights Agreement, other than underwriting discounts and commissions.

     Concurrently with completion of its initial public offering in August 1994, TEAM and the Exchange Stockholders entered into the registration rights agreement (the "Registration Rights Agreement") granting such holders registration rights with respect to the shares of Common Stock received by them as a result of the Share Exchange. The Registration Rights Agreement provides that the holders of at least 33% of the outstanding shares received in the Share Exchange may require TEAM to register such shares under the Securities Act on two occasions; provided that the aggregate offering price of the shares so registered is not less than $1 million on each occasion. The Registration Rights Agreement also provided that at any time Class A Common Stock is to be registered by TEAM under the Securities Act, TEAM must notify the Exchange Stockholders to allow their participation in the registration, unless the managing underwriters of the offering determine in good faith that the total number of such securities to be registered, along with any securities to be sold by TEAM or any other persons having rights to participate in the offering, is such as to materially and adversely affect the success of the offering. In such case, the securities proposed to be included by the Exchange Stockholders will be reduced on a pro rata basis. TEAM has agreed to refrain from selling its securities during the 10-day period prior to, and the 180-day period following, the consummation of each underwritten offering made pursuant to the Registration Rights Agreement. TEAM has also agreed to pay the costs and expenses of each registration effected under the Registration Rights Agreement, other than underwriting discounts and commissions. The Registration Rights Agreement was amended in November 1, 1994 to include the signatories to the Ft. Wayne stock purchase agreement.

     The holders of shares issuable upon the exercise of the BRACC Warrant are also entitled to two demand and unlimited "piggyback" registration rights with respect to the shares issuable upon its exercise, and the holders of shares issuable upon exercise of the NationsBank Warrant are entitled to one demand and unlimited "piggyback" registration rights. TEAM will bear the expenses of registering such shares, other than underwriting discounts and commissions. In connection with the Los Angeles Acquisition, TEAM and SoCal entered into a registration rights agreement granting SoCal and its affiliated entities an unlimited number of "piggyback" registrations subject to certain conditions. TEAM will bear the expenses of registering such shares, other than underwriting discounts and commissions.

INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, TEAM's Amended and Restated Certificate of Incorporation provides that directors of TEAM will not be personally liable to TEAM or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to TEAM or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper personal benefit. TEAM's Bylaws provide that TEAM shall indemnify its directors, officers, employees and other agents, to the fullest extent provided by Delaware law. TEAM has also entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements require TEAM, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. TEAM maintains directors' and officers' insurance against certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling TEAM pursuant to the arrangements described above, TEAM has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of TEAM where indemnification will be required or permitted.

SECTION 203

     TEAM is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and certain shares held by employee stock plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. An "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 15% or more of a corporation's outstanding voting stock. A "business combination" includes mergers, asset sales and certain other transactions resulting in a financial benefit to an interested stockholder.

TRANSFER AGENT

     The transfer agent and registrar for the Class A Common Stock is ChaseMellon Shareholder Services.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE NEW WORKING CAPITAL FACILITY

     Concurrently with consummation of the Offering, BRACC will enter into a new working capital facility (the "New Working Capital Facility"), for which Credit Suisse First Boston is acting as agent, to replace TEAM's $10.0 million working capital facility. TEAM and each of the direct and indirect subsidiaries of BRACC will guarantee the New Working Capital Facility, subject to certain exceptions to be mutually agreed upon. The following is a summary of the material terms and conditions of the New Working Capital Facility.

     The New Working Capital Facility will consist of a five-year senior, secured revolving credit facility in the amount of $300 million or the equivalent thereof in foreign currencies under a multi-currency subfacility. The New Working Capital Facility will provide that (i) up to $100 million will be available for loans, (ii) up to $40 million will be available under the multi-currency subfacility and (iii) up to $225 million will be available for letters of credit for credit enhancement of commercial paper or similar fleet financing programs and (iv) $300 million will be available for letters of credit. In addition, aggregate borrowings outstanding under the New Working Capital Facility will be subject to a borrowing base limitation and may not at any time exceed the sum of 85% of eligible receivables, 100% of eligible repurchase vehicles, 85% of eligible risk vehicles (as defined), and 100% of eligible cash and cash equivalents (as defined). All borrowings outstanding under the New Working Capital Facility will mature on the fifth anniversary of the date of the loan agreement.

     Interest will accrue on borrowings outstanding under the New Working Capital Facility, at TEAM's option, at a rate equal to (i) either the higher of
(A) the interest rate established by Credit Suisse as its base or prime rate in effect at its principal office in New York City and (B) the federal funds effective rate from time to time plus 0.5% (the higher of these being known as the "ABR") plus the applicable margin for ABR loans (which margin shall range from approximately 0.25% to 1.25%) or (ii) the rate at which Eurocurrency deposits in the relevant denomination currency for one, two, three or six months (as selected by TEAM) are offered by Credit Suisse in the relevant interbank Eurocurrency market plus the applicable margin for the Eurocurrency rate (which margin shall range from 1.25% to 2.25%). The New Working Capital Facility will require TEAM to pay the following fees: (i) a commitment fee based on the adjusted EBITDA of TEAM and ranging from 0.25% to 0.375% per annum; (ii) a letter of credit fee on the aggregate amount available under outstanding letters of credit equal to a rate per annum which is the same as the applicable margin for Eurocurrency loans from time to time in effect; and (iii) a letter of credit fronting fee equal to a rate per annum of 1/8% of the aggregate amount available under each letter of credit issued.

     The New Working Capital Facility will be secured by (a) a first-priority lien on (i) the capital stock of BRACC and each direct and indirect subsidiary of BRACC (with respect to the international subsidiaries, no more than 65% of the stock of each subsidiary will be required to be pledged in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for BRACC and its subsidiaries on a consolidated basis); (ii) all property and assets of BRACC and its subsidiaries (other than (A) assets pledged as security in respect of a vehicle financing program, (B) real property assets,
(C) equipment and (D) assets which do not comprise working capital or intellectual property); and (iii) all assets included in the borrowing base and
(b) as to letters of credit issued as credit and/or liquidity enhancement for TEAM's commercial paper program, a subordinated perfected lien on the assets surrounding the commercial paper issued pursuant to the commercial paper program.

     The New Working Capital Facility will contain a number of customary financial and other covenants, including (i) a specified minimum consolidated net worth ratio, (ii) a maximum consolidated leverage ratio, (iii) a minimum consolidated interest coverage ratio and (iv) a minimum debt service coverage ratio. In addition, the New Working Capital Facility will generally limit TEAM's ability to incur additional debt, engage in certain sales of assets and make dividend and other payments in excess of certain levels, and will contain other customary negative covenants.

CONVERTIBLE SUBORDINATED NOTES

     Series A Convertible Notes. In December 1996, TEAM issued $80.0 million aggregate principal amount of 7.0% Convertible Subordinated Notes, Series A, due 2003 (the "Series A Convertible Notes"). At a conversion price of $20.07 per share, the Series A Convertible Notes are convertible into an aggregate of 3,986,049 shares of Class A Common Stock. Concurrently with the consummation of the Offering, the note purchase agreements relating to the Series A Convertible Notes will be amended to extend the maturity of the notes to 2007 and to conform certain terms of the notes to the terms of the Series B Convertible Notes.

     Series B Convertible Notes. Concurrently with the consummation of the Offering, Budget Group will issue $50.0 million aggregate principal amount of Convertible Subordinated Notes, Series B, due 2007 (the "Series B Convertible Notes"). The Series A Convertible Notes and the Series B Convertible Notes will be treated as a single class of notes for all purposes. The Series B Convertible Notes will be offered on a pro rata unit basis with the Guaranteed Senior Notes, as defined below. The Series B Convertible Notes will be convertible, at the option of the holders, into shares of Class A Common Stock, after the earlier of the third anniversary of the date of issuance or the disposition by Ford of at least 2.25 million shares of Class A Common Stock at a conversion price to be determined.

     Redemption. The Convertible Subordinated Notes will be redeemable, in whole or in part, at the option of Budget Group, at a premium equal to the coupon on the notes of such series declining in equal amounts to par in April 2006, plus accrued and unpaid interest to the redemption date, provided that prior to April 2002, no such redemption of the Convertible Subordinated Notes will be permitted unless the closing price of the Class A Common Stock for at least ten consecutive trading days (commencing 20 trading days before Budget Group's notice of redemption) was at least 150% of the conversion price for the notes of such series.

     Registration Rights. TEAM has granted registration rights to the holders of the Series A Convertible Notes and will grant registration rights to the holders of the Series B Convertible Notes. For a description of such registration rights, see "Description of Capital Stock -- Registration Rights."

     Covenants. The Series A Convertible Notes contain, and the Series B Convertible Notes will contain, covenants limiting consolidation or merger and limiting the sale, lease or conveyance of all or substantially all of Budget Group's assets. In addition, upon a change of control (as defined in the note purchase agreements), each noteholder may require Budget Group to repurchase the Convertible Subordinated Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase.

GUARANTEED SENIOR NOTES

     Concurrently with the consummation of the Offering, BRACC will issue up to $150.0 million aggregate principal amount of Guaranteed Senior Notes due 2007 (the "Guaranteed Senior Notes"). The Guaranteed Senior Notes will be offered on a pro rata unit basis with the Series B Convertible Notes. The Guaranteed Senior Notes will be guaranteed by Budget Group and certain subsidiaries of BRACC.

     Mandatory Redemption. The Guaranteed Senior Notes will require annual principal payments equal to approximately 14.3% of the aggregate principal amount of the notes commencing on of the fourth anniversary of the date of issuance.

     Optional Redemption. The Guaranteed Senior Notes will be redeemable at any time at the option of BRACC, in whole or in part, at a price equal to the greater of par or the present value of the future debt service on such notes, discounted at 100 basis points above the then current yield to maturity of a U.S. treasury security with a maturity comparable to the remaining weighted average life of the notes.

     Repurchase. BRACC or Budget Group may repurchase all or a portion of the Guaranteed Senior Notes at any time provided that (i) the offer to repurchase is made pro rata to all holders of the notes so repurchased and (ii) any notes so repurchased are thereafter canceled.

     Covenants. The Guaranteed Senior Notes will contain covenants limiting liens, sale and leaseback transactions, restricted subsidiary debt, consolidated funded debt, maintenance of consolidated stockholders' equity, sale of assets, merger or consolidation and transactions with affiliates. In addition, upon a change of control (as defined in the note purchase agreement), each noteholder may require BRACC to repurchase the notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase.

FLEET FINANCING FACILITIES

     For a description of Budget Group's Fleet Financing Facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of TEAM -- Liquidity and Capital Resources -- Pro Forma Liquidity and Capital Resources for Budget Group."

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as independent auditors of the Company for 1996. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. The Board of Directors has not made a selection of independent auditors for 1997 but expects to make a recommendation following consummation of the Budget Acquisition.

     On November 26, 1996, TEAM appointed Arthur Andersen LLP as its independent accounting firm for the remainder of 1996. TEAM's Audit Committee recommended the appointment, which was approved by the Board of Directors. Concurrently, the Board of Directors elected to dismiss Deloitte & Touche LLP ("D&T"), TEAM's former independent accounting firm. The report of D&T on TEAM's financial statements for the two years ended December 31, 1995 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. Since TEAM's inception, D&T's reports on TEAM's financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were the opinions qualified or modified as to uncertainty, audit scope or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K under the Securities Act.

     With regard to Item 304(a)(1)(iv) of Regulation S-K, TEAM has previously reported the following: (i) On February 2, 1996, TEAM announced that it would restate its financial statements for all periods since its initial public offering in 1994. This restatement resulted from a change in the accounting treatment of the common stock warrant issued to BRACC concurrently with TEAM's initial public offering in August 1994. This change in accounting treatment was the subject of numerous discussions between officers of TEAM and representatives of D&T (including discussions between D&T and the Audit Committee of the Company's Board of Directors, which occurred in January 1996), and was approved by the Audit Committee and announced to the public on February 2, 1996. TEAM believes this matter was resolved to the satisfaction of D&T; (ii) In late 1995, TEAM received funds from a vehicle manufacturer that it accounted for in a manner similar to funds it had received from a manufacturer in 1993. In March 1996, D&T advised TEAM that it did not deem the 1995 transaction analogous to the 1993 transaction. D&T discussed this matter with officers of TEAM. TEAM issued its financial statements in accordance with the recommendation of D&T. In connection with resolution of the matter described in this paragraph, neither the Board of Directors nor any committee thereof formally discussed this matter with D&T. TEAM believes that this matter was resolved to the satisfaction of D&T. TEAM has provided D&T with a copy of the disclosures contained herein and D&T has indicated in a letter to the Commission that it agrees with these disclosures. A copy of such letter is filed as Exhibit 16 to the Current Report on Form 8-K previously filed by TEAM relating to this matter. Neither TEAM nor anyone acting on its behalf consulted with Arthur Andersen LLP regarding any of the matters referred to in Item 304(a)(2) of Regulation S-K prior to its appointment.

                         ANNUAL REPORT TO STOCKHOLDERS

     This Proxy Statement constitutes the Company's Annual Report and contains all of the information required by Rule 14a-3 promulgated under the Exchange Act to be contained in an annual report to stockholders.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1996, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission (without exhibits), upon the written request of any Stockholder of record as of February 27, 1997. Copies of exhibits to the Annual Report on Form 10-K will be furnished (upon payment of the Company's reasonable expenses in furnishing such exhibits) upon request to Donald J. Norwalk, Treasurer, Team Rental Group, Inc., 125 Basin Street, Daytona Beach, Florida 32114.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. If any other matters are presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 17, 1997, for inclusion in the Company's Proxy Statement and form of Proxy with respect to such meeting.

                                          By Order of the Board of Directors,

                                          SANFORD MILLER,
                                          Chairman of the Board and
                                          Chief Executive Officer

     It is important that the proxies be returned promptly. Therefore, Stockholders who do not expect to attend the meeting in person are urged to fill in, sign, date and return the enclosed proxy.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
TEAM RENTAL GROUP, INC.
--------------------------
Report of Independent Certified Public Accountants..........     F-2
Independent Auditors' Report................................     F-3
Consolidated Balance Sheets -- December 31, 1995 and 1996...     F-4
Consolidated Statements of Income for Each of the Three
  Years in the Period Ended December 31, 1996...............     F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  for Each of the Three Years in the Period Ended December
  31, 1996..................................................     F-6
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1996...............     F-7
Notes to Consolidated Financial Statements..................     F-8
BUDGET RENT A CAR CORPORATION
----------------------------------
Independent Auditors' Report................................    F-24
Consolidated Balance Sheets -- December 31, 1995 and 1996...    F-25
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended December 31, 1996...............    F-26
Consolidated Statements of Stockholders' Equity for Each of
  the Three Years in the Period Ended December 31, 1996.....    F-27
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 1996...............    F-28
Notes to Consolidated Financial Statements..................    F-29

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Team Rental Group, Inc.:

     We have audited the accompanying consolidated balance sheet of Team Rental Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Team Rental Group, Inc. as of December 31, 1995, and for each of the two years in the period then ended were audited by other auditors whose report dated April 12, 1996, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Team Rental Group, Inc. and subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Orlando, Florida,
March 14, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Team Rental Group, Inc.:

     We have audited the consolidated balance sheet of Team Rental Group, Inc. as of December 31, 1995, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Team Rental Group, Inc. as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana
April 12, 1996

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1996
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                1995       1996
                                                              --------   --------
                                     ASSETS
Cash and cash equivalents...................................  $    357   $ 50,490
Restricted cash.............................................    67,731     66,336
Trade and vehicle receivables, net of allowance for doubtful
  accounts of $2,297 and $4,008.............................    20,928     31,302
Accounts receivable, related parties........................        61         58
Vehicle inventory...........................................     8,938     16,413
Revenue earning vehicles, net...............................   219,927    319,257
Property and equipment, net.................................    12,503     18,502
Deferred financing fees, net of accumulated amortization of
  $425 and $791.............................................     2,266      3,950
Franchise rights, net of accumulated amortization of $1,500
  and $3,250................................................    46,670     68,469
Other assets................................................     6,942     10,022
Other intangible assets, net of accumulated amortization of
  $35 in 1996...............................................        --      2,424
                                                              --------   --------
          Total assets......................................  $386,323   $587,223
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Notes payable...............................................  $318,233   $454,109
Capital lease obligations...................................       784        580
Accounts payable............................................    14,698     14,601
Accrued and other liabilities...............................     9,315     16,526
Deferred income taxes.......................................     1,701      7,406
                                                              --------   --------
          Total liabilities.................................   344,731    493,222
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES
COMMON STOCK WARRANT........................................     2,000      2,000
STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 250,000 shares authorized,
  no shares issued or outstanding...........................        --         --
Class A common stock, $.01 par value, one vote per share,
  17,500,000 shares authorized, 5,257,116 and 9,357,050
  shares issued.............................................        53         93
Class B common stock, $.01 par value, 10 votes per share,
  2,500,000 shares authorized, 1,936,600 shares issued......        19         19
Additional paid-in capital..................................    41,984     89,856
Retained earnings (deficit).................................    (2,134)     2,363
Treasury stock, at cost (36,667 shares of Class A common
  stock)....................................................      (330)      (330)
                                                              --------   --------
          Total stockholders' equity........................    39,592     92,001
                                                              --------   --------
          Total liabilities and stockholders' equity........  $386,323   $587,223
                                                              ========   ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               1994       1995       1996
                                                              -------   --------   --------
Operating revenue:
  Vehicle rental revenue....................................  $38,642   $107,067   $223,250
  Retail car sales revenue..................................       --     42,662    134,120
                                                              -------   --------   --------
          Total operating revenue...........................   38,642    149,729    357,370
                                                              -------   --------   --------
Operating costs and expenses:
  Direct vehicle and operating..............................    9,439     13,704     35,098
  Depreciation -- vehicles..................................    7,382     27,476     60,735
  Depreciation -- non-vehicle...............................      446      1,341      2,589
  Cost of vehicle sales.....................................       --     38,021    113,747
  Advertising, promotion and selling........................    3,090     11,826     22,983
  Facilities................................................    4,398     11,121     20,406
  Personnel.................................................    7,947     24,515     53,097
  General and administrative................................    1,515      6,686     11,605
  Amortization..............................................      229        859      1,843
                                                              -------   --------   --------
          Total operating costs and expenses................   34,446    135,549    322,103
                                                              -------   --------   --------
Operating income............................................    4,196     14,180     35,267
                                                              -------   --------   --------
Other (income) expense:
  Vehicle interest expense..................................    3,909     13,874     25,336
  Non-vehicle interest expense..............................      341        473      1,501
  Interest income -- restricted cash........................     (670)    (1,348)      (781)
  Non-recurring bank fees...................................       --         --      1,275
  Related party interest expense............................      190        159        118
                                                              -------   --------   --------
          Total other expense...............................    3,770     13,158     27,449
                                                              -------   --------   --------
Income before income taxes..................................      426      1,022      7,818
Provision for income taxes..................................      176        685      3,321
                                                              -------   --------   --------
Net income..................................................  $   250   $    337   $  4,497
                                                              =======   ========   ========
Weighted average common and common equivalent shares
  outstanding...............................................    3,704      6,369      9,488
                                                              =======   ========   ========
Earnings per common and common equivalent share.............  $  0.07   $   0.05   $   0.47
                                                              =======   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF
                         STOCKHOLDERS' EQUITY (DEFICIT)
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                                                  TOTAL
                                                          ADDITIONAL   RETAINED               STOCKHOLDERS'
                                                 COMMON    PAID-IN     EARNINGS    TREASURY      EQUITY
                                                 STOCK     CAPITAL     (DEFICIT)    STOCK       (DEFICIT)
                                                 ------   ----------   ---------   --------   -------------
Balance, January 1, 1994.......................   $ 15     $   239      $(1,505)    $  --        $(1,251)
  Net income...................................     --          --          250        --            250
  Distributions on redeemable preferred
     stock.....................................     --        (183)          --        --           (183)
  Dividends to common stockholders.............     --          --          (47)       --            (47)
  Net proceeds from initial public offering....     45      28,903           --        --         28,948
  Deferred taxes due to a change in tax status
     from nontaxable to taxable................     --          --       (1,169)       --         (1,169)
  Shares issued in business combination........     --         200           --        --            200
                                                  ----     -------      -------     -----        -------
Balance, December 31, 1994.....................     60      29,159       (2,471)       --         26,748
  Net income...................................     --          --          337        --            337
  Shares issued in business combinations.......     12      12,825           --        --         12,837
  Class A common stock acquired for treasury...     --          --           --      (330)          (330)
                                                  ----     -------      -------     -----        -------
Balance, December 31, 1995.....................     72      41,984       (2,134)     (330)        39,592
  Net income...................................     --          --        4,497        --          4,497
  Shares issued in business combination........      2       2,725           --        --          2,727
  Warrants issued in conjunction with
     financing.................................     --         686           --        --            686
  Net proceeds from stock offering.............     38      44,402           --        --         44,440
  Proceeds from exercise of stock options......     --          59           --        --             59
                                                  ----     -------      -------     -----        -------
Balance, December 31, 1996.....................   $112     $89,856      $ 2,363     $(330)       $92,001
                                                  ====     =======      =======     =====        =======

 The accompanying notes are an integral part of these consolidated statements.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                1994        1995        1996
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $     250   $     337   $   4,497
  Adjustments to reconcile net income to net cash provided
    by operating activities --
    Depreciation............................................      7,828      28,817      63,324
    Amortization............................................        534       1,761       2,396
    Deferred income tax provision...........................         (8)        540       2,479
    Warrants issued in connection with financing............         --          --         686
    Provision for doubtful accounts.........................       (282)      1,796         320
  Changes in certain assets and liabilities, net of effects
    of 1994, 1995 and 1996 acquisitions --
    Receivables.............................................       (871)    (11,189)     (6,230)
    Vehicle inventory.......................................         --      (7,995)     (3,463)
    Other assets............................................     (1,788)        387      (1,350)
    Accounts payable........................................     (2,259)      9,484      (9,469)
    Accrued and other liabilities...........................        256      (7,790)      1,189
                                                              ---------   ---------   ---------
        Net cash provided by operating activities...........      3,660      16,148      54,379
                                                              ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Change in restricted cash balance.........................    (32,691)    (13,271)      1,395
  Proceeds from sale of revenue earning vehicles............     73,728     293,905     460,550
  Proceeds from sale of property and equipment..............         51          --          --
  Purchases of revenue earning vehicles.....................   (155,176)   (315,863)   (517,079)
  Purchases of property and equipment.......................       (637)     (4,562)     (2,608)
  Purchases of franchise rights.............................     (1,839)         --          --
  Payment for acquisitions, net of cash acquired............     (5,727)     (6,507)     (5,064)
                                                              ---------   ---------   ---------
        Net cash used in investing activities...............   (122,291)    (46,298)    (62,806)
                                                              ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sales of stock, net.........................     28,948          --      44,499
  Net increase (decrease) in vehicle obligations............     (5,760)     20,947    (220,901)
  Net increase (decrease) in working capital facilities.....         --       6,890      (9,500)
  Proceeds from notes payable --
    Medium term notes.......................................    105,682          --     176,000
    Convertible subordinated notes..........................         --          --      80,000
    Related party...........................................      1,392          --          --
    Other...................................................      2,610       3,399          --
  Principal payments --
    Related party...........................................     (3,200)       (276)     (4,900)
    Other...................................................     (5,665)       (259)     (4,197)
    Capital leases..........................................       (410)       (666)       (204)
  Payment of financing fees.................................     (1,614)        (76)     (2,237)
  Distributions on redeemable preferred stock...............       (183)         --          --
  Repayment of redeemable preferred stock...................     (2,747)         --          --
  Dividends to common stockholders..........................        (47)         --          --
  Purchase of treasury stock................................         --        (330)         --
                                                              ---------   ---------   ---------
        Net cash provided by financing activities...........    119,006      29,629      58,560
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........        375        (521)     50,133
Cash and cash equivalents, beginning of year................        503         878         357
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of year......................  $     878   $     357   $  50,490
                                                              =========   =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Team Rental Group, Inc. (the "Company") engages in the business of the daily rental of vehicles, including cars, trucks and passenger vans and the sale of late-model used vehicles. The Company is the largest United States franchisee of Budget Rent a Car ("Budget"), operating franchises granted by Budget Rent a Car Corporation ("BRACC") through its operating subsidiaries serving thirteen metropolitan regions in the United States. These franchises include Philadelphia and Pittsburgh, Pennsylvania; San Diego, California; Southern California (excluding San Diego); Phoenix, Arizona; Cincinnati and Dayton, Ohio; Albany and Rochester, New York; Charlotte, North Carolina; Richmond, Virginia; Hartford, Connecticut and Fort Wayne, Indiana. The Company engages in the sale of late-model used vehicles in San Diego and Los Angeles, California; Dayton and Cincinnati, Ohio; Philadelphia, Pennsylvania; Charlotte, North Carolina; Richmond, Virginia and Indianapolis, Indiana. MCK Realty, Inc. ("MCK") leases certain facilities to the Company and is owned by the Company's principal stockholders. Because MCK is controlled by the Company and the Company has guaranteed the lease payments assigned to a bank, MCK is included in the consolidated financial statements of the Company.

  Basis of Presentation

     Concurrent with the Company's 1994 initial public offering (Note 2), the Company exchanged 563,400 shares of Class A common stock and 1,936,450 shares of Class B common stock for all of the outstanding common stock of its San Diego, Albany, Richmond and Rochester franchises ("the combined companies") which, accordingly, became wholly owned subsidiaries (the "Share Exchange"). The 1994, 1995 and 1996 consolidated financial statements include the accounts of Team Rental Group, Inc., its wholly owned subsidiaries and MCK. All significant intercompany accounts have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments including money market funds, commercial paper and time deposits purchased with an original maturity of three months or less to be cash equivalents.

  Restricted Cash

     Restricted cash consists of Medium Term Notes proceeds not currently invested in eligible revenue earning vehicles. Under the terms of the Medium Term Notes Indentures, the Company is required to purchase revenue earning vehicles with the proceeds or maintain the excess as restricted cash.

  Vehicle Inventory

     Vehicle inventory is stated at the lower of cost (determined based on specific identification) or market.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  Revenue Earning Vehicles

     Revenue earning vehicles are stated at cost less related discounts and manufacturers' incentives and are depreciated over their estimated economic lives or at rates corresponding to manufacturers' repurchase program guidelines, where applicable. Depreciation rates generally range from 1.0% to 2.5% per month. Management periodically reviews depreciable lives and rates based on a variety of factors including general economic conditions and estimated holding periods of the vehicles. Gains and losses upon the sale of revenue earning vehicles are recorded as an adjustment to depreciation expense.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation is being provided on the straight-line method over the following estimated useful lives:

Buildings................................  10-23 years
Equipment, furniture and fixtures........  3-10 years
Capital leases and leasehold
  improvements...........................  Lesser of estimated useful lives or terms of related leases

  Deferred Financing Fees

     Direct costs incurred in connection with the Company's borrowings have been deferred and are being amortized over the terms of the related loan agreements on the straight-line method.

     On July 9, 1996, the Company utilized proceeds from its public offering of Class A common stock to repay a $10,000 bridge financing facility it had obtained from a bank in the second quarter of 1996. In conjunction with this bank financing, the Company issued warrants valued at $700, which are included in additional paid-in capital, and paid additional fees of approximately $1,000. As a result of this repayment, the Company wrote off all unamortized fees related to this financing, totaling $1,275.

  Prepaid Royalty Fees

     Prepaid royalty fees of $1,217 and $739 (net of accumulated amortization of $783 and $1,261) at December 31, 1995 and 1996, respectively, are related to the abatement of fees at the Company's Philadelphia operations through June 15, 1999 and are recorded in other assets. The prepaid fees are being amortized using an accelerated method over the royalty abatement period of five years. Amortization of the prepaid royalty fees of $203, $580 and $478 is reflected in direct vehicle and operating expenses in the accompanying consolidated statements of income for the years ended December 31, 1994, 1995 and 1996, respectively.

  Franchise Rights

     Franchise agreements are renewable for an unlimited number of one- and five-year periods, subject to certain terms and conditions. Fees paid for franchise rights are capitalized and amortized using the straight-line method over forty years. The Company believes that the vehicle rental industry and, therefore, vehicle rental franchises have an expected life in excess of forty years and the industry will continue as long as the automobile is an accepted method of transportation. The specific markets the Company serves are considered to be stable and are locations which are major national or regional commercial centers that attract business and leisure travelers who need rental vehicles. Circumstances that would indicate possible impairment to franchise rights include the failure of BRACC to maintain its international network of rental car franchises, the termination of the Company's presence in one or more major airport markets, or a significant permanent

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

decline in cash flows from rental operations. The impairment would be measured as the amount by which the carrying value of the related asset exceeds the present value of estimated future annual cash flows generated by the franchise operations utilizing an appropriate discount rate. Management has determined that no material impairment of franchise rights existed at December 31, 1995 or 1996.

  Other Intangible Assets

     Other intangible assets consists of the goodwill recorded related to the ValCar acquisition (see Note 3). Goodwill is amortized using the straight-line method over forty years. Amortization expense of $35 is reflected in the accompanying consolidated statement of income for the year ended December 31, 1996. The Company evaluates the realizability of its goodwill based upon the nondiscounted cash flows and operating income expected to be generated by the assets purchased in the acquisition giving rise to the goodwill. Any impairment would be measured as the amount by which the carrying value of the goodwill exceeds the present value of estimated future annual cash flows generated by the assets purchased utilizing an appropriate discount rate. Management has determined that no material impairment of goodwill existed at December 31, 1996.

  Advertising, Promotion and Selling

     Advertising, promotion and selling expense are charged to expense as incurred. The Company incurred advertising expense of $412, $2,347 and $6,912 in 1994, 1995 and 1996, respectively.

  Income Taxes

     The Company accounts for income taxes using an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates. Changes in tax laws or rates will be recognized in the future years in which they occur.

  Earnings Per Common and Common Equivalent Share

     Earnings per common and common equivalent share for the year ended December 31, 1994, was computed assuming all of the outstanding common stock of the combined companies (which totaled 2,500,000 shares) was outstanding the entire year and the shares issued in connection with the initial public offering and the Fort Wayne acquisition were outstanding from the dates issued. Earnings per common and common equivalent share for the years ended December 31, 1995 and 1996, were based on the weighted average number of common shares outstanding during the year considering the acquisitions in each respective year and the purchase of treasury stock.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 establishes new standards for computing and presenting earnings per share ("EPS"). Specifically, SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. Management has determined that the adoption of SFAS No. 128 will not have a material effect on the accompanying consolidated financial statements.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  Retention of Self Insured Risks

     At December 31, 1996, the Company has automobile liability insurance coverage of up to $6,000, with a $500 retention per occurrence with respect to personal injury and damage claims arising from the use of its vehicles, except with respect to vehicles rented through its Los Angeles, San Diego and Phoenix operations. Under California law, vehicle rental customers are primarily liable for damages arising from the use of rental vehicles. Vehicle rental companies are secondarily liable for such damages up to an amount limited by California law to $35 per occurrence, unless the vehicle rental company has negligently maintained the vehicle or has "negligently entrusted" the vehicle to a rental customer. In addition, a vehicle rental company can be held liable for damages arising from use of its vehicles by its employees. The Company's Phoenix operations are self-insured, with a $500 retention. The Company's workers compensation coverage is subject to a $500 retention. The Company's general liability coverage is $1,000 per occurrence, $2,000 aggregate coverage with no retention.

     The Company provides reserves on reported claims and claims incurred but not reported at each balance sheet date based on actuarial estimates. The actuarially determined reserves are necessarily based on estimates, and while management believes that the amounts are adequate, the ultimate liability may be in excess of, or less than, the amounts provided. Such estimates are reviewed and evaluated in light of claim experience and existing circumstances. Any changes in estimates from this review process are reflected in operations currently.

  Environmental Costs

     The Company's operations include the storage and dispensing of gasoline. Expenses in connection with the remediation of accidental fuel discharges at various locations are provided for when it is probable that obligations have been incurred and amounts can be reasonably estimated. The Company has made no material payments for environmental remediation that have not been reimbursed by responsible parties.

  Stock Options

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which encourages, but does not require, companies to adopt the fair value based method of accounting for stock-based employee compensation plans. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Companies are also permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, but are required to disclose on a pro forma basis, net income and, if presented, earnings per share, as if the fair value based method of accounting had been applied.

     Effective January 1, 1996, the Company elected to adopt only the disclosure requirements of SFAS No. 123. Accordingly, the Company will continue to account for stock based employee compensation under APB Opinion No. 25.

2. PUBLIC STOCK OFFERINGS

     The Company sold 3,300,000 shares of Class A common stock on August 25, 1994 and 154,400 shares of Class A common stock on September 19, 1994 at $9.50 per share to investors in an initial public offering resulting in gross proceeds of $32,800 to the Company. Net proceeds to the Company after offering expenses were $28,948. The net proceeds were used to acquire certain assets (certain liabilities were also assumed) of Freedom River, Inc. ("Freedom River"), capitalize Team Fleet Finance Corporation ("TFFC"), a wholly

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

owned subsidiary, acquire vehicles under operating leases, redeem the outstanding redeemable preferred stock, acquire the Budget Rent a Truck franchise rights for San Diego, California, repay loans and accrued interest to related and non-related third parties, and purchase equipment leased from related parties.

     The Company sold an additional 3,821,007 shares of Class A common stock on July 2, 1996 at $13.00 per share to investors in a public offering resulting in gross proceeds of $49,673 to the Company. Net proceeds to the Company after offering expenses were $44,440. The net proceeds were used to repay certain outstanding indebtedness and for general corporate purposes.

3. ACQUISITIONS

     During 1994, 1995 and 1996, the Company acquired certain Budget franchise operations, a retail vehicle sales operation and a commuter van pooling operation. The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the Company has allocated the cost of the acquisitions on the basis of the estimated fair value of the assets acquired and liabilities assumed. The 1996 allocation for the ValCar Acquisition, as further discussed below, is based on a preliminary estimate related to litigation claims and may be revised at a later date. The accompanying consolidated statements of income and cash flows reflect the operations of the acquired companies from their respective acquisition dates.

1994 ACQUISITIONS

  Freedom River

     Concurrent with the initial public offering, the Company acquired certain assets and assumed certain operating liabilities of Freedom River from Chrysler Credit Corporation ("CCC"), a secured creditor of Freedom River, pursuant to a private foreclosure sale conducted by CCC. The assets acquired consisted of the Budget vehicle rental operations in the Philadelphia and Pittsburgh, Pennsylvania and Cincinnati, Ohio metropolitan areas. Substantially all of Freedom River's assets, other than its fleet, were purchased for approximately $10,600.

  Fort Wayne Franchise

     In November 1994, the Company exchanged 18,500 shares of Class A common stock for all of the outstanding common stock of Fort Wayne Rental Group, Inc. located in Fort Wayne, Indiana. A principal stockholder and director of the Company, who was a stockholder of Fort Wayne Rental Group, Inc., received 7,400 shares of Class A common stock in this transaction.

1995 ACQUISITIONS

  Dayton Franchise

     In January 1995, the Company purchased all of the outstanding stock of Don Kremer, Inc. located in Dayton, Ohio, for $1,300. The acquisition funding consisted of $650 cash and two notes totaling $650.

  Charlotte Franchise

     In January 1995, the Company purchased all of the outstanding stock of MacKay Car & Truck Rentals, Inc., located in Charlotte, North Carolina, for approximately $8,405, consisting of cash of $8,277 and 13,483 shares of Class A common stock.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

  Hartford Franchise

     In March 1995, the Company purchased all of the outstanding stock of Rental Car Resources, Inc., located in Hartford, Connecticut, for approximately $1,475 by issuing 157,333 shares of Class A common stock.

  BRAC-OPCO Franchise

     In October 1995, the Company purchased all of the outstanding stock of BRAC-OPCO, Inc., which operates Budget franchises in the greater Los Angeles area, excluding the vehicle rental operations at Los Angeles International Airport, for approximately $11,234 by issuing 1,050,000 shares of Class A common stock.

1996 ACQUISITIONS

  Van Pool Operations

     In February 1996, the Company purchased for a nominal amount all of the outstanding stock of VPSI, Inc. ("VPSI"), located in Detroit, Michigan. VPSI provides commuter van pooling services to business commuters in 22 states, and operated a rental fleet of approximately 3,400 vans as of December 31, 1996.

  Phoenix Franchise

     In March 1996, the Company purchased all of the outstanding stock of Arizona Rent-A-Car Systems, Inc., located in Phoenix, Arizona, for approximately $18,000, consisting of cash of $5,000, promissory notes of $10,000 and 272,727 shares of Class A common stock.

  ValCar Rental Car Sales, Inc.

     On August 1, 1996, the Company acquired all of the outstanding stock of ValCar Rental Car Sales, Inc. for $400 cash. ValCar owns and operates four retail vehicle sales facilities in Indianapolis, Indiana, and was formerly owned by a director and officer of the Company.

     If the 1995 and 1996 acquisitions had occurred at the beginning of 1995, the Company's results of operations would have been as shown in the following table. The unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions actually been made at the beginning of 1995.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
                                                                  (UNAUDITED)
Operating revenue...........................................  $337,926   $389,557
Net income..................................................  $  3,512   $  2,961
Earnings per common share...................................  $   0.46   $   0.31

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

4. REVENUE EARNING VEHICLES

     Revenue earning vehicles consist of the following at December 31:

                                                                1995       1996
                                                              --------   --------
Revenue earning vehicles....................................  $245,849   $335,461
Less -- accumulated depreciation and amortization...........   (25,922)   (16,204)
                                                              --------   --------
                                                              $219,927   $319,257
                                                              ========   ========

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                               1995       1996
                                                              -------   --------
Land and buildings..........................................  $10,160   $ 13,729
Leasehold improvements......................................    3,994      7,379
Furniture, fixtures and office equipment....................    7,069     13,167
                                                              -------   --------
                                                               21,223     34,275
Less -- accumulated depreciation and amortization...........   (8,720)   (15,773)
                                                              -------   --------
                                                              $12,503   $ 18,502
                                                              =======   ========

     Included in property and equipment at December 31, 1995 and 1996, are $827 and $580, respectively, of assets held under capital leases.

6. NOTES PAYABLE

     Notes payable consist of the following at December 31:

                                                                1995       1996
                                                              --------   --------
Medium term notes:
  Senior....................................................  $138,500   $304,500
  Subordinated..............................................     7,182     17,182
Convertible subordinated notes..............................        --     80,000
Vehicle obligations.........................................   149,965     38,438
Working capital facilities..................................     9,500         --
Related party obligations...................................     5,792        892
Other notes payable.........................................     7,294     13,097
                                                              --------   --------
                                                              $318,233   $454,109
                                                              ========   ========

  Medium Term Notes

     Medium term notes are comprised of notes issued by TFFC in August 1994 ("TFFC-94 notes"), notes assumed in the acquisition of BRAC-OPCO, Inc. in October 1995 ("OPCO notes") and notes issued by TFFC in December 1996 ("TFFC-96 notes")(collectively, "MTN notes"). MTN notes are secured by the underlying vehicles and restricted cash of $66,336 at December 31, 1996.

     The TFFC-94 notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $100,000 at December 31, 1995 and 1996, bear interest at an average LIBOR rate, as defined, plus 0.75% (6.38% per annum at December 31, 1996). Monthly principal payments of $16,667

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

commence in June 1999 with the last payment due in November 1999. The subordinated notes, with an aggregate principal balance of $5,682 at December 31, 1995 and 1996, bear interest at an average LIBOR rate, as defined, plus 1.30% (6.93% per annum at December 31, 1996) and are payable in full in December 1999. Interest on the TFFC-94 notes is payable monthly.

     The OPCO notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $38,500 at December 31, 1995 and 1996, bear interest at an average LIBOR rate, as defined, plus 0.60% (6.23% per annum at December 31, 1996). Monthly principal payments of $4,812 commence in November 1997 with the last payment due in June 1998. The subordinated notes, with an aggregate principal balance of $1,500 at December 31, 1995 and 1996, bear interest at an average LIBOR rate, as defined, plus 1.0% (6.63% per annum at December 31, 1996) and are payable in full in December 1998. Interest on the OPCO notes is payable monthly.

     The TFFC-96 notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $166,000 at December 31, 1996, bear interest at 6.65% per annum. Monthly principal payments of $13,833 commence in 2001 with the last payment due in 2002. The subordinated notes, with an aggregate principal balance of $10,000 at December 31, 1996, bear interest at 7.10% per annum and are payable in full in 2002. Interest on the TFFC-96 notes is payable monthly.

  Convertible Subordinated Notes

     In December 1996, the Company issued convertible subordinated notes with an aggregate principal amount of $80,000 bearing interest at 7% per annum due 2003. At a conversion price of $20.07, the convertible subordinated notes are convertible into 3,986,049 shares of Class A Common Stock. See Note 16.

  Vehicle Obligations

     Vehicle obligations consist of outstanding lines of credit to purchase rental vehicles and retail car sales inventory. Collateralized lines of credit at December 31, 1996, consist of $203,000 for rental vehicles and $26,000 for retail car sales inventory with maturity dates ranging from April 1997 to May 1998. Vehicle obligations are collateralized by revenue earning vehicles financed under these credit facilities and proceeds from the sale, lease or rental of rental vehicles and retail car sales inventory.

     Vehicle obligations relating to the rental fleet are generally amortized over 5 to 15 months with monthly principal payments ranging from 2% to 3% of the capitalized vehicle cost. When rental vehicles are sold, the related unpaid obligation is due. Interest payments for rental fleet facilities are due monthly at annual interest rates ranging from 7.0% to 8.75% at December 31, 1996. Management expects vehicle obligations will generally be repaid within one year with proceeds received from either the repurchase of the vehicles by the manufacturers in accordance with the terms of the manufacturers' rental fleet programs or from the sale of the vehicles.

     In November 1996, Team Fleet Services Corporation ("TFSC") and VPSI, wholly owned subsidiaries of the Company, entered into Revolving Credit Agreements with NationsBank, National Association (South), as Agent (the "Agent") for the lenders party thereto, providing for up to $100,000 and $50,000, respectively, of financing for the acquisition of vehicles (the "Revolving Credit Facilities"). The interest rates of loans under the Revolving Credit Facilities are, at the option of TFSC and VPSI and up to certain amounts, based on the Agent's prime rate, LIBOR or CD rates. The weighted average interest rate of loans outstanding under the Revolving Credit Facilities at December 31, 1996, was 7.125%.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

     Monthly payments of interest are required on obligations relating to vehicle inventory at prime plus .25% (8.50% per annum at December 31, 1996). Vehicle inventory obligations are paid when the inventory is sold but in no event later than 120 days after the date of purchase.

  Working Capital Facilities

     At December 31, 1996, the Company had an unutilized working capital facility of $10,000, which requires monthly interest payments on the outstanding balance at LIBOR plus 2.50% (8.125% at December 31, 1996). This facility, which expires in April 1997, is collateralized by accounts receivable, vehicle inventory, property and equipment, certain intangibles, investments and all other personal property of the Company and guarantees of certain subsidiaries. This agreement is subject to certain covenants, the most restrictive of which requires the Company to maintain certain financial ratios and minimum tangible net worth and prohibits the payment of cash dividends. At December 31, 1996, the Company was in compliance with all covenants.

     Future principal payments of notes payable at December 31, 1996 are as follows:

YEAR ENDING
DECEMBER 31,                                                   AMOUNT
------------                                                  --------
1997........................................................  $ 61,906
1998........................................................    30,376
1999........................................................   105,682
2000........................................................       145
2001........................................................   110,667
Thereafter..................................................   145,333
                                                              --------
                                                              $454,109
                                                              ========

7. RELATED PARTY TRANSACTIONS

     The Company leases facilities from entities owned by certain stockholders. Operating lease payments for the years ended December 31, 1994, 1995 and 1996, were $196, $220 and $227, respectively. MCK has assigned lease payments from the Company to a bank.

     Prior to the acquisition of the Fort Wayne operations (see Note 3), the Company leased fleet vehicles to Fort Wayne Rental Group, Inc. for approximately $366 for the year ended December 31, 1994.

     At December 31, 1995 and 1996, the Company had non-interest bearing notes receivable totaling $61 and $58 due from a stockholder and director which are payable on demand. Additionally, at December 31, 1996, the Company had a payable to a stockholder and director in the amount of $1,500 which is included in accrued and other liabilities on the accompanying consolidated balance sheet. The outstanding balance bears interest at prime plus 2.0% (10.25% per annum at December 31, 1996), is unsecured and is payable on demand.

     Approximately $564 and $4,013 of cash and cash equivalents are on deposit with or are being held as agent for the Company by a bank at December 31, 1995 and 1996, respectively. A stockholder and director of the Company serves on the bank's board of directors.

     In connection with the Los Angeles acquisition, the Company entered into a franchise agreement with the seller to pay a royalty of 5% of the monthly gross revenues derived from those operations, as well as the Company's San Diego operations. A director of the Company is the Chief Executive Officer and a general

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

partner of the seller. In 1996, the Company paid the seller approximately $3,700 in royalty fees in accordance with this agreement.

8. LEASES

     The Company leases certain revenue earning vehicles and facilities under leases that expire at various dates through May 2014. Generally, the facility leases are subject to payment increases based on cost of living indices and require the Company to pay taxes, maintenance, insurance and certain other operating expenses. Certain facility leases require the Company to pay fixed amounts plus contingent rentals based on gross rental revenues, as defined, and gasoline sales.

     Future minimum payments under noncancellable leases at December 31, 1996 are as follows:

YEAR ENDING                                                   CAPITAL   OPERATING
DECEMBER 31,                                                  LEASES     LEASES
------------                                                  -------   ---------
  1997......................................................   $ 210     $10,935
  1998......................................................     172       8,654
  1999......................................................     167       7,704
  2000......................................................     137       5,934
  2001......................................................       3       2,549
  Thereafter................................................      --       9,208
                                                                         -------
                                                               $ 689     $44,984
                                                                         =======
  Less -- amounts representing interest.....................    (109)
                                                               -----
                                                               $ 580
                                                               =====

     Rent expense consists of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                             --------------------------
                                                              1994     1995      1996
                                                             ------   -------   -------
Revenue earning vehicles...................................  $3,121   $ 1,518   $ 1,555
Facilities:
  Minimum rentals..........................................   1,990     5,914    14,422
  Contingent rentals.......................................   1,923     3,502     3,353
                                                             ------   -------   -------
          Total............................................  $7,034   $10,934   $19,330
                                                             ======   =======   =======

9. INCOME TAXES

     The provision for income taxes consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994     1995      1996
                                                              -----    -----    -------
Current:
  Federal...................................................   $184     $ --     $   92
  State.....................................................     --      145        750
Deferred:
  Federal...................................................    (23)     470      2,161
  State.....................................................     15       70        318
                                                               ----     ----     ------
                                                               $176     $685     $3,321
                                                               ====     ====     ======

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

     The provision for income taxes differs from the amount computed using the statutory federal income tax rate as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994     1995      1996
                                                              -----    -----    -------
Income tax provision at federal statutory rate..............   $130     $348     $2,658
Effect of (earnings) losses of nontaxable (subchapter S)
  companies.................................................    645       --        (87)
Nondeductible portion of amortization of franchise rights
  and goodwill..............................................     12       94        306
State tax provision, net of federal benefit.................     30      215        391
Benefit of net operating loss carryforwards.................   (645)      --         --
Other.......................................................      4       28         53
                                                               ----     ----     ------
                                                               $176     $685     $3,321
                                                               ====     ====     ======

     The tax effects of temporary differences that give rise to the Company's deferred tax assets and liabilities are as follows at December 31:

                                                               1995      1996
                                                              -------   -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $13,195   $16,846
  Non-deductible reserves...................................    2,267     5,459
  Alternative minimum tax carryforward......................      197       966
  Valuation allowance.......................................   (7,378)   (9,515)
                                                              -------   -------
                                                                8,281    13,756
                                                              -------   -------
Deferred tax liabilities:
  Difference between book and tax bases of revenue earning
     vehicles and property and equipment....................    8,690    19,327
  Franchise rights..........................................    1,292     1,835
                                                              -------   -------
                                                                9,982    21,162
                                                              -------   -------
  Net deferred tax liability................................  $ 1,701   $ 7,406
                                                              =======   =======

     Concurrent with the Share Exchange in 1994, the nontaxable status of the commonly owned companies was terminated and a deferred tax liability of approximately $1,169 was recorded with a corresponding charge to the accumulated deficit.

     At December 31, 1996, the Company and its subsidiaries have federal tax loss carryforwards of approximately $43,360 expiring between December 2005 and December 2011. The Company has recorded a valuation allowance for a portion of the acquired net operating loss carryforwards due to the uncertainty of their ultimate realization. Any subsequently recognized tax benefits attributed to the change in the valuation allowance will reduce franchise rights. The increase in the valuation allowance during 1996 resulted from an increase related to net operating loss carryforwards and uncertainty regarding their ultimate realization.

     The Internal Revenue Code places limitations on the utilization of net operating losses and similar tax attributes by a corporation in the event of a stock ownership change aggregating more than 50% over a specified time period. Net operating loss carryforwards in existence when ownership changes occur are subject to an annual utilization limitation that may restrict the future utilization of the net operating losses. Similarly, utilization of losses generated during years when separate returns have been filed may be limited in the future. Such limitations have been considered in the determination of deferred income taxes.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

10. BENEFIT PLANS

  Stock Options

     On April 25, 1994, the Company adopted the 1994 Incentive Stock Option Plan (the "ISO Plan") and the 1994 Directors' Stock Option Plan (the "Directors' Plan"). The Company accounts for these plans under APB Opinion No. 25 under which no compensation cost has been recognized. Had compensation cost been determined consistent with SFAS No. 123, the Company's net income and EPS would have been reduced to the following unaudited pro forma amounts:

                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                                      ------------------
                                                                       1995       1996
                                                                      -------    -------
Net Income.......................  As Reported......................   $  377     $4,497
                                   Pro Forma........................      (36)     3,375
Primary Earnings Per
  Common and Common
  Equivalent Share...............  As Reported......................     0.05       0.47
                                   Pro Forma........................    (0.01)      0.36

     Because the SFAS No. 123 method of accounting has only been applied to options granted in 1995 and 1996, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The ISO Plan provides for the issuance of up to 760,000 shares of Class A or Class B common stock to key employees. The ISO Plan stock options may be either incentive stock options or nonqualified options and expire ten years after the date of grant. The exercise price of incentive stock options may not be less than the fair market value of the underlying shares at the date of grant. The exercise price for nonqualified options may not be less than 85% of the fair market value of the underlying shares or, if greater, the book value of the underlying shares at the date of grant.

     The Directors' Plan provides for the issuance of shares of Class A common stock to directors of the Company who are not employees of the Company. The Directors' Plan stock options are nonqualified, vest six months following the date of grant and expire ten years after the date of grant. The exercise price of the nonqualified options under the Directors' Plan is the fair market value of the underlying shares at the date of grant.

     A summary of the status of the Company's two stock option plans at December 31, 1995 and 1996, and activity during the years then ended is presented in the table and narrative below:

                                                                        WEIGHTED AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                              -------   ----------------
Outstanding -- December 31, 1994............................   15,000        $ 9.50
  Granted...................................................  202,000          9.50
                                                              -------
Outstanding -- December 31, 1995............................  217,000          9.50
  Granted...................................................  547,650         11.70
  Exercised.................................................   (6,200)         9.50
  Forfeited.................................................   (8,600)        11.13
                                                              -------
Outstanding -- December 31, 1996............................  749,850         11.09
                                                              =======

     As of December 31, 1996, options for 585,850 shares and 164,000 shares of Class A Common Stock and Class B Common Stock, respectively, remained outstanding under the Company's stock option plans.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               1995     1996
                                                              ------   -------
Exercisable at end of year --
  Shares....................................................  15,000   247,700
  Weighted average exercise price...........................   $9.50     $9.76
Weighted average fair value of options granted during the
  year......................................................   $4.52     $5.48

     At December 31, 1996, 62,500 of the 749,850 options outstanding have exercise prices between $9.50 and $11.25 with a weighted average exercise price of $10.55 and a weighted average remaining contractual life of 8.8 years. All of these options are exercisable. The remaining 687,350 options have exercise prices between $9.50 and $17.50, with a weighted average exercise price of $11.14 and a weighted average remaining contractual life of 9.0 years. Of these options, 185,200 are exercisable; their weighted average exercise price is $9.50.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. For options granted under the ISO Plan, a risk-free rate of return of 6.21% and an expected life of three years were assumed. For options granted under the Directors' Plan, a risk free rate of return of 6.49% and an expected life of seven years were assumed. Additionally, for each option plan there was no expected dividend yield and an expected volatility of 60%.

  Profit Sharing Plan

     The Company adopted a Profit Sharing Plan with a 401(k) arrangement under the Internal Revenue Code effective January 1, 1996. Employees are eligible to participate after completing one year of service and attaining age 21. Participants may contribute 1%-15% of their gross compensation. The Company may make discretionary contributions not to exceed 15% of the total plan compensation. During 1996, the Company made discretionary contributions of approximately $146.5 to the Profit Sharing Plan.

11. COMMON STOCK WARRANT

     Concurrently with the Freedom River acquisition and in consideration of the abatement of certain future royalty fees to BRACC with respect to Freedom River's Philadelphia vehicle rental operation and other consideration received from BRACC, the Company issued a warrant to BRACC (the "Common Stock Warrant") to purchase 175,000 shares of Class A common stock at the initial public offering price. The warrant became exercisable on August 24, 1996, and expires on August 24, 1999. Subsequent to August 24, 1998, and prior to August 24, 1999, BRACC will have the right to cause the Company to repurchase the Common Stock Warrant for $2,000. The Company has reserved Class A common stock for the Common Stock Warrant.

12. COMMITMENTS AND CONTINGENCIES

  Franchise Agreements

     The Company has various franchise agreements with BRACC which require the payment of monthly royalty fees. These fees vary from a flat fee of $13.25 per car to 7.5% of gross rental revenues, as defined in the franchise agreements. The above franchise agreements are renewable for an unlimited number of five-year periods, subject to certain terms and conditions.

     Concurrent with the initial public offering, the Company purchased for $1,750 the direct franchise rights for Budget Rent a Truck facilities to operate in certain geographic locations in San Diego County and Imperial County, California. This reduced substantially all truck rental royalty fees to 5% of gross rental revenues, as

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

defined. Prior to the purchase of the direct franchise rights, the Company paid royalty fees of 12% of gross rental revenue.

     The Company also participates in a "One-Way" truck rental program in San Diego County and Imperial County, California sponsored by BRACC whereby trucks owned by BRACC are stationed at the Company's facilities for one-way rental by outside parties. The Company retains fees for Budget "One Way" truck rental revenue of 20%. Revenues from the "One-Way" truck rental program for the years ended December 31, 1994, 1995 and 1996 were $558, $1,027, and $1,451, respectively.

  Sublicense Agreements

     The Company has sublicense agreements with Budget of Southern California which entitles the Company to operate Budget Car Rental facilities in Southern California. Sublicense fees to Budget of Southern California range from 5% to 6.5% of gross revenues as defined in the sublicense agreements.

     The Company also has a sublicense agreement with Transportation Storage Associates ("TSA") for the right to rent trucks in and around Los Angeles County. Fees to TSA are 12% of gross revenues as defined in the sublicense agreement.

     Royalty and sublicense fees expensed by the Company for the years ended December 31, 1994, 1995 and 1996 were $2,348, $5,715 and $9,598, respectively.
Budget reservation fees expensed by the Company for the years ended December 31, 1994, 1995 and 1996 were $1,574, $3,904 and $6,375, respectively.

  Regulatory and Environmental Matters

     The Company is subject to various federal, state and local laws and regulations that affect its operations, including those relating to the sale of loss damage waivers, vicarious liability of vehicle owners, consumer protection, advertising, used vehicle sales, the taxing and licensing of vehicles, franchising operations and sales, and environmental protection and clean-up.

     The Company maintains an environmental compliance program designed to maintain compliance with applicable technical and operational requirements, including periodic integrity testing of underground storage tanks and providing financial assurance for remediation of spills or releases. The Company believes that its operations currently are in compliance, in all material respects, with such regulatory requirements. However, there are several technical specifications regarding underground storage tanks applicable to the Company's facilities, many of which will become effective in 1998. Although the exact cost of complying with those requirements has not been estimated, such expenditures could, in the aggregate, be significant.

  Litigation

     The Company has contingencies with respect to litigation arising in the ordinary course of business. In the opinion of management, such litigation will not result in any loss which would materially affect the financial position or results of operations of the Company.

13. FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments. The estimated fair value amounts are determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amount.

  Cash and Cash Equivalents, Restricted Cash, Receivables and Accounts Payable

     The carrying amounts of these financial assets and liabilities at December 31, 1995 and 1996, approximate fair value because of the short maturity of these instruments.

  Notes Payable

     The carrying amount of a portion of the Company's notes payable approximates fair value at December 31, 1995 and 1996, since the debt is at floating interest rates. The carrying amount of the Company's fixed-rate notes payable approximates fair value at December 31, 1996, due to the recent issuance of such debt.

  Common Stock Warrant

     The estimated fair value is based on a pricing model which considers stock volatility and the put feature of the Common Stock Warrant. The estimated fair value was $1,750 at December 31, 1996.

14. SUPPLEMENTAL CASH FLOW DISCLOSURES

     In 1996, the Company issued approximately 272,727 shares of Class A common stock with a value of $2,727 and notes payable of $10,000 for the 1996 acquisitions. The Company issued approximately 1,220,816 shares of Class A common stock with a value of $12,837 and notes payable of $650 for the 1995 acquisitions.

     In 1994, $525 of revenue earning vehicles and property and equipment were financed through capital leases. The terms of a capital lease with certain stockholders and a director were modified and, therefore, the capital lease asset and obligation of $536 were eliminated. The net book value of the facility lease and capital lease obligation of $536 was deducted from proceeds from the sale of property and equipment and principal payments of capital lease obligations, respectively. The Company also issued $200 of Class A common stock to acquire the Fort Wayne franchise. In addition, property and equipment of $4,441 were acquired and notes payable of $4,016 were assumed in connection with the Freedom River acquisition.

     In 1994, the Company recorded prepaid royalty fees and the Common Stock Warrant of $2,000 for the abatement of certain fees (see Note 11).

     The Company paid interest of $4,091, $13,764 and $26,955 in 1994, 1995 and 1996, respectively.

     Income taxes of $182, $346 and $1,017 were paid in 1994, 1995 and 1996, respectively.

                    TEAM RENTAL GROUP, INC. AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

15. SEGMENT INFORMATION

     The Company is engaged in the business of the daily rental of vehicles, principally cars, trucks, and passenger vans, and the retail sale of used vehicles. Segment information for the year ended December 31, 1996, is as follows:

                                                      RETAIL VEHICLE   VEHICLE
                                                          SALES         RENTAL    CONSOLIDATED
                                                      --------------   --------   ------------
Sales to unaffiliated customers.....................     $134,120      $223,250     $357,370
Depreciation and amortization.......................        1,482        63,685       65,167
Operating income....................................        1,857        33,410       35,267
Income before provision for income taxes............          409         7,409        7,818
Identifiable assets.................................       48,885       538,338      587,223
Capital expenditures -- revenue earning vehicles....           --       517,079      517,079

     Segment information for the year ended December 31, 1995, is as follows:

                                                      RETAIL VEHICLE   VEHICLE
                                                          SALES         RENTAL    CONSOLIDATED
                                                      --------------   --------   ------------
Sales to unaffiliated customers.....................     $42,662       $107,067     $149,729
Depreciation and amortization.......................         193         29,483       29,676
Operating income....................................       1,254         12,926       14,180
Income (loss) before provision for income taxes.....       1,869           (847)       1,022
Identifiable assets.................................      30,195        356,128      386,323
Capital expenditures -- revenue earning vehicles....          --        315,863      315,863

     The Company operated in only the rental segment for the year ended December 31, 1994.

16. SUBSEQUENT EVENT

     On January 13, 1997, the Company entered into stock purchase agreements (the "Stock Purchase Agreements") with Ford Motor Company ("Ford"), BRACC and the other stockholder of BRACC, pursuant to which the Company agreed to acquire the capital stock of BRACC. The total amount of funds required by the Company to consummate this acquisition (the "Budget Acquisition") is expected to be approximately $275,000, which the Company intends to finance through the sale of additional shares of Class A common stock and the issuance of senior and convertible debt. The Company will also issue to Ford 4,500 shares of a new series of non-voting preferred stock, which does not carry a dividend and will be convertible into 4,500,000 shares of Class A common stock, subject to adjustment in certain cases. Concurrent with the Budget Acquisition, the Company will be required to refinance certain outstanding indebtedness of BRACC under its existing fleet financing facilities with an aggregate principal balance of $714,104 at December 31, 1996.

     In connection with the financing of the Budget Acquisition, the Company may extend the maturity of the Convertible Subordinated Notes (see Note 6) to 2007.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
Budget Rent a Car Corporation:

     We have audited the accompanying consolidated balance sheets of Budget Rent a Car Corporation and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Budget Rent a Car Corporation and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 18, 1997

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                                 1995            1996
                                                              ----------      ----------
                                                              IN THOUSANDS EXCEPT SHARE
                                                                        DATA)
                                         ASSETS
Cash and cash equivalents...................................  $   95,872      $   59,547
Receivables:
  Vehicle rental and sales, less allowance of $29,133 in
    1995 and $36,271 in 1996................................      90,707          79,296
  Royalty fees and other amounts due from franchisees, less
    allowance of $9,000 in 1995 and $5,458 in 1996..........      38,186          31,656
  Installment notes, $617 in 1995 and $835 in 1996, due
    within one year.........................................       6,758           8,071
  Vehicle related programs -- Ford..........................      89,283          67,192
  Vehicle related programs -- other.........................       5,292           2,155
  Other.....................................................      10,806          14,193
                                                              ----------      ----------
                                                                 241,032         202,563
Prepaid expenses and taxes, inventories and deposits........      53,452          50,146
Vehicles held for sale......................................      11,756          14,299
Vehicles, at cost...........................................   1,498,060       1,449,476
  Less accumulated depreciation.............................    (144,071)       (145,501)
                                                              ----------      ----------
                                                               1,353,989       1,303,975
Property and equipment, at cost:
  Land......................................................      31,990          32,652
  Buildings and leasehold improvements......................     113,863         120,900
  Furniture and equipment...................................     102,991         107,275
  Construction in progress..................................       3,068           5,525
                                                              ----------      ----------
                                                                 251,912         266,352
    Less accumulated depreciation and amortization..........    (140,030)       (151,815)
                                                              ----------      ----------
                                                                 111,882         114,537
Other assets................................................      75,920          53,102
Intangibles, including goodwill, less accumulated
  amortization of $109,746 in 1995 and $126,715 in 1996.....     544,212         529,946
                                                              ----------      ----------
                                                              $2,488,115      $2,328,115
                                                              ==========      ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses, including outstanding
  checks of $31,840 in 1995 and $27,410 in 1996.............  $  246,694      $  207,531
Accounts payable -- Ford....................................      22,909           2,994
Current income taxes payable................................          93             812
Self-insurance liability....................................     155,324         137,249
Notes payable -- Ford.......................................     989,646         846,708
Notes payable -- other......................................     928,301         983,678
Mandatory Redeemable Preferred Stock:
  Series A, 10% cumulative, redeemable, par value $.01,
    stated value $1,000; 150,000 shares authorized; 150,000
    shares issued and outstanding, including $101,250 ($675
    per share) in 1995 of dividends in arrears..............     251,250              --
  Series X, 7.5% cumulative, redeemable, par value $.01,
    stated value $1,000; 291,000 shares authorized, 5,006.46
    shares issued and outstanding, including $172 ($34 per
    share) in 1996 of dividends in arrears..................          --           5,178
Stockholders' equity:
  Preferred stock:
    Series B, cumulative, participating, par value $.01,
     stated value $1,000; 309,000 shares authorized; 309,000
     shares issued and outstanding in 1995..................     309,000              --
  Common stock, par value $.01; 10,000 shares authorized,
    issued and outstanding..................................          --              --
  Additional paid-in capital................................       1,000         564,994
  Costs incurred for raising equity capital.................      (9,555)         (9,555)
  Pension liability adjustment..............................     (15,110)        (12,409)
  Foreign currency translation adjustment...................     (11,322)         (7,497)
  Accumulated deficit.......................................    (380,115)       (391,568)
                                                              ----------      ----------
                                                                (106,102)        143,965
                                                              ----------      ----------
                                                              $2,488,115      $2,328,115
                                                              ==========      ==========

          See accompanying notes to consolidated financial statements.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        DECEMBER 31, 1994, 1995 AND 1996

                                                                1994         1995         1996
                                                             ----------   ----------   ----------
                                                                        (IN THOUSANDS)
Revenue:
  Vehicle rental...........................................  $1,011,203    1,034,873      963,764
  Retail car sales.........................................      77,999       83,795       91,503
  Royalty fees.............................................      53,147       57,861       60,352
  Other....................................................      13,417       16,941       17,202
                                                             ----------   ----------   ----------
                                                              1,155,766    1,193,470    1,132,821
                                                             ----------   ----------   ----------
Expenses:
  Direct vehicle and operating.............................     134,126      153,081      121,288
  Depreciation -- vehicles.................................     257,356      323,619      263,846
  Depreciation and amortization -- nonvehicle..............      21,410       19,520       26,645
  Cost of vehicles sold at retail..........................      67,314       72,416       78,944
  Advertising, promotion and selling.......................      99,738      106,446       83,304
  Occupancy................................................     110,386      113,286      114,325
  Personnel................................................     269,370      280,901      248,655
  General and administrative...............................      69,117       88,612       54,194
  Intangible amortization..................................      16,874       17,006       16,969
                                                             ----------   ----------   ----------
                                                              1,045,691    1,174,887    1,008,170
                                                             ----------   ----------   ----------
Earnings before interest and income taxes..................     110,075       18,583      124,651
Interest expense...........................................     104,950      149,909      124,182
                                                             ----------   ----------   ----------
Income (loss) before income taxes..........................       5,125     (131,326)         469
Provision for income taxes.................................       4,000        1,314        3,000
                                                             ----------   ----------   ----------
Net income (loss)..........................................  $    1,125     (132,640)      (2,531)
                                                             ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                COSTS
                                                              INCURRED                    FOREIGN
                                                ADDITIONAL   FOR RAISING    PENSION      CURRENCY
                         PREFERRED    COMMON     PAID-IN       EQUITY      LIABILITY    TRANSLATION    ACCUMULATED
                           STOCK      STOCK      CAPITAL       CAPITAL     ADJUSTMENT   ADJUSTMENT       DEFICIT
                         ---------   --------   ----------   -----------   ----------   -----------   --------------
                                                               (IN THOUSANDS)
Balance at December 31,
  1993.................  $309,000    $     --    $  1,000      $(9,555)     $ (6,388)     $(15,899)     $(218,600)
  Dividends in
     arrears...........        --          --          --           --            --            --        (15,000)
  Net income...........        --          --          --           --            --            --          1,125
  Pension liability
     adjustment........        --          --          --           --           144            --             --
  Foreign currency
     translation.......        --          --          --           --            --         4,082             --
                         --------    --------    --------      -------      --------      --------      ---------
Balance at December 31,
  1994.................   309,000          --       1,000       (9,555)       (6,244)      (11,817)      (232,475)
  Dividends in
     arrears...........        --          --          --           --            --            --        (15,000)
  Net loss.............        --          --          --           --            --            --       (132,640)
  Pension liability
     adjustment........        --          --          --           --        (8,866)           --             --
  Foreign currency
     translation.......        --          --          --           --            --           495             --
                         --------    --------    --------      -------      --------      --------      ---------
Balance at December 31,
  1995.................   309,000          --       1,000       (9,555)      (15,110)      (11,322)      (380,115)
  Dividends in
     arrears:..........        --          --          --           --            --            --             --
     Series A..........        --          --          --           --            --            --         (8,750)
     Series X..........        --          --          --           --            --            --           (172)
  Net loss.............        --          --          --           --            --            --         (2,531)
  Exchange of preferred
     stock.............  (309,000)         --     563,994           --            --            --             --
  Pension liability
     adjustment........        --          --          --           --         2,701            --             --
  Foreign currency
     translation.......        --          --          --           --            --         3,825             --
                         --------    --------    --------      -------      --------      --------      ---------
Balance at December 31,
  1996.................  $     --    $     --    $564,994      $(9,555)     $(12,409)     $ (7,497)     $(391,568)
                         ========    ========    ========      =======      ========      ========      =========

          See accompanying notes to consolidated financial statements.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        DECEMBER 31, 1994, 1995 AND 1996

                                                            1994          1995           1996
                                                        ------------   -----------   ------------
Operating activities:
  Net income (loss)...................................  $      1,125   $  (132,640)  $     (2,531)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization....................       278,766       343,140        290,491
     Intangible amortization..........................        16,874        17,006         16,969
     Gain on sale of vehicles and equipment...........       (25,389)      (20,333)       (14,137)
     Provision for losses on accounts receivable......         9,205         9,581          6,350
     Equity in (earnings) loss of equity investees....            61        (1,665)            --
     Changes in operating assets and liabilities, net
       of effects from franchise acquisitions:
       Receivables....................................       (12,537)      (23,998)        32,118
       Prepaid expenses and taxes, inventories and
          deposits....................................        (3,065)        2,710          3,306
       Vehicles held for sale.........................        (2,278)       (2,082)        (2,543)
       Accounts payable and accrued expenses..........        34,458        (2,674)       (56,377)
       Current income taxes payable...................           434          (341)           719
       Estimated self-insurance liability.............       (16,861)      (14,760)       (18,075)
                                                        ------------   -----------   ------------
Net cash provided by operating activities.............       280,793       173,944        256,290
                                                        ------------   -----------   ------------
Investing activities:
  Purchase of vehicles................................    (2,841,717)   (2,783,295)    (2,196,399)
  Proceeds from sale of vehicles......................     2,402,724     2,666,523      2,000,129
  Purchase of property and equipment..................       (14,692)      (19,144)       (25,265)
  Proceeds from the sale of property and equipment....         8,846         8,940          7,180
  Changes in other assets.............................        33,029       (53,962)         9,301
                                                        ------------   -----------   ------------
Net cash used in investing activities.................      (411,810)     (180,938)      (205,054)
                                                        ------------   -----------   ------------
Financing activities:
  Proceeds from revolving credit facility and other
     notes payable....................................     2,130,732     2,101,462        839,349
  Principal payments on revolving credit facility and
     other notes payable..............................    (2,108,407)   (1,917,026)      (823,057)
  Proceeds from fleet lender notes....................     2,021,290     1,739,199      2,194,033
  Principal payments on fleet lender notes............    (2,114,124)   (1,833,544)    (2,353,082)
  Proceeds from commercial paper......................    10,098,459     7,777,064     10,878,540
  Principal payments on commercial paper..............   (10,354,161)   (7,831,494)   (10,823,344)
  Proceeds from notes payable to other vehicle
     lenders..........................................       500,000            --             --
                                                        ------------   -----------   ------------
Net cash provided by (used in) financing activities...       173,789        35,661        (87,561)
                                                        ------------   -----------   ------------
Increase (decrease) in cash and cash equivalents......        42,772        28,667        (36,325)
Cash and cash equivalents at beginning of year........        24,433        67,205         95,872
                                                        ------------   -----------   ------------
Cash and cash equivalents at end of year..............  $     67,205   $    95,872   $     59,547
                                                        ============   ===========   ============

          See accompanying notes to consolidated financial statements.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

(1) SIGNIFICANT ACCOUNTING POLICIES

  General

     On March 30, 1989, pursuant to an agreement and plan of merger, as amended, Budget Rent a Car Corporation (the Company) became a wholly owned subsidiary of Beech Holdings Corp. (Holdings). Effective December 31, 1995, Holdings was merged with and into the Company (the Merger). All shares of Holdings stock outstanding prior to the Merger were retired and new shares of Company stock, with rights and preferences similar to the retired Holdings shares, were issued to the stockholders of Holdings. The accompanying financial statements are presented as if the Merger had taken place on January 1, 1994. The most significant impact of the Merger on the consolidated financial statements of the Company was to increase intangible assets (and amortization expense) and to increase stockholders' equity.

     On July 16, 1996, pursuant to a Recapitalization Plan approved by the Company's Board of Directors and stockholders, the Company exchanged all previously issued and outstanding shares of Preferred A and Preferred B stock for 5,006.46 shares of a new series (Series X) of mandatory redeemable preferred stock. As a result of the exchange, additional paid-in capital increased $563,994, while Series B preferred stock, at stated value, decreased $309,000 and mandatory redeemable preferred stock (Series A) was reduced by $260,000. See note 11 to the consolidated financial statements.

  Description of Business

     The Company is engaged in the business of vehicle rental through both owned and franchised operations. Company owned vehicle rental operations are located primarily throughout the United States and Western Europe. The largest concentration (approximately 25%) of vehicle rental assets is located in the highly competitive Florida market. Franchised vehicle operations are located worldwide. Customers are mainly business and leisure travelers. No customer accounts for more than 10% of the Company's revenues.

  Principles of Consolidation

     The consolidated financial statements include the accounts and operations of the Company and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Investments in less than majority-owned entities are accounted for using the equity method, under which the Company's share of operating results are reflected in income as earned and dividends are credited against the investment when received.

  Cash and Cash Equivalents

     Cash equivalents include all highly liquid investments with an original maturity of three months or less.

  Computer Software Systems

     License fees related to the Company's purchased reservation system and associated applications and databases are capitalized and amortized over ten years. Costs associated with the internal development of other computer software systems and system enhancements are capitalized and amortized over three years.

  Intangibles, Including Goodwill

     Costs in excess of the fair value of net assets acquired as a result of the acquisition of the Company and in conjunction with acquisitions of franchise vehicle rental operations are capitalized and amortized over 40 years on the straight-line method.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

     The carrying value of goodwill is reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted future operating cash flows. Although no impairment is indicated at December 31, 1996, the assessment of recoverability will be impacted if estimated projected undiscounted operating cash flows are not achieved.

  Other Revenues

     Other revenues largely consist of income before interest and taxes for insurance and credit card processing operations, the Company's share of operating results of equity investees and revenues generated from miscellaneous services provided to the Company's franchisees.

  Vehicle Dispositions

     Repurchase programs with vehicle manufacturers require the manufacturers to repurchase the vehicles after varying time frames at agreed upon prices (subject to defined condition and mileage standards). Vehicles subject to these programs are capitalized and depreciated such that no gain or loss is realized upon disposition.

     Gains or losses realized on vehicles sold through the wholesale market are recorded as adjustments to depreciation expense.

  Depreciation and Amortization

     Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives range from 25 years for buildings to three to seven years for furniture and equipment. Costs of leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the related assets. Vehicles are depreciated at rates ranging from 1.0% to 2.5% per month, depending on vehicle type.

  Advertising, Promotion and Selling

     Advertising, promotion and selling costs are expensed as incurred. The Company incurred advertising expenses of $33,326, $38,552 and $31,201 in 1994, 1995 and 1996, respectively.

  Environmental Costs

     Environmental remediation costs are recorded in accrued expenses based on estimates of known environmental remediation exposures when it becomes probable that a liability has been incurred. Environmental exposures are largely related to underground storage tanks.

     Expenditures are expected to be made over the next three years. A receivable is recorded for amounts recoverable from third-parties when collection becomes probable.

  Self-insurance Liability

     The Company is self-insured with respect to personal and property liability claims up to specified limits. Third-party insurance is maintained for claims in excess of the limits. A liability is recorded for known claims and for incurred but not reported incidents based on actuarially computed estimates of expected loss. The liability recorded as a result of these actuarially computed estimates may experience material changes from year to year as incurred but not reported incidents become known and known claims are settled.

     The Company maintains unused letters of credit amounting to $122,324 and $89,272 at December 31, 1995 and 1996, respectively, largely in support of its insurance liability in certain states and supporting the reimbursement of claims paid by third-party claims administrators.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

  Income Taxes

     Deferred taxes are recognized to the extent they are expected to be payable upon distribution of earnings of foreign and unconsolidated subsidiaries. The Company uses a September 30 fiscal year for U.S. Federal income tax purposes.

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates which will be in effect when those temporary differences are expected to be recovered or settled. Deferred tax expense is the result of changes in the net deferred tax assets and liabilities. The effect of a change in tax rates is recognized in the period that includes the enactment date.

  Translation of Foreign Financial Statements

     The financial statements of the Company's foreign affiliates have been translated into U.S. dollars in accordance with SFAS No. 52. Accordingly, assets and liabilities of foreign operations are translated at period-end rates of exchange, with any resultant translation adjustments reported as a separate component of stockholders' equity. Income statement accounts are translated at average exchange rates for the period and gains and losses from foreign currency transactions are included in net income.

  Derivatives

     Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the terms of the cap. Unamortized premiums are included in prepaid expenses in the balance sheet. Accounts receivable under cap agreements are accrued with a corresponding reduction of interest expense.

     Gains and losses on foreign exchange contracts and futures related to qualifying hedges of firm commitments or anticipated transactions are deferred and are recognized in income when the hedged transaction occurs. The Company does not engage in speculative derivatives.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Changes in Accounting Estimates

     During 1994, 1995 and 1996 the Company recorded adjustments related to prior year actuarial estimates of its self-insurance liability. The effect of these adjustments was to increase income before taxes by approximately $8,000 in 1994, to decrease income before taxes by approximately $15,000 in 1995 and to increase income before taxes by approximately $19,000 in 1996.

  Reclassifications

     Certain amounts in the 1994 and 1995 consolidated financial statements have been reclassified to conform with the current year presentation.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

(2) VEHICLES, AT COST

     Vehicles, at cost largely represent revenue earning cars and trucks. At December 31, 1995 and 1996 the net book value of vehicles subject to repurchase programs was approximately $1,077,000 and $940,047, respectively.

(3) REORGANIZATION AND CENTRALIZATION

     The accompanying financial statements for 1995 include charges and accruals of approximately $14,600 ($9,300 in personnel expense and $5,300 in general and administrative expense) related to a reorganization and centralization primarily of the finance and administrative functions of the Company (the "Reorganization"). In conjunction with the Reorganization, approximately 450 employees were identified for termination, primarily in finance and operations management. As of December 31, 1996, all affected employees have been terminated or accepted other open positions.

     At December 31, 1996, the remaining accruals relating to the Reorganization totaled approximately $2,300. During 1996, amounts paid and non-cash accrual reductions totaled approximately $11,000 and $1,300, respectively.

(4) OTHER ASSETS

     Other assets include purchased software and capitalized software systems development costs, net of accumulated amortization, which amount to approximately $65,351 and $53,101 at December 31, 1995 and 1996, respectively. In addition, other assets includes the Company's 50% investment in Compass Computer Services, Inc. (Compass) and a 20% investment in a foreign rental operation. Compass provides, among other services, reservation data processing.

     The Company received dividends from Compass of $850, $150 and $8,088 during 1994, 1995 and 1996, respectively. In 1996, $5,000 of the dividends represents the fair value of property and equipment received. The combined revenues of the Company's investees during 1994, 1995 and 1996 amount to less than 10% of consolidated revenues. At December 31, 1996, the amount of undistributed earnings of Compass included in consolidated accumulated deficit is not significant.

(5) NOTES PAYABLE

          Notes payable at December 31 consist of the following:

                                                     FINAL
                                INTEREST RATE       MATURITY        1995         1996
                               ----------------  --------------  ----------   ----------
Fleet lender revolving
  notes......................   7.23% to 8.40%        1997         $598,710     $426,370
Commercial paper payable.....   5.20% to 6.35%        1997          312,320      367,516
Vehicle lender term notes....       6.02%             1999          500,000      500,000
Revolving credit facility....       7.73%             1997          392,718      418,218
Foreign notes................  4.06% to 11.55%    1997 to 2012       58,893       71,676
Note payable to vendor.......       6.20%             1998           39,975       35,875
Notes payable to former
  owners of franchises
  purchased by the Company...  10.00% to 12.00%   1997 to 1999        2,038        1,562
Other........................   5.48% to 9.00%    1997 to 2007       13,293        9,169
                               ----------------  --------------  ----------   ----------
                                                                 $1,917,947   $1,830,386
                                                                 ==========   ==========

     Fleet lender revolving notes: The fleet lender revolving notes are secured by the applicable vehicles and vehicle program receivables. The notes bear interest at rates that vary with commercial paper rates or the

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES prime rate. The Company makes monthly principal payments based on depreciation of the related vehicles adjusted for net additions or disposals. It is the Company's intention and ability to renew the fleet lender revolving notes or to obtain financing under similar terms when the present agreements expire. At December 31, 1995 and 1996, $593,937 and $426,370, respectively, are due to Ford.

     Commercial paper payable: The commercial paper payable (the "paper") is secured by the applicable vehicles and vehicle program receivables. Under limited circumstances the paper may be repaid by draws under a related, bank provided liquidity facility ($725,000) or a related letter of credit ($120,000). The paper is issued periodically with maturities up to 90 days. It is the Company's intention and ability to renew the liquidity facility and letter of credit or to obtain financing under similar terms when the present agreements expire in July 1997 and July 1998, respectively.

     Vehicle lender term notes: The vehicle lender term notes (the "notes") are secured by the applicable vehicles and vehicle program receivables. Under limited circumstances the notes may be repaid by draws under a related letter of credit ($25,000).

     Revolving credit facility: The revolving credit facility, which provides funding of working capital, bears interest at rates that vary with commercial paper rates and is due to Ford. The unused and available commitment of the credit facility was $57,282 and $106,782 at December 31, 1995 and 1996, respectively.

     Foreign notes: The foreign notes primarily provide financing for vehicle purchases and the funding of working capital. At December 31, 1995 and 1996, approximately $53,917 and $67,733, respectively, relate to vehicle debt while $4,976 and $3,943, respectively, relate to the funding of working capital and various other debt. At December 31, 1995 and 1996, $2,991 and $2,120, respectively, are due to Ford.

     Notes payable to vendor: The note payable to vendor relates to the Company's license agreement for the reservation system and associated applications and databases.

     Substantially all of the Company's assets serve as collateral under the various credit agreements. Cash deposits restricted as to use amounted to $52,471 and $28,359 at December 31, 1995 and 1996, respectively. The fleet lender revolving notes, liquidity facility, vehicle lender term notes and revolving credit facility each contain restrictive covenants relating to, among other things, incurring liens, paying dividends or selling certain assets. Additionally, the revolving credit facility has specific covenants relating to net worth, leverage and capital expenditures. Compliance with these covenants has been waived.

     Maturities: Scheduled aggregate maturities of notes payable at December 31 are as follows:

                                                                 1995         1996
                                                              ----------   ----------
1996........................................................  $1,375,455   $       --
1997........................................................       4,629    1,308,854
1998........................................................       7,977       18,976
1999........................................................     505,159      501,207
2000........................................................       4,567          496
2001........................................................       4,596          368
Thereafter..................................................      15,564          485
                                                              ----------   ----------
                                                              $1,917,947   $1,830,386
                                                              ==========   ==========

     Interest payments amounted to $105,214, ($63,038 to Ford) $149,219 ($83,627 to Ford) and $124,483 ($74,815 to Ford) in the years ended December 31, 1994, 1995 and 1996, respectively. In 1995 the Company capitalized $1,233 of interest costs incurred.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

(6) FINANCIAL INSTRUMENTS

     Interest Rate Caps: The Company enters into interest rate cap agreements to limit its exposure to increases in interest rates. Under these agreements, the Company will receive payment in the event that 30 day commercial paper rates exceed levels varying from 5.00% to 5.75%.

     The Company had interest rate cap agreements outstanding in the notional amount of $500,000 at December 31, 1995 and 1996, respectively. In 1996, fees of approximately $3,600 have been paid to the counterparties (major banks) and are amortized on the straight-line method to interest expense over the protection period (through December 1997). At December 31, 1995 and 1996, the unamortized fees amounted to approximately $3,390 and $3,600, respectively.

     The Company is exposed to credit-related loss, to the extent of the fair value of the contracts, in the event of nonperformance by the counterparties to the agreements, but believes this risk to be minimal given the high credit ratings of the counterparties.

     Foreign exchange contracts: The Company employs forward foreign exchange contracts to limit its exposure to currency fluctuations on certain intercompany loans between foreign operations. Under these agreements, the Company is obligated to sell foreign currencies (primarily European) in exchange for British Sterling or U.S. dollars at dates several months into the future. These contracts are subject to the creditworthiness of the counterparties (large banks), but the Company believes this risk to be minimal given the high credit ratings of the counterparties. At December 31, 1995, no foreign exchange contracts were outstanding. At December 31, 1996, the Company had approximately $7,254 in forward foreign exchange contracts outstanding and had deferred expenses of approximately $77.

(7) PENSION AND OTHER BENEFIT PLANS

     Substantially all employees of the United Kingdom and certain employees in the U.S. are covered under noncontributory pension plans. Plan benefits are based on final average compensation. The Company's funding policy for the domestic pension plan is to contribute the minimum ERISA contribution required under the projected unit credit actuarial cost method. Effective December 31, 1991, the Company suspended its domestic defined benefit pension plan. As a result of this suspension, employees will earn no additional benefits under the plan. The domestic plan is supplemented by an unfunded, nonqualified plan providing benefits (as computed under the benefit formula) in excess of limits imposed by Federal tax law. The cost of the supplemental plan was approximately $1,009, $1,053 and $1,005 in 1994, 1995 and 1996, respectively.

     Effective August 1996 the Company established an unfunded, nonqualified plan providing benefits to its officers, (the Executive Protection Plan) based on a percentage of final compensation. The cost of the Executive Protection Plan was approximately $87 in 1996.

     The Company also maintains a Savings Plus Plan. Under this plan, an eligible employee of the Company, or its participating subsidiaries, who has completed one year of continuous service and enrolls in the plan may elect to defer from 1% to 15% of specified compensation under a "cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code, subject to certain limitations. The Company contributes varying amounts (25% to 75%) on the first 6% of each participating employees eligible salary deferrals to various funds established by the plan. The cost of the plan was approximately $2,436, $2,657 and $2,332 in 1994, 1995 and 1996, respectively.

     The Company maintains a defined contribution benefit plan covering all employees eligible under the Savings Plus Plan. The amount of funds contributed to the plan each year, if any, is at the discretion of the Board of Directors, based on a percentage of an employee's total cash compensation. The cost of the plan was approximately $5,368, $3,096 and $2,761 in 1994, 1995 and 1996,
respectively.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

     Each of the Company's defined benefit plan's accumulated benefits exceed the plan's assets at December 31, 1996 and 1995. The following table sets forth the domestic and foreign pension plans' funded status and amounts recognized in the Company's consolidated financial statements at December 31:

                                                       1995                  1996
                                                ------------------    ------------------
                                                DOMESTIC   FOREIGN    DOMESTIC   FOREIGN
                                                 PLANS      PLAN       PLANS      PLAN
                                                --------   -------    --------   -------
Actuarial present value of benefit
  obligations:
  Vested benefits.............................  $(27,328)  $(3,123)   $(27,615)  $(4,685)
  Nonvested benefits..........................    (1,033)      (52)     (1,103)      (69)
                                                --------   -------    --------   -------
Accumulated benefit obligation................  $(28,361)  $(3,175)   $(28,718)   (4,754)
                                                ========   =======    ========   =======
Projected benefit obligation for service
  rendered to date............................   (28,361)   (3,920)    (28,767)   (5,768)
Plan assets at fair value, primarily
  participation in common trust funds.........    14,650     6,185      16,183     7,936
                                                --------   -------    --------   -------
Excess (deficiency) of plan assets over
  projected benefit obligation................   (13,711)    2,265     (12,584)    2,168
Unrecognized net asset at transition..........        --        (3)      1,217        (3)
Unrecognized net loss (gain)..................    15,110      (200)     12,458       398
Adjustment required to recognize minimum
  liability...................................   (15,110)       --     (13,626)       --
                                                --------   -------    --------   -------
Prepaid (accrued) pension cost................  $(13,711)  $ 2,062    $(12,535)    2,563
                                                ========   =======    ========   =======

                                            1994                 1995                  1996
                                     ------------------   ------------------    ------------------
                                     DOMESTIC   FOREIGN   DOMESTIC   FOREIGN    DOMESTIC   FOREIGN
                                      PLANS      PLAN      PLANS      PLAN       PLANS      PLAN
                                     --------   -------   --------   -------    --------   -------
Service cost for benefits earned
  during the period................  $    --     $ 149    $    --     $ 158     $    24     $ 447
Interest cost on projected benefit
  obligation.......................    1,639       224      1,809       253       1,916       344
Return on plan assets..............      334      (520)    (2,728)     (526)     (1,904)     (666)
Net amortization and deferral......   (1,141)      (43)     1,996        (3)      1,335        --
                                     -------     -----    -------     -----     -------     -----
Pension expense (income)...........  $   832     $(190)   $ 1,077     $(118)    $ 1,371     $ 125
                                     =======     =====    =======     =====     =======     =====

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation for 1995 and 1996 was 6.8% and 7.1%, respectively. No compensation increase has been assumed as no additional benefits will be earned under the domestic plans. The assumed compensation increase under the Executive Protection Plan and foreign plan was 5% and 4%, respectively. The expected long-term rate of return on plan assets for 1995 and 1996 was 10% and 9.5%, respectively.

     The Company has recognized additional liabilities related to each of its domestic plans as the unfunded liability recognized as accrued pension cost is less than the actuarially determined accumulated benefit obligation. The additional liability is reflected in the accompanying balance sheets as follow at December 31:

                                                               1995      1996
                                                              -------   -------
Unrecognized prior service cost (increase intangible
  assets)...................................................  $    --   $ 1,217
Additional liability in excess of unrecognized prior service
  cost (decrease stockholders' equity)......................   15,110    12,409
                                                              -------   -------
Additional liability (increase accounts payable and accrued
  expenses).................................................  $15,110   $13,626
                                                              =======   =======

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

(8) INCOME TAXES

     The provision for income taxes for the years ended December 31 consists of the following:

                                                               1994     1995     1996
                                                              ------   ------   ------
Current:
  State.....................................................  $  823   $  448   $1,148
  Foreign                                                      1,676      866    1,852
                                                              ------   ------   ------
                                                               2,499    1,314    3,000
Deferred....................................................   1,501       --       --
                                                              ------   ------   ------
                                                              $4,000   $1,314   $3,000
                                                              ======   ======   ======

     Net income tax payments amounted to $102, $1,640 and $2,196 in the years ended December 31, 1994, 1995 and 1996, respectively.

     Reconciliations of income taxes at the statutory U.S. Federal income tax rate and the effective tax rate for the years ended December 31 are as follows:

                                                            1994       1995      1996
                                                           -------   --------   -------
Federal income tax provision at statutory rate...........  $ 1,794   $(45,964)  $   164
Intangible amortization and adjustments..................    3,856      6,070     5,884
Provision for state taxes net of federal benefit.........      535         --       746
Change in the beginning of the year valuation allowance
  for deferred tax assets allocated to income tax
  expense................................................   (1,345)    44,383      (684)
Effect of foreign operations.............................   (1,170)    (2,625)   (3,199)
Other....................................................      330       (550)       89
                                                           -------   --------   -------
                                                           $ 4,000   $  1,314   $ 3,000
                                                           =======   ========   =======

     Income (loss) before income tax expense from foreign sources was $5,216, $7,049 and $8,436 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The significant components of deferred income tax expense for the years ended December 31 are as follows:

                                                              1994       1995     1996
                                                             -------   --------   -----
Deferred tax expense (benefit) (arising from changes in
  deferred tax assets and liabilities).....................  $ 2,845   $(47,010)  $ 684
Increase (decrease) in beginning-of-the-year balance of the
  valuation allowance for deferred tax assets..............   (1,344)    47,010    (684)
                                                             -------   --------   -----
                                                             $ 1,501   $     --   $  --
                                                             =======   ========   =====

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at December 31 relate to the following:

                                                                1995        1996
                                                              ---------   ---------
Deferred tax assets:
  Estimated self-insurance liability........................  $  59,859   $  54,060
  Accrued expenses-pension..................................       (217)        800
  Accounts receivable, principally due to allowance for
     doubtful accounts......................................      5,600       6,391
  Accrued salaries and bonuses..............................      4,225       2,103
  Accrued expenses -- other.................................        881      (1,315)
  Net operating loss carryforwards..........................     87,952      76,672
  Business tax credit carryforwards.........................      5,881       5,881
  Alternative minimum tax credit carryforwards..............      2,811       2,811
  Foreign tax credit carryforwards..........................      3,035       4,319
  Foreign tax assets and net operating loss carryforwards...        245       1,308
  Other.....................................................        479         479
                                                              ---------   ---------
     Total gross deferred tax assets........................    170,751     153,509
     Less valuation allowance...............................   (112,697)   (112,013)
                                                              ---------   ---------
     Net deferred tax assets................................     58,054      41,496
Deferred tax liabilities:
  Vehicles, principally due to differences in
     depreciation...........................................    (19,515)     (2,986)
  Other assets, principally due to research and
     development............................................    (23,196)    (22,714)
  Intangibles, principally due to amortization of
     identifiable items.....................................    (12,483)    (13,387)
  Other.....................................................     (2,860)     (2,409)
                                                              ---------   ---------
  Total gross deferred tax liabilities......................    (58,054)    (41,496)
                                                              ---------   ---------
Net deferred tax asset......................................  $      --   $      --
                                                              =========   =========

     At December 31, 1996, the Company has net operating loss carryforwards for federal income tax purposes of $207,222 which are available to offset future federal taxable income through 2011. The Company's business tax credit carryforwards for federal income tax purposes are available to reduce future federal income taxes through 2011 and the Company's alternative minimum tax credit carryforwards are available to reduce future federal regular income taxes, if any, over an indefinite period. The foreign tax credits, available to reduce future federal income taxes, if any, expire from 1997 through 2001. During the year, as a result of the Recapitalization Plan, the Company experienced a change of ownership for income tax purposes which may limit the availability of the above carryover in future years.

     Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1996 will be allocated as follows:

                                                               AMOUNT
                                                              --------
Income tax benefit that would be reported in the
  consolidated statements of operations.....................  $ 95,764
Reduction of intangibles, including goodwill................    16,249
                                                              --------
                                                              $112,013
                                                              ========

(9) LITIGATION

     The Company was a defendant in a lawsuit (in which it filed counter claims) that sought unspecified damages for alleged breach of contract related to its interest in the INTRICO Partnership (a joint venture partnership, which was created to develop a new state of the art hotel and vehicle rental reservation system). In January 1994 the Company reached a settlement in this matter. Amounts received in the settlement were sufficient to reimburse the Company for its investment in the partnership, capitalized expenditures and capitalized interest and had no other material impact on the Company's consolidated financial condition.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

     Other litigation arising in the normal course of business is pending against the Company. Management believes that the Company has meritorious defenses to all significant litigation and that the ultimate outcome of the litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(10) LEASES AND AIRPORT CONCESSION FEES

     Expenses for operating leases and airport concession fees for the years ended December 31 amount to:

                                                         1994       1995       1996
                                                        -------    -------    -------
Minimum fees..........................................  $73,401    $66,439    $71,540
Contingent fees.......................................   24,855     32,113     28,340
                                                        -------    -------    -------
                                                        $98,256    $98,552    $99,880
                                                        =======    =======    =======

     Vehicle leasing expenses of $20,154, $20,937 and $24,713 for the years ended December 31, 1994, 1995 and 1996, respectively, are not included in the table above.

     Contingent fees are largely based on a percentage of revenues at certain locations. The Company is required by most of the leases for its operating facilities to pay real estate taxes, insurance and other occupancy expenses. In addition, the Company guarantees airport concession fees on behalf of certain franchisees.

     Future minimum commitments as of December 31, 1996 for noncancelable leases and concession agreements are as follows:

                                                               AMOUNT
                                                              --------
1997........................................................  $ 58,146
1998........................................................    35,767
1999........................................................    23,092
2000........................................................    16,923
2001........................................................    12,977
Thereafter..................................................    61,640
                                                              --------
                                                              $208,545
                                                              ========

     Several of the Company's leases include renewal options for varying periods.

(11) MANDATORY REDEEMABLE PREFERRED STOCK

     Series X preferred stock (Series X): The Series X is entitled to cumulative dividends, payable quarterly, when and if declared by the Board of Directors, at an annual rate of 7.5% of its stated value. The Series X is subject to mandatory redemption in March 2004 at its then liquidation value (stated value plus any unpaid accumulated dividends). The Series X ranks prior to all other equity securities of the Company with respect to dividends rights and rights upon liquidation.

     The Series X stockholders may vote only with respect to matters which would alter or change the powers, preferences or special rights of the shares including authorization to issue any stock ranking equal or prior to the Series
X. A majority of Series X shares are required to approve any matters brought to a vote.

     Series A preferred stock (Series A): The Series A is entitled to cumulative dividends, payable quarterly, when and if declared by the Board of Directors, at an annual rate of 10% of its stated value. The Series A is subject to mandatory redemption in March 2004 at its then liquidation value (stated value plus any unpaid accumulated dividends). The Series A ranks prior to all other equity securities of the Company other than Series X with respect to dividend rights and rights upon liquidation.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

     The Series A stockholders may vote only with respect to matters which would alter or change the powers, preferences or special rights of the shares including authorization to issue any stock ranking equal or prior to the Series
A. A majority of Series A shares are required to approve any matters brought to a vote. The affirmative vote of the original purchaser is required to approve these matters as long as the original purchaser owns shares of Series A and Series B preferred stock which collectively have an aggregate stated value of at least $1,000.

(12) STOCKHOLDERS' EQUITY

     Series B preferred stock (Series B): The Series B is entitled to cumulative dividends, payable quarterly, when and if declared by the Board of Directors, equal to 100% of earnings, after deduction of dividends on the Series A, up to a maximum annual dividend of $25,000. The Series B ranks prior to the common stock with respect to rights upon liquidation.

     The Series B stockholders may vote only with respect to matters which would alter or change the powers, preferences or special rights of the shares including authorization to issue any stock ranking equal or prior to the Series
B. A majority of Series B shares is required to approve any matters brought to a vote.

(13) ENVIRONMENTAL MATTERS

     The Company has recorded amounts which, in management's best estimate, will be sufficient to satisfy anticipated costs of known remediation requirements. At December 31, 1996 the Company has accrued $3,400 for estimated environmental remediation costs and expects to expend approximately $1,900 during 1997. Amounts receivable from third parties for reimbursement of remediation expenditures is not significant.

     Due to factors such as continuing changes in environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and changes in the extent of expected remediation efforts, estimated costs for future environmental compliance and remediation are subject to uncertainty and it is difficult to predict the amount or timing of future remediation requirements. The Company does not expect such future costs to have a material adverse effect on the Company's consolidated financial position or results of operations.

(14) RELATED-PARTY TRANSACTIONS

     Prior to the Recapitalization Plan, Ford Motor Company (Ford) and its affiliates held all of the outstanding preferred stock of the Company and hold a minimal amount of Series X at December 31, 1996. Ford and the Company are parties to a vehicle supply agreement, effective through August 1998, pursuant to which owned locations are to acquire at least 70% of their annual vehicle purchases from Ford. The agreement provides that Ford vehicles will be competitive with vehicles of other manufacturers in terms of price and other factors. A related agreement between Ford and the Company, effective through August 2007, provides for certain incentives to be paid by Ford to the Company dependent on the attainment of certain volume purchase requirements. Ford represents the Company's largest debtor and creditor at December 31, 1995 and 1996.

(15) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents, receivables and accounts payable and accrued expenses: The carrying amounts approximate fair value due to the short maturity of these instruments.

     Notes payable: The carrying amounts approximate fair value as a majority of the obligations incur interest at a floating, market rate that is reset monthly. In addition, the significant terms of fixed rate obligations do not differ materially from those currently available to the Company.

                 BUDGET RENT A CAR CORPORATION AND SUBSIDIARIES

     Interest rate cap agreements: As described in note 6 to the consolidated financial statements, the Company has recorded $3,600 in capitalized fees related to various interest rate cap agreements. The fair value of these agreements at December 31, 1996, based on a sampling of financial institutions' and brokers' quotes is approximately $2,020.

(16) GEOGRAPHICAL SEGMENT INFORMATION

     The Company operates in two major geographical areas; North America and International.

     Information by area for the years ended December 31 is as follows:

                                                        1994         1995         1996
                                                     ----------   ----------   ----------
Revenue:
  North America....................................  $1,040,847   $1,064,182   $  997,907
  International....................................     114,919      129,288      134,914
                                                     ----------   ----------   ----------
          Total....................................  $1,155,766   $1,193,470   $1,132,821
                                                     ==========   ==========   ==========
Income Before Taxes:
  North America....................................  $   (3,209)  $ (140,921)  $  (10,882)
  International....................................       8,334        9,595       11,351
                                                     ----------   ----------   ----------
          Total....................................  $    5,125   $ (131,326)  $      469
                                                     ==========   ==========   ==========
Identifiable Assets:
  North America....................................  $2,440,040   $2,318,120   $2,142,798
  International....................................     162,334      169,995      185,317
                                                     ----------   ----------   ----------
          Total....................................  $2,602,374   $2,488,115   $2,328,115
                                                     ==========   ==========   ==========

(17) SUBSEQUENT EVENT -- SALE OF THE COMPANY

     On January 13, 1997, Team Rental Group, Inc. and its subsidiaries (TEAM) entered into stock purchase agreements (the Agreements) with Ford, the common stockholder of the Company and the Company, pursuant to which TEAM agreed to acquire the capital stock of the Company. Under the Agreements, all outstanding fleet lender revolving notes and commercial paper payable will be refinanced. In addition, the Company will be obligated to repay a portion of its outstanding indebtedness under the revolving credit facility and Ford will cancel a portion of the indebtedness.

                                                                         ANNEX A

                                TEXT OF PROPOSED
                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            TEAM RENTAL GROUP, INC.

     Team Rental Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          1. That pursuant to an action duly and properly taken by the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and referring said amendment to the stockholders of the Corporation for consideration thereof and approval and adoption by the stockholders at the annual meeting of the stockholders of the Corporation to be duly called by the Board of Directors of the Corporation (the "Annual Meeting"). The resolution setting forth the proposed amendment (the "Amendment") is as follows:

             NOW, THEREFORE, BE IT RESOLVED, that Section FIRST of the Company's Certificate of Incorporation is hereby amended by deleting Section FIRST in its entirety and replacing it with the following:

             "FIRST: Name.  The name of the Corporation is Budget Group, Inc."

             FURTHER RESOLVED, that Section FOURTH of the Company's Certificate of Incorporation is hereby amended by deleting paragraph A of Section FOURTH in its entirety and replacing it with the following:

             "FOURTH: A. Authorized Capital.

                The Corporation is authorized to issue 37,750,000 shares of capital stock, consisting of 37,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 250,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Of the shares of Common Stock, 35,000,000 shares shall be designated "Class A Common Stock" and 2,500,000 shares shall be designated "Class B Common Stock." The rights, preferences, privileges and restrictions granted and imposed upon the Preferred Stock, the Class A Common Stock and the Class B Common Stock are set forth below."

          2. That thereafter, pursuant to a resolution of the Board of Directors calling for the Amendment to be submitted to a vote of the stockholders at the Annual Meeting, the Amendment was approved and adopted by the stockholders at the Annual Meeting, at which meeting the necessary number of shares were voted in favor of the Amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

          3. That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          4. The undersigned officer of the Corporation hereby acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed to this Certificate and has caused this Certificate to be signed this day of April, 1997.

                                          By:

                                            ------------------------------------
                                            Sanford Miller
                                            Chairman and Chief Executive Officer

                                                                         ANNEX B

                        1994 INCENTIVE STOCK OPTION PLAN

     SENTENCES OR PARAGRAPHS CONTAINING PROPOSED AMENDMENTS ARE SET FORTH IN ALL CAPITAL LETTERS.

     1. Purpose. The purpose of this plan is to advance the interests of TEAM Rental Group, Inc. by providing an opportunity to selected key employees of the Company and its Subsidiaries to purchase shares of Common Stock through the exercise of options granted pursuant to this Plan, which may be either Incentive Options or Nonqualified Options. By encouraging such stock ownership, the Company seeks to establish as close an identity as feasible between the interests of the Company and its Subsidiaries and those of such key employees and also seek to attract, retain, motivate and reward employees of superior ability, training and experience.

     2. Definitions

          (1) Board means the Board of Directors of the Company.

          (2) Code means the Internal Revenue Code of 1986 and regulations thereunder, as amended from time to time.

          (3) Committee means the committee appointed by the Board responsible for administering the Plan in accordance with Section 5.

          (4) Common Stock means the Class A common stock of the Company, par value $.01 per share, and the Class B common stock, par value $.01 per share, of the Company.

          (5) Company means TEAM Rental Group, Inc., a Delaware corporation.

          (6) Director means each individual who is serving as a member of the Board as of the time of reference.

          (7) Employee means an employee of the Company or any Subsidiary within the meaning of Code Section 3401(c); "key employee" means a salaried Employee who is determined by the Committee to be eligible to be granted Options under the Plan.

          (8) Exchange Act means the Securities Exchange Act of 1934 and the rules and regulations promulgated pursuant thereto, as amended from time to time.

          (9) Incentive Option means a stock option intended to qualify as an "incentive stock option" within the meaning of Code Section 422 and designated as such.

          (10) Nonqualified Option means a stock option not intended to be an Incentive Option and designated as a nonqualified stock option, the federal income tax treatment of which is determined generally under Code Section 83.

          (11) Option means either an Incentive Option or a Nonqualified Option granted pursuant to this Plan.

          (12) Plan means this TEAM Rental Group, Inc. 1994 Incentive Stock Option Plan as set forth herein, and as amended from time to time.

          (13) Securities Act means the Securities Act of 1933 and rules and regulations promulgated pursuant thereto, as amended from time to time.

          (14) Subsidiary means a "subsidiary" of the Company within the meaning of Code Section 424(f), which generally is defined as any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     3. Effective Date. This Plan was approved and adopted by the Board on April 25, 1994. The effective date of the Plan is April 25, 1994, the date on which the Plan was approved by the stockholders of the Company.

     4. Stock Subject to Plan. The maximum aggregate number of shares of Common Stock that may be made subject to Options granted hereunder is 1,750,000 shares, which number shall be adjusted in accordance with Section 9 in the event of any change in the Company's capital structure. Shares of Common Stock issued pursuant to the Plan may consist, in whole or in part, of either authorized and unissued shares or issued shares held in the Company's treasury. Any shares subject to an Option that for any reason expires or is terminated unexercised as to such shares may again be the subject of an Option under the Plan.

     5. Administration. The Plan shall be administered by a Committee appointed by the Board consisting of not fewer than two individuals who are Directors, who are not Employees and who are "NON-EMPLOYEE DIRECTORS" UNDER RULE 16B-3 PURSUANT TO SECTION 16 OF THE EXCHANGE ACT. The Board shall have the discretion to remove and appoint members of the Committee from time to time. The Committee shall have full power and discretion, subject to the express provisions of the Plan, (i) to determine the key employees to whom Options are to be granted, the time or times at which Options are to be granted, the number of shares of Common Stock to be made subject to each Option, whether each Option is to be an Incentive Option or a Nonqualified Option, the exercise price per share under each Option, and the maximum term of each Option; (ii) to interpret and construe the Plan and to prescribe, amend and rescind rules and regulations for its administration; (iii) to determine the terms and provisions of each option agreement evidencing an Option; and (iv) to make all other determinations the Committee deems necessary or advisable for administering the Plan. All decisions of the Committee shall be made by a majority of its members, which shall constitute a quorum, and shall be reflected in minutes of its meetings.

     6. Eligibility. Options may be granted to such Employees who are key employees as the Committee selects. A Director who is not an Employee is not eligible to receive Options pursuant to this Plan.

     7. Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by stock option agreements in such form and containing such terms and conditions as the Committee shall determine. If an Employee to whom an Option is granted does not execute an option agreement evidencing that Option in the form prescribed by the Committee within the later of (i) thirty days from the date of grant of the Option or (ii) ten days after the Employee's receipt of an option agreement from the Company, the Option shall be void and of no further force or effect. Each Option agreement evidencing an Option shall contain among its terms and conditions the following:

          (1) Price. Subject to the conditions on Incentive Options contained in Section 8(2), if applicable, the purchase price per share of Common Stock payable upon the exercise of each Option granted hereunder shall be as determined by the Committee in its discretion but shall not be less than the fair market value of the Common Stock on the day the Option is granted. The fair market value of Common Stock shall be determined as follows:

             (i) if the Common Stock is listed on a national securities exchange or is a National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System security, the last reported sale price on such exchange or system on the trading day immediately preceding the date of a grant hereunder; or

             (ii) if the Common Stock is not so listed, the mean of the last bid and asked prices reported by NASDAQ, or if no such reports are available, by the National Quotation Bureau Incorporated on the trading day immediately preceding the date of a grant hereunder.

          (2) Number of Shares and Kind of Option. Each option agreement shall specify the number of shares to which it pertains and shall specify whether the Option is a Nonqualified Option or an Incentive Option.

          (3) Terms of Exercise. Subject to the conditions on Incentive Options contained in Section 8(2), if applicable, and to Section 10, each Option shall be exercisable for the full amount or for any part thereof and at such intervals or in such installments as the Committee may determine at the time it grants such Option; provided, however, that (i) no Option shall be exercised as to fewer than 100 shares of Common Stock or, if less, the total number of shares of Common Stock remaining unexercised under the Option, and (ii) no Option shall be exercisable with respect to any shares earlier than six months from the date the Option is granted or later than ten years after the date the Option is granted, except to the extent permitted in the event of the death or disability of the holder of a Nonqualified Option under Section 7(7).

          (4) Notice of Exercise and Payment. An Option shall be exercisable only by delivery of a written notice to the Company's Treasurer, or any other officer of the Company the Committee designates to receive such notices, specifying the number of shares of Common Stock for which the Option is being exercised. If the shares of Common Stock acquired upon exercise of an Option are not at the time of exercise effectively registered under the Securities Act, the optionee shall provide to the Company, as a condition to the optionee's exercise of the Option, a letter, in form and substance satisfactory to the Company, to the effect that the shares are being purchased for the optionee's own account for investment and not with a view to distribution or resale, and to such other effects as the Company deems necessary or appropriate to comply with federal and applicable state securities laws. Payment shall be made in full at the time the Option is exercised. Payment shall be made by:

              (i) cash;

             (ii) delivery and assignment to the Company of shares of Common Stock owned by the optionee;

             (iii) a combination of (i) and (ii); or

             (iv) delivery of a written exercise notice, including irrevocable instructions to the Company to deliver the stock certificates issuable upon exercise of the Option directly to a broker named in the notice that has agreed to participate in a "cashless" exercise on behalf of the optionee.

     Upon the optionee's satisfaction of all conditions required for the exercise of the Option and payment in full of the purchase price for the shares being acquired, the Company shall, within a reasonable period of time following such exercise, deliver a certificate representing the shares of Common Stock so acquired; provided, that the Company may postpone issuance and delivery of shares upon any exercise of an Option to the extent necessary or advisable to comply with applicable exchange listing requirements, National Association of Securities Dealers, Inc. ("NASD") requirements, or federal or state securities laws.

          (5) Withholding Taxes. The Company's obligation to deliver shares of Common Stock upon exercise of an Option, in whole or in part, shall be subject to the optionee's satisfaction of all applicable federal, state and local tax withholding obligations.

          (6) Nontransferability of Option. No Option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee (or the optionee's guardian or legal representative).

          (7) Termination of Options. Each option agreement evidencing an Option shall contain provisions for the termination of the Option if the optionee ceases for any reason to be an Employee, which provisions shall be no more favorable to the optionee than the following:

             (i) Termination With Consent. If the optionee ceases to be an Employee and the Company or Subsidiary that is the Employee's primary employer at the time of termination consents in writing to the optionee's exercise of an Option following such termination, then the optionee may, at any time within a period of 90 days following the date of such termination, exercise such Option to the extent that the Option was exercisable on the date the optionee ceased to be an Employee;

             (ii) Retirement. If the optionee ceases to be an Employee by reason of retirement under one or more of the Company's (or Subsidiary's) retirement plans including, without limitation, early retirement, then the optionee may, at any time within a period of 90 days following the date of such termination, exercise each Option held by the optionee on such date to the full extent of the Option;

             (iii) Death or Disability. In the event of the Optionee's death or disability (within the meaning of Code Section 22(e)(3)) either (x) while an Employee or (y) with respect only to Nonqualified Options, while eligible to exercise a Nonqualified Option under Subsections 7(7)(i) or (ii) above, then the optionee (or the optionee's legal representative, executor, administrator, or person acquiring an Option by bequest or inheritance) may, at any time within a period of one year following the date of the optionee's death or commencement of disability, exercise each Option held by the optionee on such date to the full extent of the Option; and

             (iv) Other Termination. If the optionee ceases to be an Employee for any reason other than those enumerated in Subsections 7(7)(i) through (iii) above, each Option granted to the optionee to the extent outstanding on the date of such termination of employment, shall terminate immediately on such termination of employment and may not be exercised thereafter;

     provided, however, that no Option may be exercised to any extent by anyone after the date of expiration of the Option's term, except that a Nonqualified Option shall remain exercisable as provided in Subsection 7(7)(iii) regardless of the Option's term.

          (8) Legends. Any restriction on transfer of shares of Common Stock provided in this Plan or in the option agreement evidencing any Option shall be noted or referred to conspicuously on each certificate evidencing such shares.

     8. Restrictions on Incentive Options. Incentive Options (but not Nonqualified Options) granted under this Plan shall be subject to the following restrictions:

          (1) Limitation on Number of Shares. The aggregate fair market value, determined as of the date an Incentive Option is granted, of the shares with respect to which Incentive Options are exercisable for the first time by an Employee during any calendar year shall not exceed $100,000. If an Incentive Option is granted pursuant to which the aggregate fair market value of shares with respect to which it first become exercisable in any calendar year by an Employee exceeds the aforementioned $100,000 limitation, the portion of such Option which is in excess of the $100,000 limitation shall be treated as a Nonqualified Option pursuant to Code
     Section 422(d)(1). In the event that an Employee is eligible to participate in any other stock option plan of the Company or a Subsidiary which is also intended to comply with the provisions of Code Section 422, the $100,000 limitation shall apply to the aggregate number of shares for which Incentive Options may be granted under all such plans.

          (2) 10% Stockholder. If an Employee to whom an Incentive Option is granted pursuant to the provisions of the Plan is on the date of grant the owner of stock (as determined under Code Section 424(d)) possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary, then the following special provisions shall be applicable to the Incentive Option granted to such individual:

             (i) The Option price per share subject to such Incentive Option shall not be less than 110% of the fair market value of one share on the date of grant; and

             (ii) The Incentive Option shall not have a term in excess of five
        (5) years from its date of grant.

     9. Adjustment for Changes in Capitalization. Appropriate and equitable adjustment shall be made in the maximum number of shares of Common Stock subject to the Plan under Section 4 and, subject to Section 10, in the number, kind and option price of shares of Common Stock subject to then outstanding Options to give effect to any changes in the outstanding Common Stock by reason of any stock dividend, stock split, stock combination, merger, consolidation, reorganization, recapitalization or any other change in the capital structure of the Company affecting the Common Stock after the effective date of the Plan.

     10. Change in Control; Merger, Etc.

          (1) Change in Control. Upon the occurrence of any of the events listed below, all outstanding Incentive Options and Nonqualified Options held by all optionees pursuant to this Plan shall become immediately exercisable in full. The events are as follows:

             (i) The sale by the Company of all or substantially all of its assets, or all or substantially all of the assets of its Subsidiaries, taken as a whole;

             (ii) Any of the following events if, immediately following such event, a majority of the Directors consists of persons who were not Directors immediately prior to the date of such event:

                (a) the sale of 50% or more of the outstanding shares of Common Stock of the Company in a single transaction or related series of transactions;

                (b) the consummation of a tender offer (by a party other than the Company) for more than 50% of the outstanding shares of Common Stock of the Company; or

                (c) subject to Section 10(2) below, the consummation of a merger or consolidation involving the Company; or

             (iii) An election of new Directors if immediately following such election a majority of the Directors consists of persons who were not nominated by the Board or nominating committee thereof to stand for election as Directors in such election.

          (2) Where Company Does Not Survive. In the event of a merger or consolidation to which the Company is a party but is not the surviving company, the Committee in its discretion may vote to negate and give no effect to the acceleration of Options pursuant to Section 10(1)(ii)(c), but only if and to the extent that an executed agreement of merger or consolidation provides that the optionee holding such an Option shall receive the same merger consideration as the optionee would have received as a stockholder of the Company had the exercisability of the Option been accelerated in accordance with Section 10(1)(ii)(c) and had the optionee, immediately prior to the merger or consolidation, exercised the Option for the full number of shares subject thereto, paid the exercise price in full, and satisfied all other conditions for the exercise of the Option.

          (3) Liquidation or Dissolution. The provisions of Section 9 and Subsections 10(1) and (2) shall not cause any Option to terminate other than in accordance with other applicable provisions of the Plan. However, in the event of the liquidation or dissolution of the Company, each outstanding Option shall terminate, except to the extent otherwise specifically provided in the option agreement evidencing the Option.

     11. Rights of Optionees. No Employee shall have a right to be granted an Option or, having received an Option, a right again to be granted an Option. An optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by his or her Option until the date the Option has been exercised and the full purchase price for such shares has been received by the Company. Nothing in this Plan or in any Option granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate or modify the terms or conditions of the employment of the Option holder.

     12. Amendment and Termination of the Plan. Unless sooner terminated by the Board, the Plan shall terminate, so that no Options may be granted pursuant to it thereafter, on April 24, 2004. The Board may at any time amend, suspend or terminate the Plan in its discretion without further action on the part of the stockholders of the Company, except that:

          (1) no such amendment, suspension or termination of the Plan shall adversely affect or impair any then outstanding Option without the consent of the optionee holding the Option; and

          (2) any such amendment, suspension or termination that requires approval by the stockholders of the Company to comply with applicable provisions of the Code, rules promulgated pursuant to Section 16 of the Exchange Act, applicable state law or NASD or exchange listing requirements shall be subject to approval by the stockholders of the Company within the applicable time period prescribed thereunder, and shall be null and void if such approval is not obtained.

                                                                         ANNEX C

                       1994 DIRECTORS' STOCK OPTION PLAN

     SENTENCES OR PARAGRAPHS CONTAINING PROPOSED AMENDMENTS ARE SET FORTH IN ALL CAPITAL LETTERS.

     1. Purpose. The purpose of this plan is to advance the interests of TEAM Rental Group, Inc. by providing an opportunity to selected directors of the Company to purchase shares of Common Stock through the exercise of options granted pursuant to this Plan, which shall be nonqualified options. By encouraging such stock ownership, the Company seeks to establish as close an identity as feasible between the interests of the Company and those of its directors and also seeks to attract, retain, motivate and reward individuals of superior ability and experience.

     2. Definitions

          (1) Board means the Board of Directors of the Company.

          (2) Code means the Internal Revenue Code of 1986 and regulations thereunder, as amended from time to time.

          (3) Common Stock means the Class A common stock of the Company, par value $.01 per share.

          (4) Company means TEAM Rental Group, Inc., a Delaware corporation.

          (5) Director means each individual who is serving as a member of the Board as of the time of reference.

          (6) Exchange Act means the Securities Exchange Act of 1934 and the rules and regulations promulgated pursuant thereto, as amended from time to time.

          (7) Option means a nonqualified option, the federal income tax treatment of which is determined generally under Code Section 83, granted pursuant to this Plan.

          (8) Plan means this TEAM Rental Group, Inc. 1994 Directors' Stock Option Plan as set forth herein, and as amended from time to time.

          (9) Securities Act means the Securities Act of 1933 and rules and regulations promulgated pursuant thereto, as amended from time to time.

          (10) Subsidiary means a "subsidiary" of the Company within the meaning of Code Section 424(f), which generally is defined as any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     3. Effective Date. This Plan was approved and adopted by the Board on April 25, 1994. The effective date of the Plan is April 25, 1994, the date on which the Plan was approved by the stockholders of the Company.

     4. Stock Subject to Plan. The maximum aggregate number of shares of Common Stock that may be made subject to Options granted hereunder is 150,000 shares, which number shall be adjusted in accordance with Section 8 in the event of any change in the Company's capital structure. Shares of Common Stock issued pursuant to the Plan may consist, in whole or in part, of either authorized and unissued shares or issued shares held in the Company's treasury. Any shares subject to an Option that for any reason expires or is terminated unexercised as to such shares may again be the subject of an Option under the Plan.

     5. Administration. THE PLAN SHALL BE ADMINISTERED BY THE BOARD. THE BOARD SHALL HAVE FULL POWER AND DISCRETION, SUBJECT TO THE EXPRESS PROVISIONS OF THE PLAN, (i) TO DETERMINE THE NON-EMPLOYEE DIRECTORS TO WHOM OPTIONS ARE TO BE GRANTED, THE TIME OR TIMES AT WHICH OPTIONS ARE TO BE GRANTED,

THE NUMBER OF SHARES OF COMMON STOCK TO BE MADE SUBJECT TO EACH OPTION, THE EXERCISE PRICE PER SHARE UNDER EACH OPTION, AND THE MAXIMUM TERM OF EACH OPTION;
(ii) TO INTERPRET AND CONSTRUE THE PLAN AND TO PRESCRIBE, AMEND AND RESCIND RULES AND REGULATIONS FOR ITS ADMINISTRATION; (iii) TO DETERMINE THE TERMS AND PROVISIONS OF EACH OPTION AGREEMENT EVIDENCING AN OPTION; AND (IV) TO MAKE ALL OTHER DETERMINATIONS THE BOARD DEEMS NECESSARY OR ADVISABLE FOR ADMINISTERING THE PLAN. ALL DECISIONS OF THE BOARD SHALL BE MADE BY A MAJORITY OF ITS MEMBERS, WHICH SHALL CONSTITUTE A QUORUM, AND SHALL BE REFLECTED IN MINUTES OF ITS MEETINGS. To the extent that recordkeeping and other ministerial functions must be performed to administer and operate the Plan properly, either the Board or a committee appointed by the BOARD consisting of not fewer than two individuals shall perform such administrative functions. The Board shall have the discretion to remove and appoint members of the committee from time to time.

     6. Eligibility. Each individual who is a Director and who is not an employee shall be ELIGIBLE TO RECEIVE GRANTS OF OPTIONS UNDER THE PLAN.

     7. [INTENTIONALLY OMITTED BY AMENDMENT.]

     8. Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by stock option agreements. If a Director to whom an Option is granted does not execute an option agreement evidencing that Option in the form prescribed by the Board within the later of (i) thirty days from the date of grant of the Option or (ii) ten days after the Director's receipt of an option agreement from the Company, the Option shall be void and of no further force or effect. Each option agreement evidencing an Option shall contain among its terms and conditions the following:

          (1) Price. The purchase price per share of Common Stock payable upon the exercise of each Option granted hereunder shall be the fair market value of the Common Stock on the day the Option is granted. The fair market value of Common Stock shall be determined as follows:

             (i) if the Common Stock is listed on a national securities exchange or is a National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System security, the last reported sale price on such exchange or system on the trading day immediately preceding the date of a grant hereunder; or

             (ii) If the Common Stock is not so listed, the mean of the last bid and asked prices reported by NASDAQ, or if no such reports are available, by the National Quotation Bureau Incorporated on the trading day immediately preceding the date of a grant hereunder.

          (2) Terms of Exercise. Subject to Section 10, each Option shall be exercisable in full; provided, however that (i) no Option shall be exercised as to fewer than 100 shares of Common Stock or, if less, the total number of shares of Common Stock remaining unexercised under the Option, and (ii) no Option shall be exercisable with respect to any shares earlier than six months from the date the Option is granted or later than ten years after the date the Option is granted, except to the extent permitted in the event of the death or disability of the holder of an Option under Section 8(5).

          (3) Notice of Exercise and Payment. An Option shall be exercisable only by delivery of a written notice to the Company's Treasurer specifying the number of shares of Common Stock for which the Option is being exercised. If the shares of Common Stock acquired upon exercise of an Option are not at the time of exercise effectively registered under the Securities Act, the optionee shall provide to the Company, as a condition to the optionee's exercise of the Option, a letter, in form and substance satisfactory to the Company, to the effect that the shares are being purchased for the optionee's own account for investment and not with a view to distribute or resale, and to such other effects as the Company deems necessary or appropriate to comply with federal and applicable state securities laws. Payment shall be made in full at the time the Option is exercised. Payment shall be made by:

           (i) cash;

             (ii) delivery and assignment to the Company of shares of Common Stock owned by the optionee;

             (iii) a combination of (i) and (ii); or

             (iv) delivery of a written exercise notice, including irrevocable instructions to the Company to deliver the stock certificates issuable upon exercise of the Option directly to a broker named in the notice that has agreed to participate in a "cashless" exercise on behalf of the optionee.

          Upon the optionee's satisfaction of all conditions required for the exercise of the Option and payment in full of the purchase price for the shares being acquired, the Company shall, within a reasonable period of time following such exercise, deliver a certificate representing the shares of Common Stock so acquired; provided, that the Company may postpone issuance and delivery of shares upon any exercise of an Option to the extent necessary to advisable to comply with applicable exchange listing requirements, National Association of Securities Dealers, Inc. ("NASD") requirements, or federal or state securities laws.

          (4) Nontransferability of Option. No Option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee (or the optionee's guardian or legal representative).

          (5) Termination of Options. Each option agreement evidencing an Option shall contain provisions for the termination of the Option if the optionee ceases for any reason to be a Director, which provisions shall be as follows:

             (i) Termination With Consent. If the Optionee ceases to be a Director of the Company or a Subsidiary and at the time of termination the Company consents in writing to the optionee's exercise of an Option following such termination, then the optionee may, at any time within a period of 90 days following the date of such termination, exercise such Option to the extent that the Option was exercisable on the date the optionee ceased to be a Director;

             (ii) Retirement. If the optionee ceases to be a Director by reason of retirement at or after age 65, then the optionee may, at any time within a period of 90 days following the date of such termination, exercise each Option held by the optionee on such date to the full extent of the Option;

             (iii) Death or Disability. In the event of the Optionee's death or disability (within the meaning of Code Section 22(e)(3)) either (x) while a Director or (y) while eligible to exercise an Option under Subsections 8(5)(i) or (ii) above, then the optionee (or the optionee's legal representative, executor, administrator, or person acquiring an Option by bequest or inheritance) may, at any time within a period of one year following the date of the optionee's death or commencement of disability, exercise each Option held by the optionee on such date to the full extent of the Option; and

             (iv) Other Termination. If the optionee ceases to be a Director for any reason other than those enumerated in Subsections 8(5)(i) through (iii) above, each Option granted to the optionee to the extent outstanding on the date of such termination, shall terminate immediately on such termination and may not be exercised thereafter;

     provided, however, that no Option may be exercised to any extent by anyone after the date of expiration of the Option's term, except that an Option shall remain exercisable as provided in Subsection 8(5)(iii) regardless of the Option's term.

          (6) Legends. Any restriction on transfer of shares of Common Stock provided in this Plan or in the option agreement evidencing any Option shall be noted or referred to conspicuously on each certificate evidencing such shares.

     9. Adjustment for Changes in Capitalization. Appropriate and equitable adjustment shall be made in the maximum number of shares of Common Stock subject to the Plan under Section 4 and, subject to Section 10, in the number, kind and option price of shares of Common Stock subject to then outstanding

Options to give effect to any changes in the outstanding Common Stock by reason of any stock dividend, stock split, stock combination, merger, consolidation, reorganization, recapitalization or any other change in the capital structure of the Company affecting the Common Stock after the effective date of the Plan.

     9. Change in Control; Merger, Etc.

          (1) Change in Control. Upon the occurrence of any of the events listed below, all outstanding Options held by all optionees pursuant to this Plan shall become immediately exercisable in full. The events are as follows:

             (i) The sale by the Company of all or substantially all of its assets, or all or substantially all of the assets of its Subsidiaries, taken as a whole;

             (ii) Any of the following events if, immediately following such event, a majority of the Directors consists of persons who were not Directors immediately prior to the date of such event:

                (a) the sale of 50% or more of the outstanding shares of Common Stock of the Company in a single transaction or related series of transactions;

                (b) the consummation of a tender offer (by a party other than the Company) for more than 50% of the outstanding shares of Common Stock of the Company; or

                (c) subject to Section 10(2) below, the consummation of a merger or consolidation involving the Company; or

             (iii) An election of new Directors if immediately following such election a majority of the Directors consists of persons who were not nominated by the Board or the nominating committee thereof to stand for election as Directors in such election.

          (2) Where Company Does Not Survive. In the event of a merger or consolidation to which the Company is a party but is not the surviving company, the Committee in its discretion may vote to negate and give no effect to the acceleration of Options pursuant to Section 10(1)(ii)(c), but only if and to the extent that an executed agreement of merger or consolidation provides that the optionee holding such an Option shall receive the same merger consideration as the optionee would have received as a stockholder of the Company had the exercisability of the Option been accelerated in accordance with Section 10(1)(ii)(c) and had the optionee, immediately prior to the merger or consolidation, exercised the Option for the full number of shares subject thereto, paid the exercise price in full, and satisfied all other conditions for the exercise of the Option.

          (3) Liquidation or Dissolution. The provisions of Section 8 and Subsections 9(1) and (2) shall not cause any Option to terminate other than in accordance with other applicable provisions of the Plan. However, in the event of the liquidation or dissolution of the Company, each outstanding Option shall terminate, except to the extent otherwise specifically provided in the option agreement evidencing the Option.

     11. Rights of Optionees. An optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by his or her Option until the date the Option has been exercised and the full purchase price for such shares has been received by the Company.

     12. Amendment and Termination of the Plan. Unless sooner terminated by the Board, the Plan shall terminate, so that no Options may be granted pursuant to it thereafter, on April 24, 2004. The Board may at any time amend, suspend or terminate the Plan in its discretion without further action on the part of the stockholders of the Company, except that:

          (1) no such amendment, suspension or termination of the Plan shall adversely affect or impair any then outstanding Option without the consent of the optionee holding the Option; and

          (2) any such amendment, suspension or termination that requires approval by the stockholders of the Company to comply with applicable provisions of the Code, rules promulgated pursuant to Section 16 of the Exchange Act, applicable state law or NASD or exchange listing requirements shall be subject to approval by the stockholders of the Company within the applicable time period prescribed thereunder, and shall be null and void if such approval is not obtained.

                                                                         ANNEX D
                                 [LETTERHEAD OF
                    CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
Team Rental Group, Inc.
125 Basin Street
Daytona Beach, Florida 32114

January 13, 1997

Members of the Board:

You have asked us to advise you with respect to the fairness to Team Rental Group, Inc. ("Team") from a financial point of view of the consideration to be paid by Team pursuant to the terms of the Budget Stock Purchase Agreement, dated as of January 13, 1997, between Budget Rent a Car Corporation ("Budget") and Team, the Preferred Stock Purchase Agreement, dated as of January 13, 1997, between Ford Motor Company ("Ford") and Team, and the Common Stock Purchase Agreement, dated as of January 13, 1997, between John J. Nevin and Team (collectively, the "Agreements"). The Agreements provide for the acquisition by Team of 100% of the equity securities of Budget (the "Stock Sale") for aggregate consideration of (i) $275 million in cash and (ii) the greater of (A) 4,500 shares of Team Series A Convertible Preferred Stock, par value $.01 per share (the "Team Preferred Stock"), and (B) a number of shares of Team Preferred Stock equal to the product of (x) .001 and (y) the quotient obtained by dividing 75,000,000 by the average of the closing prices of the Team Class A Common Stock, par value $.01 per share (the "Team Class A Stock"), on the Nasdaq National Market for the ten consecutive trading days immediately preceding the second trading day prior to the closing date of the Stock Sale. In addition, at the closing of the Stock Sale, Team will enter into a Supply Agreement with Ford and Budget (the "Supply Agreement") and Budget will enter into an Advertising Agreement with Ford and Budget Rent a Car Systems, Inc. (the "Advertising Agreement"), the forms of which are attached as exhibits to the Agreements.

In arriving at our opinion, we have reviewed the Agreements, the Supply Agreement and the Advertising Agreement, certain publicly available business and financial information relating to Team, and certain business and financial information relating to Budget provided by Ford and Budget. We have also reviewed certain other information, including financial forecasts, provided to us by Budget and Team, and have met with the managements of Team and Budget to discuss the businesses and prospects of Team and Budget.

We have also considered certain financial data of Budget, and we have compared that data with similar data for publicly held companies in businesses similar to those of Team and Budget and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Team and Budget as to the future financial performance of Team and Budget. We have also, with your consent, assumed that no penalties will be paid by Team to Ford under the Supply Agreement. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Budget, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing an opinion as to what the value of the Team Preferred Stock actually will be when issued to Ford pursuant to the Stock Sale (or as to the value of the Team Class A Stock issuable upon conversion of the Team Preferred Stock) or the prices at which such securities will trade or otherwise be transferable subsequent to the Stock Sale.

We have acted as financial advisor to Team in connection with the Stock Sale and will receive a fee for our services, which is contingent upon the consummation of the Stock Sale.

In the past, we have performed certain investment banking services for Team, Budget and Ford, for which services we have received compensation. Credit Suisse First Boston is acting as a lender and lead underwriter or placement agent in connection with Team's financing for the Stock Sale, for which services it will receive compensation.

In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Ford and Team for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Team in connection with its evaluation of the Stock Sale, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed issuance of Team Preferred Stock (or Team Class A Stock issuable upon conversion of the Team Preferred Stock) in connection with the Stock Sale, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy, information statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Team in the Stock Sale is fair to Team from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                       D-2